                                              Filed Pursuant to Rule 424(b)(3)
                                              of the Securities Act of 1933
                                              File No. 33-87864
--------------------------------------------------------------------------------

                        FLEXIBLE PAYMENT GROUP DEFERRED
                               ANNUITY CONTRACTS
--------------------------------------------------------------------------------

                                   ISSUED BY
                     ANCHOR NATIONAL LIFE INSURANCE COMPANY
                               IN CONNECTION WITH
                           VARIABLE SEPARATE ACCOUNT

CORRESPONDENCE ACCOMPANIED                               ALL OTHER CORRESPONDENCE,
BY PAYMENTS                                              ANNUITY SERVICE CENTER:
  P.O. BOX 100330                                        P.O. BOX 54299
  PASADENA, CALIFORNIA 91189-0001                          LOS ANGELES, CALIFORNIA 90054-0299
                                                           TELEPHONE NUMBER: (800) 445-SUN2

     The Contracts offered by this prospectus provide for accumulation of Contract Values and payment of annuity benefits on a fixed and/or variable basis. The Contracts are available for Qualified Plans and Nonqualified Plans (See "Taxes").

     Purchase Payments under the Contracts may be allocated among the Portfolios of the Separate Account, and/or to one or more of the Fixed Account options funded through the Company's General Account. Each of the 22 Portfolios of the Separate Account is invested solely in shares of the Underlying Funds of Anchor Series Trust or SunAmerica Series Trust:

                              ANCHOR SERIES TRUST

    * CAPITAL APPRECIATION PORTFOLIO                  * NATURAL RESOURCES PORTFOLIO
    * GROWTH PORTFOLIO                                * GOVERNMENT AND QUALITY BOND PORTFOLIO

                            SUNAMERICA SERIES TRUST

    * AGGRESSIVE GROWTH PORTFOLIO                     * ASSET ALLOCATION PORTFOLIO
    * INTERNATIONAL DIVERSIFIED EQUITIES PORTFOLIO    * BALANCED/PHOENIX INVESTMENT COUNSEL PORTFOLIO
    * GLOBAL EQUITIES PORTFOLIO                       * SUNAMERICA BALANCED PORTFOLIO
    * PROVIDENT GROWTH PORTFOLIO                      * WORLDWIDE HIGH INCOME PORTFOLIO
    * GROWTH/PHOENIX INVESTMENT COUNSEL PORTFOLIO     * HIGH-YIELD BOND PORTFOLIO
    * ALLIANCE GROWTH PORTFOLIO                       * CORPORATE BOND PORTFOLIO
    * VENTURE VALUE PORTFOLIO                          (FORMERLY THE FIXED INCOME PORTFOLIO)
    * FEDERATED VALUE PORTFOLIO                       * GLOBAL BOND PORTFOLIO
    * GROWTH-INCOME PORTFOLIO                         * CASH MANAGEMENT PORTFOLIO
    * UTILITY PORTFOLIO

     The Fixed Account options pay fixed rates of interest declared by the Company for specified Guarantee Periods from the date amounts are allocated to the Fixed Account. As of the date of this prospectus, one, three, five, seven and ten year options were available in most states. Please contact the Company or the financial representative from whom this prospectus was obtained for information as to currently available guarantee options. Declared interest rates will vary from time to time but will not be less than 3% per annum, and, once established for a particular allocation, will not change during the course of the Guarantee Period. However, withdrawals, transfers or annuitizations from the three, five, seven and ten year Fixed Account options prior to the end of the applicable Guarantee Period(s) will generally result in the imposition of a Market Value Adjustment. (See "Fixed Account Options -- Market Value Adjustment").

     This prospectus concisely sets forth the information a prospective investor ought to know before investing. PLEASE READ THIS PROSPECTUS CAREFULLY AND RETAIN IT FOR YOUR FUTURE REFERENCE. Participants bear the complete investment risk for all Purchase Payments allocated to the Separate Account. With respect to allocations to the Fixed Account, Participants also bear the risk that amounts prematurely withdrawn, transferred or annuitized from, the General Account prior to the end of their respective Guarantee Periods could result in the Participant receiving less than Purchase Payments so allocated.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE CONTRACTS OFFERED BY THIS PROSPECTUS INVOLVE RISK, INCLUDING LOSS OF PRINCIPAL, AND ARE NOT A DEPOSIT OR OBLIGATION OF, OR GUARANTEED OR ENDORSED BY, ANY BANK AND ARE NOT FEDERALLY INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE FEDERAL RESERVE BOARD OR ANY OTHER AGENCY.

     THE CONTRACTS OFFERED BY THIS PROSPECTUS ARE NOT AVAILABLE IN ALL STATES.

     This Prospectus is dated January 28, 1997.

ADDITIONAL INFORMATION:

     The Company has filed registration statements (the "Registration Statements") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, relating to the Contracts offered by this prospectus. This prospectus has been filed as a part of the Registration Statements and does not contain all of the information set forth in the Registration Statements and exhibits thereto, and reference is hereby made to such Registration Statements and exhibits for further information relating to the Company, the Separate Account, and the Contracts. The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports and other information with the Commission. Such reports and other information filed by the Company can be inspected and copied; and copies can be obtained at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, or at the regional offices in Chicago and New York. The addresses of these regional offices are as follows: 500 West Madison Street, Chicago, Illinois 60661, and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material also can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington D.C. 20549, upon payment of the fees prescribed by the rules and regulations of the Commission at prescribed rates.

     A Statement of Additional Information about the variable portion of the Contracts has been filed with the Commission, as part of the Registration Statements, and is incorporated herein by reference. The Statement of Additional Information is available without charge upon written or oral request to the Company at its Annuity Service Center at the address and telephone number given on the prior page. The Table of Contents of the Statement of Additional Information dated January 28, 1997, appears on page 46 of this prospectus.

                               TABLE OF CONTENTS

ITEM                                                                                                 PAGE
                                                                                                     ----
DEFINITIONS........................................................................................     5
SUMMARY............................................................................................     7
FEE TABLES.........................................................................................    10
UNDERLYING FUND EXPENSES...........................................................................    11
EXAMPLES...........................................................................................    12
EXPLANATION OF FEE TABLES AND EXAMPLES.............................................................    12
PERFORMANCE DATA...................................................................................    13
DESCRIPTION OF THE COMPANY, THE SEPARATE ACCOUNT AND THE GENERAL ACCOUNT...........................    13
     Company.......................................................................................    13
     Separate Account..............................................................................    14
     General Account...............................................................................    14
SEPARATE ACCOUNT INVESTMENTS.......................................................................    14
     Underlying Funds..............................................................................    14
       Anchor Trust................................................................................    15
       SunAmerica Trust............................................................................    15
     Voting Rights.................................................................................    17
     Substitution of Securities....................................................................    17
FIXED ACCOUNT OPTIONS..............................................................................    17
     Allocations...................................................................................    17
     Renewals......................................................................................    18
     Market Value Adjustment.......................................................................    18
CONTRACT CHARGES...................................................................................    19
     Mortality and Expense Risk Charge.............................................................    19
     Administrative Charges........................................................................    20
       Contract Administration Charge..............................................................    20
       Transfer Fee................................................................................    20
     Sales Charges.................................................................................    20
       Withdrawal Charge...........................................................................    20
          Free Withdrawals.........................................................................    21
          Nursing Home Waiver......................................................................    21
       Distribution Expense Charge.................................................................    21
     Premium Taxes.................................................................................    22
     Deduction for Separate Account Income Taxes...................................................    22
     Other Expenses................................................................................    22
     Reduction of Charges for Sales to Certain Groups..............................................    22
DESCRIPTION OF THE CONTRACTS.......................................................................    22
     Summary.......................................................................................    22
     Participant...................................................................................    22
     Annuitant.....................................................................................    22
     Modification of the Contract..................................................................    23
     Assignment....................................................................................    23
     Death Benefit.................................................................................    23
     Beneficiary...................................................................................    24
PURCHASES, WITHDRAWALS AND CONTRACT VALUE..........................................................    24
     Minimum Purchase Payment......................................................................    24
     Automatic Payment Plan........................................................................    24
     Automatic Dollar Cost Averaging Program.......................................................    24
     Asset Allocation Rebalancing Program..........................................................    25
     Principal Advantage Program...................................................................    25

ITEM                                                                                                 PAGE
                                                                                                     ----
     Allocation of Purchase Payments...............................................................    25
     Transfer During Accumulation Period...........................................................    26
     Separate Account Accumulation Unit Value......................................................    26
     Fixed Account Accumulation Value..............................................................    27
     Distribution of Contracts.....................................................................    27
     Withdrawals (Redemptions).....................................................................    27
       Systematic Withdrawal Program...............................................................    28
       ERISA Plans.................................................................................    28
       Deferment of Fixed Account Withdrawal Payments..............................................    28
     Minimum Contract Value........................................................................    28
ANNUITY PERIOD.....................................................................................    29
     Annuity Date..................................................................................    29
       Deferment of Payments.......................................................................    29
       Payments to Participant.....................................................................    29
     Allocation of Annuity Payments................................................................    29
     Annuity Options...............................................................................    29
     Other Options.................................................................................    30
     Transfer During Annuity Period................................................................    30
     Death Benefit During Annuity Period...........................................................    31
     Annuity Payments..............................................................................    31
       Initial Monthly Annuity Payment.............................................................    31
       Subsequent Monthly Payments.................................................................    31
ADMINISTRATION.....................................................................................    31
TAXES..............................................................................................    32
     General.......................................................................................    32
     Withholding Tax on Distributions..............................................................    32
     Diversification -- Separate Account Investments...............................................    33
     Ownership Treatment...........................................................................    33
     Multiple Contracts............................................................................    33
     Tax Treatment of Assignments..................................................................    33
     Qualified Plans...............................................................................    33
     Tax Treatment of Withdrawals..................................................................    34
       Qualified Plans.............................................................................    34
       Nonqualified Plans..........................................................................    34
ADDITIONAL INFORMATION ABOUT THE COMPANY...........................................................    35
     Selected Consolidated Financial Data..........................................................    35
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS..............    36
PROPERTIES.........................................................................................    43
DIRECTORS AND EXECUTIVE OFFICERS...................................................................    43
EXECUTIVE COMPENSATION.............................................................................    44
     Security Ownership of Certain Beneficial Owners and Management................................    45
STATE REGULATION...................................................................................    45
CUSTODIAN..........................................................................................    45
LEGAL PROCEEDINGS..................................................................................    46
REGISTRATION STATEMENTS............................................................................    46
INDEPENDENT ACCOUNTANTS............................................................................    46
ADDITIONAL INFORMATION ABOUT THE SEPARATE ACCOUNT..................................................    46
FINANCIAL STATEMENTS...............................................................................    47
APPENDIX A -- CONDENSED FINANCIAL INFORMATION -- ACCUMULATION UNIT VALUES..........................   A-1
APPENDIX B -- WITHDRAWALS, WITHDRAWAL CHARGES AND THE MARKET VALUE ADJUSTMENT......................   B-1
APPENDIX C -- SAMPLE DEATH BENEFIT COMPUTATIONS....................................................   C-1

--------------------------------------------------------------------------------

                                   DEFINITIONS
--------------------------------------------------------------------------------

     The following terms, as used in this prospectus, have the indicated meanings:

ACCUMULATION PERIOD -- The period between the Certificate Date and the Annuity Date; the build-up phase under the Contract.

ACCUMULATION UNIT -- A unit of measurement which the Company uses to calculate Contract Value under the variable portion of the Contracts during the Accumulation Period.

ANNUITANT -- The natural person on whose life the annuity benefits under a Certificate are based.

ANNUITIZATION -- The process by which a Participant converts from the Accumulation Period to the Annuity Period. Upon Annuitization, the Certificate is converted from the build-up phase to the phase during which the Participant or other payee(s) receive periodic annuity payments.

ANNUITY DATE -- The date on which annuity payments are to begin.

ANNUITY PERIOD -- The period starting on the Annuity Date.

ANNUITY UNIT -- A unit of measurement which the Company uses to calculate the amount of Variable Annuity payments during the Annuity Period.

BENEFICIARY(IES) -- The person(s) designated to receive any benefits under a Certificate upon the death of the Annuitant or the Participant.

CERTIFICATE -- A document that describes and evidences a Participant's rights under a group Contract.

CERTIFICATE DATE -- The date a Certificate is issued.

COMPANY -- Anchor National Life Insurance Company, an Arizona corporation.

CONTRACT(S) -- The Flexible Payment Group Deferred Annuity Contracts offered by this prospectus.

CONTRACT VALUE -- The value under a Contract of a Participant's account, equal to the sum of the values of the Participant's interest in the Fixed Account and the Separate Account.

CONTRACT YEAR -- A year starting from the Certificate Date in one calendar year and ending on the Certificate Date in the succeeding calendar year.

CONTRIBUTION YEAR -- With respect to a given Purchase Payment, a year starting from the date of the Purchase Payment in one calendar year and ending on the day before the anniversary of such date in the succeeding calendar years. The Contribution Year in which a Purchase Payment is made is "Contribution Year 0," subsequent Contribution Years are successively numbered beginning with Contribution Year 1.

CURRENT INTEREST RATE -- The interest rate as declared from time to time by the Company to be in effect for allocations to the Fixed Account for a specified Guarantee Period. It is equal to the sum of the subsequent Guarantee Rate and the excess interest rate, if any, declared by the Company for such allocation. The subsequent guarantee rate will not be less than 3% per annum.

DUE PROOF OF DEATH -- (1) A certified copy of a death certificate; or (2) a certified copy of a decree of a court of competent jurisdiction as to the finding of death; or (3) a written statement by a medical doctor who attended the deceased at the time of death; or (4) any other proof satisfactory to the Company.

FIXED ACCOUNT -- Contract Values allocated to the Company's General Account under one or more of the Fixed Account options under the Contract.

FIXED ANNUITY -- A series of payments that are fixed in amount and made during the Annuity Period to a payee under a Certificate.

GENERAL ACCOUNT -- The Company's general investment account which contains all the assets of the Company, with the exception of the Separate Account and other segregated asset accounts.

GUARANTEE PERIOD -- A period during which an allocation to the Fixed Account will earn interest at the Current Interest Rate that was in effect for that period when the allocation was made.

GUARANTEE RATE -- The interest rate in effect for a particular allocation to the Fixed Account for a specified Guarantee Period.

LATEST ANNUITY DATE -- The first day of the month following the 85th birthday of the Annuitant. In the case of Contracts issued in connection with Qualified Plans, the Code generally requires that a minimum distribution be taken by April 1 of the calendar year following the calendar year in which the Participant attains age 70 1/2. Accordingly, the Company may require a Participant in a Qualified Plan to annuitize prior to such date unless the Participant demonstrates the minimum distribution is otherwise being made.

MARKET VALUE ADJUSTMENT -- An adjustment applied to amounts withdrawn, transferred or annuitized from the three, five, seven and ten year Fixed Account options prior to the end of the applicable Guarantee Period(s).

NONQUALIFIED PLAN -- A retirement plan which does not receive favorable tax treatment under Sections 401, 403(b), 408 or 457 of the Internal Revenue Code.

OWNER -- The person(s) having the privileges of ownership defined in the Contracts. Except to the extent restricted by the retirement plan pursuant to which the Contract is issued, the Participant will be the Owner of the Certificate.

PARTICIPANT -- The person entitled to benefits under a Contract as evidenced by a Certificate issued to the Participant.

PORTFOLIO -- A subdivision of the Separate Account invested wholly in shares of one of the investment series of Anchor Series Trust or SunAmerica Series Trust (the "Anchor Trust" or "SunAmerica Trust").

PURCHASE PAYMENTS -- Amounts paid to the Company for the Contract by or on behalf of a Participant.

QUALIFIED PLAN -- A retirement plan which receives favorable tax treatment under Sections 401, 403(b), 408 or 457 of the Internal Revenue Code.

SEPARATE ACCOUNT -- A segregated investment account of the Company entitled "Variable Separate Account."

UNDERLYING FUND(S) -- The underlying series of Anchor Trust or SunAmerica Trust in which the Portfolios invest.

VALUATION DATE -- Each day the New York Stock Exchange is open for business.

VALUATION PERIOD -- The period commencing at the close of normal trading on the New York Stock Exchange ("NYSE") (currently 4:00 p.m. Eastern time) on each Valuation Date and ending at the close of normal trading on the NYSE on the next succeeding Valuation Date.

VARIABLE ANNUITY -- A series of payments made during the Annuity Period to a payee under a Certificate which vary in amount in accordance with the investment experience of the Portfolios to which Contract Values have been allocated.

WITHDRAWAL CHARGE -- The contingent deferred sales charge assessed against certain withdrawals.

--------------------------------------------------------------------------------

                                    SUMMARY
--------------------------------------------------------------------------------

     This summary highlights some of the more important points that you should know and consider before purchasing the Polaris Variable Annuity. The annuity is more fully described elsewhere in the prospectus. Please read the prospectus carefully.

1. THE POLARIS VARIABLE ANNUITY

     The Polaris Variable Annuity is a contract between you and Anchor National Life Insurance Company. It is designed to help you save on a tax-deferred basis and meet long-term financial goals, such as retirement. Tax deferral means all your money, including the amount you would otherwise pay in current income taxes, remains in your Contract to generate more earnings. Your money could grow faster than it would in a comparable taxable investment.

     Polaris offers a diverse selection of money managers and investment options. You may divide your money among any or all of our 22 variable and 5 fixed investment options. The variable investment options offer professionally managed investment choices with goals ranging from capital preservation to aggressive growth. The fixed investment options offer interest rates for specified periods that are guaranteed by Anchor National. More detailed information on the various investment options is described below.

     Like all annuities, the Contract has an Accumulation Period, and if you choose to annuitize, an Annuity Period. During the Accumulation Period, you invest money in your Contract. Your earnings are based on the investment performance of the variable investment options and/or the interest rate earned on the fixed investment options to which your money is allocated. You may withdraw money from your Contract during the Accumulation Period. Amounts withdrawn may be subject to a withdrawal charge depending on the dollar amount and how long the money has been in your Contract. However, as with other tax-deferred investments, you will pay taxes on earnings when you withdraw them. A federal tax penalty may apply if you make withdrawals before age 59 1/2. During the Annuity Period, you will receive monthly payments from your annuity. Your monthly payments may be fixed in dollar amount, vary with investment performance or a combination of both, depending on the annuity option you select. Among other factors, the amount of money you are able to accumulate in your Contract during the Accumulation Period will determine the amount of your payments during the Annuity Period.

2. ANNUITY OPTIONS

     You can select from one of five annuity options: (1) monthly payments for your lifetime; (2) monthly payments for your lifetime and your survivor's lifetime; (3) monthly payments for your lifetime and your survivor's lifetime, but for not less than 120 months; (4) monthly payments for your lifetime, but for not less than 120 or 240 months; and (5) monthly payments for a specified period of 3 to 30 years.

     You will also need to decide if you want your monthly payments to fluctuate with investment performance or remain constant, and the date on which your payments will begin. Once you begin receiving payments, you cannot change your annuity option. If your Contract is Nonqualified, payments during the Annuity Period are considered partly a return of your original investment. The "original investment" part of each payment is not taxable as income. For Qualified Plans, the entire payment is taxable as income.

3. PURCHASING A POLARIS VARIABLE ANNUITY CONTRACT

     You can buy a Contract through your financial representative, who can also help you complete the proper forms. For Nonqualified Plans, the minimum initial investment is $5,000 and subsequent amounts of $500 or more may be added to your Contract at any time during the Accumulation Period. For Qualified Plans, the minimum initial investment is $2,000 and subsequent amounts of $250 or more may be added to your Contract at any time during the Accumulation Period.

4. INVESTMENT OPTIONS

     You may allocate money to the following variable investment options of the Anchor Series Trust and SunAmerica Series Trust:

                              ANCHOR SERIES TRUST
                 MANAGED BY WELLINGTON MANAGEMENT COMPANY, LLP

  - CAPITAL APPRECIATION PORTFOLIO                            - GROWTH PORTFOLIO
  - NATURAL RESOURCES PORTFOLIO                               - GOVERNMENT AND QUALITY BOND PORTFOLIO

                            SUNAMERICA SERIES TRUST

MANAGED BY ALLIANCE CAPITAL MANAGEMENT, L.P.                  MANAGED BY MORGAN STANLEY ASSET MANAGEMENT INC.
  - GLOBAL EQUITIES PORTFOLIO                                 - INTERNATIONAL DIVERSIFIED EQUITIES PORTFOLIO
  - ALLIANCE GROWTH PORTFOLIO                                 - WORLDWIDE HIGH INCOME PORTFOLIO
  - GROWTH-INCOME PORTFOLIO                                   MANAGED BY PHOENIX INVESTMENT COUNSEL, INC.
MANAGED BY DAVIS SELECTED ADVISERS, L.P.                      - GROWTH/PHOENIX INVESTMENT COUNSEL PORTFOLIO
  - VENTURE VALUE PORTFOLIO                                   - BALANCED/PHOENIX INVESTMENT COUNSEL PORTFOLIO
MANAGED BY FEDERATED INVESTORS                                MANAGED BY PROVIDENT INVESTMENT COUNSEL
  - FEDERATED VALUE PORTFOLIO                                 - PROVIDENT GROWTH PORTFOLIO
  - UTILITY PORTFOLIO                                         MANAGED BY SUNAMERICA ASSET MANAGEMENT CORP.
  - CORPORATE BOND PORTFOLIO                                  - AGGRESSIVE GROWTH PORTFOLIO
MANAGED BY GOLDMAN SACHS ASSET MANAGEMENT                     - SUNAMERICA BALANCED PORTFOLIO
  - ASSET ALLOCATION PORTFOLIO                                - HIGH-YIELD BOND PORTFOLIO
  - GLOBAL BOND PORTFOLIO                                     - CASH MANAGEMENT PORTFOLIO

     You may also allocate money to the following fixed investment options: one year, three years, five years, seven years and ten years. The rates for each specified period differ and may vary from time to time but will not be less than 3%. Once established, the rates will not change during the specified period. An adjustment to your Contract (called a "market value adjustment"), which may be negative or positive depending on changes in interest rates, will apply to withdrawals, transfers or annuitizations from the three, five, seven and ten year fixed investment options prior to the end of the selected period.

5. WITHDRAWALS

     Earnings may be withdrawn at any time free of a withdrawal charge. After the first Contract Year, the first withdrawal of a Contract Year will be free of a withdrawal charge if it does not exceed the greater of either: (1) earnings or
(2) 10% of the money on deposit for at least one year and not yet withdrawn. After the first withdrawal of the Contract Year, free withdrawals are limited to earnings in the Contract. Of course, at any time you may withdraw money that is no longer subject to a withdrawal charge.

     Although amounts withdrawn using the 10% provision may reduce principal for the purpose of calculating amounts available for future withdrawals of earnings, they do not reduce the amount of money you contributed for purposes of calculating the withdrawal charge on a full surrender. The minimum withdrawal amount is $1,000.

6. EXPENSES

     Each Contract anniversary, we deduct a $35 contract administration charge from your Contract. This charge is waived if your Contract is at least $50,000 on its anniversary date.

     We also deduct insurance charges annually which total 1.52% of the average daily value of your Contract allocated to the variable Portfolios. The insurance charges include: Mortality and Expense Risk 1.25%; Enhanced Death Benefit .12%; and Distribution Expense .15%. There are also investment charges imposed on Contracts with money allocated to the variable Portfolios which are estimated to range from .62% to 1.59%. If applicable, you may be assessed a state premium tax which ranges from 0% to 3.5% depending upon the state.

     If you withdraw money in excess of the free withdrawal amount described above, a percentage of the amount you withdraw may be assessed a descending withdrawal charge during the first seven Contribution Years (7% - 6% - 5% - 4% - 3% - 2% - 1% - 0%). This charge will be waived for payment of the death benefit and under the provisions of the nursing home waiver, if applicable.

7. TAXES

     Earnings in your Contract are not taxed until you take them out. If money is taken out before age 59 1/2, there may be a 10% tax penalty assessed on the amount that is deemed to be income. In general, if you take money out, earnings are deemed to be taken out first and are taxed as income.

8. DEATH BENEFIT

     In the event you die during the Accumulation Period, your Beneficiary will receive a death benefit. The standard death benefit is the greater of: (1) the value of your Contract or (2) the money you have put in less any withdrawals.

     In addition, where permitted by state law, we will provide an enhanced death benefit. The enhanced death benefit is the greater of: (1) the value of your Contract; (2) the money you have put in less any withdrawals, all compounded at 4% annually (3% if age 70 or older); or (3) the value of your Contract on the seventh Contract anniversary less any withdrawals since the seventh anniversary, all compounded at 4% annually (3% if age 70 or older).

9. OTHER INFORMATION

     Free Look: You may cancel your Contract within 10 days (or longer if required by state law) by mailing it to our Annuity Service Center. Your Contract will be treated as void on the date we receive it and we will pay you an amount equal to the value of your Contract. Its value may be more or less than the money you initially invested. Thus, the investment risk is borne by you during the free look period.

     Principal Advantage Program: This program allows you to obtain growth potential without risking your principal. You decide how much you want to invest and when you would like a return of your principal. We will calculate how much of your initial investment needs to be allocated to the fixed investment option to ensure that this money will grow to the amount of your original investment by the end of the selected period. The rest of your money may then be divided among the variable investment options, offering opportunity for additional growth.

     Asset Allocation Rebalancing: This program will help keep your investment in line with your goals. We will maintain your allocation mix in the variable investment options and the one year fixed investment option by readjusting your money on a quarterly, semiannual or annual basis.

     Systematic Withdrawal Program: You can request to receive either monthly, quarterly, semiannual or annual checks during the Accumulation Phase. Of course, withdrawals are taxable and a 10% federal tax penalty may apply if you are under age 59 1/2. Total withdrawals not subject to a withdrawal charge, including systematic withdrawals, cannot exceed the free withdrawal amount described above.

     Dollar Cost Averaging: This program allows you to invest gradually in the equity and bond portfolios from any of the variable investment options and the one year fixed investment option.

     Automatic Payment Plan: You can add to your Contract directly from your bank account with as little as $20 per month under this plan.

     Quarterly Statements: You will receive a confirmation of each transaction within your Contract. On a quarterly basis, you will receive a complete statement of your transactions over the past quarter and a summary of your account values.

     Nursing Home Waiver: Under certain circumstances and if permitted by state law, we will waive withdrawal charges if you need to access your money while confined to a nursing home.

10. INQUIRIES

     If you have questions about your Contract or need to make changes, call your financial representative or contact us at:

        Anchor National Life Insurance Company
        Annuity Service Center
        P.O. Box 54299
        Los Angeles, California 90054-0299
        Telephone Number: (800) 445-SUN2

     If money accompanies your correspondence, you should direct it to:

        Anchor National Life Insurance Company
        P.O. Box 100330
        Pasadena, California 91189-0001

------------------------------------------------------------------------

                                   FEE TABLES
------------------------------------------------------------------------

                           OWNER TRANSACTION EXPENSES

WITHDRAWAL CHARGE (AS A PERCENTAGE OF PURCHASE PAYMENTS):

                                                    CONTRIBUTION YEAR
      Zero............................................................................................................     7%
      One.............................................................................................................     6%
      Two.............................................................................................................     5%
      Three...........................................................................................................     4%
      Four............................................................................................................     3%
      Five............................................................................................................     2%
      Six.............................................................................................................     1%
      Seven and later.................................................................................................     0%
ANNUAL CONTRACT ADMINISTRATION CHARGE.................................................................................    $35
TRANSFER FEE..........................................................................................................    $25*
      (applies solely to transfers in excess of fifteen in a Contract Year)

---------------

* $10 in Pennsylvania and Texas

The Owner Transaction Expenses apply to the Contract Value allocated to the Fixed Account, as well as the Separate Account.

--------------------------------------------------------------------------------

                        ANNUAL SEPARATE ACCOUNT EXPENSES
                   (AS A PERCENTAGE OF DAILY NET ASSET VALUE)

MORTALITY RISK CHARGE
    Standard..........................................................................................................   0.90%
    Enhanced..........................................................................................................   0.12%
                                                                                                                        ------
        Total.........................................................................................................   1.02%
EXPENSE RISK CHARGE...................................................................................................   0.35%
DISTRIBUTION EXPENSE CHARGE...........................................................................................   0.15%
                                                                                                                        ------
        TOTAL EXPENSE CHARGE..........................................................................................   1.52%
                                                                                                                         =====

--------------------------------------------------------------------------------

                            UNDERLYING FUND EXPENSES
--------------------------------------------------------------------------------

                              ANCHOR SERIES TRUST

             (FUND EXPENSES, AS A PERCENTAGE OF AVERAGE NET ASSETS
         FOR THE TRUST'S TWELVE-MONTH PERIOD ENDED NOVEMBER 30, 1996.)

                                                                                                                    TOTAL
                                                                                        MANAGEMENT       OTHER      ANNUAL
                                                                                            FEE         EXPENSES   EXPENSES
---------------------------------------------------------------------------------------------------------------------------
CAPITAL APPRECIATION................................................................        .67%           .08%       .75%*
---------------------------------------------------------------------------------------------------------------------------
GROWTH..............................................................................        .73%           .08%       .81%*
---------------------------------------------------------------------------------------------------------------------------
NATURAL RESOURCES...................................................................        .75%           .19%       .94%*
---------------------------------------------------------------------------------------------------------------------------
GOVERNMENT & QUALITY BOND...........................................................        .62%           .09%       .71%*
---------------------------------------------------------------------------------------------------------------------------

                            SUNAMERICA SERIES TRUST

             (FUND EXPENSES, AS A PERCENTAGE OF AVERAGE NET ASSETS FOR THE TRUST'S FISCAL YEAR ENDED NOVEMBER 30, 1996.)

                                                                                                                    TOTAL
                                                                                        MANAGEMENT       OTHER      ANNUAL
                                                                                            FEE         EXPENSES   EXPENSES
---------------------------------------------------------------------------------------------------------------------------
AGGRESSIVE GROWTH...................................................................        .75%          .30%       1.05%*
---------------------------------------------------------------------------------------------------------------------------
INTERNATIONAL DIVERSIFIED EQUITIES..................................................       1.00%          .59%       1.59%
---------------------------------------------------------------------------------------------------------------------------
GLOBAL EQUITIES.....................................................................        .80%          .23%       1.03%
---------------------------------------------------------------------------------------------------------------------------
PROVIDENT GROWTH....................................................................        .82%          .08%        .90%
---------------------------------------------------------------------------------------------------------------------------
GROWTH/PHOENIX INVESTMENT COUNSEL...................................................        .66%          .08%        .74%
---------------------------------------------------------------------------------------------------------------------------
ALLIANCE GROWTH.....................................................................        .64%          .07%        .71%
---------------------------------------------------------------------------------------------------------------------------
VENTURE VALUE.......................................................................        .77%          .08%        .85%
---------------------------------------------------------------------------------------------------------------------------
FEDERATED VALUE.....................................................................        .75%          .30%       1.05%*
---------------------------------------------------------------------------------------------------------------------------
GROWTH-INCOME.......................................................................        .64%          .08%        .72%
---------------------------------------------------------------------------------------------------------------------------
UTILITY.............................................................................        .75%          .30%       1.05%*
---------------------------------------------------------------------------------------------------------------------------
ASSET ALLOCATION....................................................................        .65%          .09%        .74%
---------------------------------------------------------------------------------------------------------------------------
BALANCED/PHOENIX INVESTMENT COUNSEL.................................................        .70%          .14%        .84%
---------------------------------------------------------------------------------------------------------------------------
SUNAMERICA BALANCED.................................................................        .70%          .30%       1.00%*
---------------------------------------------------------------------------------------------------------------------------
WORLDWIDE HIGH INCOME...............................................................       1.00%          .18%       1.18%
---------------------------------------------------------------------------------------------------------------------------
HIGH-YIELD BOND.....................................................................        .68%          .09%        .77%
---------------------------------------------------------------------------------------------------------------------------
CORPORATE BOND......................................................................        .70%          .27%        .97%
---------------------------------------------------------------------------------------------------------------------------
GLOBAL BOND.........................................................................        .73%          .16%        .89%
---------------------------------------------------------------------------------------------------------------------------
CASH MANAGEMENT.....................................................................        .54%          .08%        .62%
---------------------------------------------------------------------------------------------------------------------------

For certain Portfolios, the Adviser has voluntarily agreed to waive fees or reimburse expenses, if necessary, to keep annual operating expenses at or below the lesser of the maximum allowable by any applicable state expense limitations or the following percentages of each Portfolio's average net assets: Aggressive Growth (1.05%); Federated Value (1.05%); Utility (1.05%); and SunAmerica Balanced (1.00%). The Adviser also may voluntarily waive or reimburse additional amounts to increase the investment return to a Portfolio's investors. The Adviser may terminate all such waivers and/or reimbursement at any time. Further, effective June 3, 1996, any waivers or reimbursements made by the Adviser with respect to a Portfolio are subject to recoupment from that Portfolio within the following two years, provided that the Portfolio is able to effect such payment to the Adviser and remain in compliance with the foregoing expense limitations.

* Annualized

THE ABOVE EXPENSES FOR THE UNDERLYING FUNDS WERE PROVIDED BY THE TRUSTS. NEITHER THE COMPANY NOR THE SEPARATE ACCOUNT HAVE INDEPENDENTLY VERIFIED THE ACCURACY OF SUCH INFORMATION.

--------------------------------------------------------------------------------

                                    EXAMPLES
--------------------------------------------------------------------------------

                       CONDITIONS
                       An Owner would pay the following expenses on a $1,000
                       investment in each indicated Portfolio assuming 5% annual                        TIME PERIODS
     PORTFOLIO         return on assets:                                                    1 YEAR   3 YEARS   5 YEARS   10 YEARS
---------------------------------------------------------------------------------------------------------------------------------
CAPITAL                (a) upon surrender at the end of the stated time period.       (a)    $ 94     $ 123     $ 155      $267
APPRECIATION           (b) if the Contract WAS NOT surrendered                        (b)    $ 24     $  73     $ 125      $267
---------------------------------------------------------------------------------------------------------------------------------
GROWTH                 SAME                                                           (a)    $ 94     $ 125     $ 158      $273
                                                                                      (b)    $ 24     $  75     $ 128      $273
---------------------------------------------------------------------------------------------------------------------------------
NATURAL RESOURCES      SAME                                                           (a)    $ 96     $ 129     $ 164      $286
                                                                                      (b)    $ 26     $  79     $ 134      $286
---------------------------------------------------------------------------------------------------------------------------------
GOVERNMENT &           SAME                                                           (a)    $ 93     $ 122     $ 153      $263
QUALITY BOND                                                                          (b)    $ 23     $  72     $ 123      $263
---------------------------------------------------------------------------------------------------------------------------------
AGGRESSIVE             SAME                                                           (a)    $ 97     $ 132     $ 170      $297
GROWTH                                                                                (b)    $ 27     $  82     $ 140      $297
---------------------------------------------------------------------------------------------------------------------------------
INTERNATIONAL          SAME                                                           (a)    $102     $ 148     $ 196      $348
DIVERSIFIED                                                                           (b)    $ 32     $  98     $ 166      $348
  EQUITIES
---------------------------------------------------------------------------------------------------------------------------------
GLOBAL                 SAME                                                           (a)    $ 96     $ 131     $ 169      $295
EQUITIES                                                                              (b)    $ 26     $  81     $ 139      $295
---------------------------------------------------------------------------------------------------------------------------------
PROVIDENT              SAME                                                           (a)    $ 95     $ 127     $ 162      $282
GROWTH                                                                                (b)    $ 25     $  77     $ 132      $282
---------------------------------------------------------------------------------------------------------------------------------
GROWTH/PHOENIX         SAME                                                           (a)    $ 94     $ 123     $ 154      $266
INVESTMENT COUNSEL                                                                    (b)    $ 24     $  73     $ 124      $266
---------------------------------------------------------------------------------------------------------------------------------
ALLIANCE               SAME                                                           (a)    $ 93     $ 122     $ 153      $263
GROWTH                                                                                (b)    $ 23     $  72     $ 123      $263
---------------------------------------------------------------------------------------------------------------------------------
VENTURE VALUE          SAME                                                           (a)    $ 95     $ 126     $ 160      $277
                                                                                      (b)    $ 25     $  76     $ 130      $277
---------------------------------------------------------------------------------------------------------------------------------
FEDERATED              SAME                                                           (a)    $ 97     $ 132     $ 170      $297
VALUE                                                                                 (b)    $ 27     $  82     $ 140      $297
---------------------------------------------------------------------------------------------------------------------------------
GROWTH-                SAME                                                           (a)    $ 93     $ 122     $ 153      $264
INCOME                                                                                (b)    $ 23     $  72     $ 123      $264
---------------------------------------------------------------------------------------------------------------------------------
UTILITY                SAME                                                           (a)    $ 97     $ 132     $ 170      $297
                                                                                      (b)    $ 27     $  82     $ 140      $297
---------------------------------------------------------------------------------------------------------------------------------
ASSET                  SAME                                                           (a)    $ 94     $ 123     $ 154      $266
ALLOCATION                                                                            (b)    $ 24     $  73     $ 124      $266
---------------------------------------------------------------------------------------------------------------------------------
BALANCED/PHOENIX       SAME                                                           (a)    $ 95     $ 126     $ 159      $276
INVESTMENT COUNSEL                                                                    (b)    $ 25     $  76     $ 129      $276
---------------------------------------------------------------------------------------------------------------------------------
SUNAMERICA             SAME                                                           (a)    $ 96     $ 130     $ 167      $292
BALANCED                                                                              (b)    $ 26     $  80     $ 137      $292
---------------------------------------------------------------------------------------------------------------------------------
WORLDWIDE HIGH         SAME                                                           (a)    $ 98     $ 136     $ 176      $309
INCOME                                                                                (b)    $ 28     $  86     $ 146      $309
---------------------------------------------------------------------------------------------------------------------------------
HIGH-YIELD             SAME                                                           (a)    $ 94     $ 123     $ 156      $269
BOND                                                                                  (b)    $ 24     $  73     $ 126      $269
---------------------------------------------------------------------------------------------------------------------------------
CORPORATE              SAME                                                           (a)    $ 96     $ 129     $ 166      $289
BOND                                                                                  (b)    $ 26     $  79     $ 136      $289
---------------------------------------------------------------------------------------------------------------------------------
GLOBAL                 SAME                                                           (a)    $ 95     $ 127     $ 162      $282
BOND                                                                                  (b)    $ 25     $  77     $ 132      $282
---------------------------------------------------------------------------------------------------------------------------------
CASH                   SAME                                                           (a)    $ 92     $ 119     $ 148      $254
MANAGEMENT                                                                            (b)    $ 22     $  69     $ 118      $254
---------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                     EXPLANATION OF FEE TABLES AND EXAMPLES
--------------------------------------------------------------------------------

1. The purpose of the foregoing table and examples is to assist an investor in understanding the various costs and expenses that he or she will bear directly or indirectly by investing in the Separate Account. The Owner Transaction Expenses shown under "Fee Tables" are applicable to Contract Value allocated to the Fixed Account as well as to the Separate Account. However, the balance of the Fee Tables apply only to investments in the Separate Account. The Examples reflect expenses of the Separate Account as well as the Underlying Funds. For additional information see "Contract Charges"; see also the sections relating to management of the Underlying Funds in their respective prospectuses. The Examples do not illustrate the tax consequences of surrendering a Contract.

2. The Examples assume that there were no transactions which would result in the imposition of the transfer fee. The amount of the transfer fee is $25 ($10 in Pennsylvania and Texas), except that the first 15 transfers per Contract Year are not subject to a fee. (See "Administrative
    Charges -- Transfer Fee".) Premium taxes are not reflected. (See "Sales Charges -- Premium Taxes"). Transfers from the Fixed Account may be subject to a Market Value Adjustment even if they are not subject to a transfer fee.

3. For purposes of the amounts reported in the Examples, the Contract Administration Charge is reflected by applying a percentage equivalent charge, obtained by dividing the total amount of such charges anticipated to be collected during the year by the total estimated average net assets of the Portfolios and the Fixed Account attributable to the Contracts.

4. NEITHER THE FEE TABLES NOR THE EXAMPLES ARE REPRESENTATIONS OF PAST OR FUTURE EXPENSES. ACTUAL EXPENSES MAY BE GREATER OR LESS THAN THOSE SHOWN.

--------------------------------------------------------------------------------

                                PERFORMANCE DATA
--------------------------------------------------------------------------------

     From time to time the Separate Account may advertise the Cash Management Portfolio's "yield" and "effective yield." Both yield figures are based on historical earnings and are not intended to indicate future performance.

     In addition, the Separate Account may advertise "total return" data for its other Portfolios. Like the yield figures described above, total return figures are based on historical data and are not intended to indicate future performance.

     For periods starting prior to the date the Contracts were first offered to the public, the total return data for the Capital Appreciation, Growth, Natural Resources and the Government and Quality Bond Portfolios of the Separate Account will be derived from the performance of the corresponding Portfolios of Anchor Trust, modified to reflect the charges and expenses as if the Separate Account Portfolio had been in existence since the inception date of each respective Anchor Trust Portfolio. Thus, such performance figures should not be construed to be actual historic performance of the relevant Separate Account Portfolio. Rather, they are intended to indicate the historic performance of the four corresponding Portfolios of Anchor Trust, adjusted to provide direct comparability to the performance of the Portfolios after the date the Contracts were first offered to the public (which will reflect the effect of fees and charges imposed under the Contracts). The Capital Appreciation, Growth, Natural Resources and Government and Quality Bond Portfolios of Anchor Trust have served since their inception as underlying investment media for separate accounts of other insurance companies in connection with variable contracts not having the same fee and charge schedules as those imposed under the Contracts.

     The performance of each Portfolio may also be measured against unmanaged market indices, including but not limited to the Dow Jones Industrial Average, the Standard & Poor's 500, the Russell 1000 Growth Index, the Morgan Stanley Capital International Europe, Austrialia, and Far East Index (EAFE) and the Morgan Stanley Capital International World Index, and may be compared to that of other variable annuities with similar objectives and policies as reported by independent reporting services such as Morningstar, Inc., Lipper Analytical Services, Inc. or Variable Annuity Reporting Data Service. Such performance may not include the effect of any Withdrawal Charges.

     More detailed information on the method used to calculate performance data for the Separate Account is contained in the Statement of Additional Information.

--------------------------------------------------------------------------------

                DESCRIPTION OF THE COMPANY, THE SEPARATE ACCOUNT
                            AND THE GENERAL ACCOUNT
--------------------------------------------------------------------------------

COMPANY

     The Company is a stock life insurance company originally organized under the laws of the state of California in April 1965. On January 1, 1996, the Company redomesticated under the laws of the state of Arizona. Its legal domicile is Arizona and its principal business address is 1 SunAmerica Center, Los Angeles, California 90067-6022. The Company is an indirect wholly owned subsidiary of SunAmerica Inc., a Maryland corporation.

     The Company and its affiliates, SunAmerica Life Insurance Company, First SunAmerica Life Insurance Company, CalFarm Life Insurance Company, SunAmerica Asset Management Corp., Imperial Premium Finance, Inc., Resources Trust Company and three broker-dealers, offer a full line of financial services, including fixed and variable annuities, mutual funds, premium finance, broker-dealer and trust administration services. The Company is admitted to conduct life insurance and annuity business in the District of Columbia and in all states except New York. It intends to market the Contract in most of the jurisdictions in which it is admitted to conduct annuity business. The Contracts offered by this prospectus are issued by the Company and will be funded in the Separate Account as well as the Company's General Account.

     The Company may from time to time publish in advertisements, sales literature and reports to Owners, the ratings and other information assigned to it by one or more independent rating organizations such as A.M. Best Company ("A.M. Best"), Moody's Investors Service, Inc. ("Moody's"), Standard & Poor's Insurance Rating Services ("S&P"), and Duff & Phelps. A.M. Best's and Moody's ratings reflect their current opinion on the relative financial strength and operating performance of an insurance company in comparison to the norms of the life/health insurance industry. S&P and Duff & Phelps provide ratings which measure the claims-paying ability of insurance companies. These ratings are opinions of an operating insurance company's financial capacity to meet the obligations of its insurance policies in accordance with their terms. Claims-paying ability ratings do not refer to an insurer's ability to meet non-policy obligations (i.e., debt/commercial paper). These ratings do not apply to the Separate Account. However, the contractual obligations under the Contracts are the general corporate obligations of the Company.

     For more detailed information about the Company, see "Additional Information About the Company".

SEPARATE ACCOUNT

     Variable Separate Account was originally established by the Company on June 25, 1981, pursuant to the provisions of California law, as a segregated asset account of the Company. In connection with the redomestication of the Company to Arizona, the Separate Account was assumed intact by the Company. The Separate Account meets the definition of a "separate account" under the federal securities laws and is registered with the Commission as a unit investment trust under the Investment Company Act of 1940. This registration does not involve supervision of the management of the Separate Account or the Company by the Commission.

     The assets of the Separate Account are the property of the Company. However, the assets of the Separate Account, equal to its reserves and other contract liabilities, are not chargeable with liabilities arising out of any other business the Company may conduct. Income, gains and losses, whether or not realized, from assets allocated to the Separate Account are credited to or charged against the Separate Account without regard to other income, gains or losses of the Company.

     The Separate Account is divided into Portfolios, with the assets of each Portfolio invested in the shares of one of the Underlying Funds. The Company does not guarantee the investment performance of the Separate Account, its Portfolios or the Underlying Funds. Values allocated to the Separate Account and the amount of Variable Annuity payments will vary with the values of shares of the Underlying Funds, and are also reduced by Contract charges. The Separate Account also funds other contracts issued by the Company, which are accounted for separately from the Contracts.

GENERAL ACCOUNT

     The General Account is made up of all of the general assets of the Company other than those allocated to the Separate Account or any other segregated asset account of the Company. Guarantee Periods of one, three, five, seven and ten years are available through the General Account. A Purchase Payment may be allocated to one or more Guarantee Periods, as elected by the Participant at the time of the establishment of a Participant's account. In addition, all or part of the Participant's Contract Value may be transferred to Guarantee Periods available under the Contract as described under "Purchases, Withdrawals and Contract Value -- Transfer During Accumulation Period" and "Annuity
Period -- Transfer During Annuity Period". Assets supporting amounts allocated to Guarantee Periods become part of the Company's General Account assets and are available to fund the claims of all classes of customers of the Company, as well as of its creditors. Accordingly, all of the Company's assets held in the General Account will be available to fund the Company's obligations under the Contracts as well as such other claims.

     The Company will invest the assets of the General Account in the manner chosen by the Company and allowed by applicable state laws regarding the nature and quality of investments that may be made by life insurance companies and the percentage of their assets that may be committed to any particular type of investment. In general, these laws permit investments, within specified limits and subject to certain qualifications, in federal, state and municipal obligations, corporate bonds, preferred and common stocks, real estate mortgages, real estate and certain other investments.

--------------------------------------------------------------------------------

                          SEPARATE ACCOUNT INVESTMENTS
--------------------------------------------------------------------------------

UNDERLYING FUNDS

     Each of the Portfolios of the Separate Account invests in the shares of one of the following Underlying Funds of Anchor Trust or SunAmerica Trust, which are investment series of open-end management investment companies registered under the Investment Company Act of 1940:

                                  ANCHOR TRUST

        * CAPITAL APPRECIATION PORTFOLIO                      * NATURAL RESOURCES PORTFOLIO
        * GROWTH PORTFOLIO                                    * GOVERNMENT AND QUALITY BOND PORTFOLIO

                                SUNAMERICA TRUST

        * AGGRESSIVE GROWTH PORTFOLIO                         * UTILITY PORTFOLIO
        * INTERNATIONAL DIVERSIFIED EQUITIES PORTFOLIO        * ASSET ALLOCATION PORTFOLIO
        * GLOBAL EQUITIES PORTFOLIO                           * BALANCED/PHOENIX INVESTMENT
        * PROVIDENT GROWTH PORTFOLIO                          COUNSEL PORTFOLIO
        * GROWTH/PHOENIX INVESTMENT                           * SUNAMERICA BALANCED PORTFOLIO
         COUNSEL PORTFOLIO                                    * WORLDWIDE HIGH INCOME PORTFOLIO
        * ALLIANCE GROWTH PORTFOLIO                           * HIGH-YIELD BOND PORTFOLIO
        * VENTURE VALUE PORTFOLIO                             * CORPORATE BOND PORTFOLIO
        * FEDERATED VALUE PORTFOLIO                           * GLOBAL BOND PORTFOLIO
        * GROWTH-INCOME PORTFOLIO                             * CASH MANAGEMENT PORTFOLIO

     ANCHOR TRUST

     Four Portfolios of the Separate Account invest solely in the shares of one of the four currently available Underlying Funds of Anchor Trust. SunAmerica Asset Management Corp. ("SAAMCo") is the investment adviser for Anchor Trust. SAAMCo is an indirect wholly owned subsidiary of SunAmerica Inc. Wellington Management Company, LLP ("Wellington") of Boston, Massachusetts, a professional investment counseling firm, serves as Subadviser to SAAMCo. Wellington is not affiliated with the Company.

     Shares of Anchor Trust are and will be issued and redeemed only in connection with investments in and payments under variable contracts sold by the Company and its affiliate, First SunAmerica Life Insurance Company, as well as two unaffiliated companies, Presidential Life Insurance Company and Phoenix Mutual Life Insurance Company. No disadvantage to Owners is seen to arise from the fact that Anchor Trust offers its shares in this fashion.

     Anchor Trust has Underlying Funds in addition to those identified below. However, none of such other Underlying Funds is available for investment under the Contracts described in this prospectus. The four available Underlying Funds and their investment objectives are:

     CAPITAL APPRECIATION PORTFOLIO seeks long-term capital appreciation. This Underlying Fund invests in growth equity securities which are widely diversified by industry and company and may engage in transactions involving stock index futures and options thereon as a hedge against changes in market conditions.

     GROWTH PORTFOLIO seeks long-term capital appreciation through investment in growth equity securities. This Underlying Fund may engage in transactions involving stock index futures and options thereon as a hedge against changes in market conditions.

     NATURAL RESOURCES PORTFOLIO seeks a total return in excess of the U.S. rate of inflation as represented by the Consumer Price Index. This Underlying Fund invests primarily in equity securities of U.S. or foreign companies which are expected to provide favorable returns in periods of rising inflation.

     GOVERNMENT AND QUALITY BOND PORTFOLIO seeks relatively high current income, liquidity and security of principal. This Underlying Fund invests in obligations issued, guaranteed or insured by the U.S. Government, its agencies or instrumentalities and in corporate debt securities rated Aa or better by Moody's or AA or better by S&P.

     SUNAMERICA TRUST

     Eighteen Portfolios of the Separate Account invest solely in the shares of one of the eighteen currently available Underlying Funds of SunAmerica Trust. SAAMCo serves as investment adviser for all the Underlying Funds of SunAmerica Trust. Alliance Capital Management L.P. serves as Subadviser for the Global Equities, Alliance Growth and Growth-Income Portfolios; Phoenix Investment Counsel, Inc. serves as Subadviser for the Growth/Phoenix Investment Counsel and Balanced/Phoenix Investment Counsel Portfolios; Provident Investment Counsel (an autonomous wholly owned subsidiary of United Asset Management Corporation, a financial services holding company) serves as Subadviser for the Provident Growth Portfolio; Davis Selected Advisers, L.P., serves as Subadviser for the Venture Value Portfolio; Federated Investment Counseling serves as Subadviser for the Corporate Bond, Federated Value and Utility Portfolios; Goldman Sachs Asset Management, a separate division of Goldman, Sachs & Co., serves as Subadviser for the Asset Allocation Portfolio; Goldman Sachs Asset Management International, an affiliate of Goldman, Sachs & Co., serves as Subadviser for the Global Bond Portfolio; and Morgan Stanley Asset Management Inc. serves as Subadviser for the International Diversified Equities and

Worldwide High Income Portfolios. There is no Subadviser for the High-Yield Bond, Aggressive Growth, SunAmerica Balanced and Cash Management Portfolios and SAAMCo therefore performs all investment advisory services for these Portfolios.

     Shares of SunAmerica Trust are and will be issued and redeemed only in connection with investments in and payments under variable contracts sold by the Company and its affiliate, First SunAmerica Life Insurance Company. In the future, however, SunAmerica Trust shares may be used as the underlying investment medium for other variable annuity contracts and for variable life contracts offered by the Company. Neither the Company nor SunAmerica Trust currently foresees any disadvantages to either variable annuity or variable life contract owners arising from such usage.

     The eighteen available Underlying Funds and their investment objectives are:

     AGGRESSIVE GROWTH PORTFOLIO seeks capital appreciation by investing primarily in equity securities of small capitalization growth companies.

     INTERNATIONAL DIVERSIFIED EQUITIES PORTFOLIO seeks long-term capital appreciation by investing in common stocks of foreign issuers in accordance with country weightings as determined by the Subadviser which, in the aggregate, replicate broad country indices.

     GLOBAL EQUITIES PORTFOLIO seeks long-term growth of capital through investment primarily in common stocks or securities of U.S. and foreign issuers with common stock characteristics which demonstrate the potential for appreciation and through transactions in foreign currencies.

     PROVIDENT GROWTH PORTFOLIO
     GROWTH/PHOENIX INVESTMENT COUNSEL PORTFOLIO
     ALLIANCE GROWTH PORTFOLIO

     These three Underlying Funds have the same investment objectives, policies and restrictions and differ only as to subadvisers. The investment objective of each Underlying Fund is to provide long-term growth of capital by investing primarily in common stocks or securities with common stock characteristics which demonstrate the potential for appreciation.

     VENTURE VALUE PORTFOLIO seeks to achieve growth of capital by investing primarily in common stocks.

     FEDERATED VALUE PORTFOLIO seeks growth of capital and income by investing primarily in the securities of high quality companies.

     GROWTH-INCOME PORTFOLIO seeks growth of capital and income by investing primarily in common stocks or securities which demonstrate the potential for appreciation and/or dividends.

     UTILITY PORTFOLIO seeks high current income and moderate capital appreciation by investing primarily in the equity and debt securities of utility companies.

     ASSET ALLOCATION PORTFOLIO seeks high total return (including income and capital gains) consistent with preservation of capital over the long-term through a diversified portfolio that can include common stocks and other securities having common stock characteristics, bonds and other intermediate and long-term fixed-income securities and money market instruments (debt securities maturing in one year or less) in any combination.

     BALANCED/PHOENIX INVESTMENT COUNSEL PORTFOLIO seeks reasonable income, long-term capital growth and conservation of capital by investing primarily in common stocks and fixed income securities, with an emphasis on income-producing securities which appear to have some potential for capital enhancement.

     SUNAMERICA BALANCED PORTFOLIO seeks to conserve principal by maintaining at all times a balanced portfolio of stocks and bonds.

     WORLDWIDE HIGH INCOME PORTFOLIO seeks high current income and, secondarily, capital appreciation, by investing primarily in a portfolio of high-yielding fixed-income securities of issuers located throughout the world.

     HIGH-YIELD BOND PORTFOLIO seeks a high level of current income and secondarily seeks capital appreciation by investing primarily in intermediate and long-term corporate obligations, with emphasis on higher-yielding, higher-risk, lower-rated or unrated securities.

     THE WORLDWIDE HIGH INCOME AND HIGH-YIELD BOND PORTFOLIOS INVEST PREDOMINANTLY IN, AND THE BALANCED/PHOENIX INVESTMENT COUNSEL PORTFOLIO MAY INVEST IN, LOWER-RATED AND UNRATED BONDS. BONDS OF THIS TYPE ARE TYPICALLY SUBJECT TO GREATER MARKET FLUCTUATIONS AND RISK OF LOSS OR INCOME AND PRINCIPAL DUE TO DEFAULT BY THE ISSUER THAN ARE INVESTMENTS IN LOWER-YIELDING, HIGHER-RATED BONDS. SEE THE SUNAMERICA TRUST PROSPECTUS FOR MORE INFORMATION.

     CORPORATE BOND PORTFOLIO seeks a high total return with only moderate price risk by investing primarily in investment grade, fixed-income securities.

     GLOBAL BOND PORTFOLIO seeks a high total return, emphasizing current income and, to a lesser extent, providing opportunities for capital appreciation, through investment in high-quality fixed-income securities of U.S. and foreign issuers and through transactions in foreign currencies.

     CASH MANAGEMENT PORTFOLIO seeks high current yield while preserving capital by investing in a diversified selection of money market instruments.

     There is no assurance that the investment objective of any of the Underlying Funds will be met. Participants bear the complete investment risk for Purchase Payments allocated to a Portfolio. Contract Values will fluctuate in accordance with the investment performance of the Portfolio(s) to which Purchase Payments are allocated, and in accordance with the imposition of the fees and charges assessed under the Contracts.

     DETAILED INFORMATION ABOUT THE UNDERLYING FUNDS IS CONTAINED IN THE ACCOMPANYING CURRENT PROSPECTUSES OF THE ANCHOR TRUST AND THE SUNAMERICA TRUST. AN INVESTOR SHOULD CAREFULLY REVIEW THOSE PROSPECTUSES BEFORE ALLOCATING AMOUNTS TO BE INVESTED IN THE PORTFOLIOS OF THE SEPARATE ACCOUNT.

VOTING RIGHTS

     To the extent required by applicable law, the Company will vote the shares of the Underlying Funds held in the Separate Account at meetings of the shareholders of the Anchor Trust or SunAmerica Trust in accordance with instructions received from persons having the voting interest in the corresponding Portfolios. The Company will vote shares for which it has not received instructions in the same proportion as it votes shares for which it has received instructions. Neither Anchor Trust nor SunAmerica Trust hold regular meetings of shareholders.

     The number of shares which a person has a right to vote will be determined as of a date to be chosen by the Anchor Trust or the SunAmerica Trust not more than 60 days prior to the meeting of the respective Underlying Fund's shareholders. Voting instructions will be solicited by written communication in advance of such meeting. Except as may be limited by the terms of the retirement plan pursuant to which the Contract was issued, the person having such voting rights will be the Participant before the Annuity Date; thereafter the payee entitled to receive payments under the Certificate.

SUBSTITUTION OF SECURITIES

     If the shares of any of the Underlying Funds should no longer be available for investment by the Separate Account or if, in the judgment of the Company's Board of Directors, further investment in the shares of an Underlying Fund is no longer appropriate in view of the purposes of the Contract, the Company may substitute shares of another mutual fund (or series thereof) for Underlying Fund shares already purchased and/or to be purchased in the future by Purchase Payments under the Contract. No such substitution of securities may take place without prior approval of the Commission and under such requirements as the Commission may impose.

--------------------------------------------------------------------------------

                             FIXED ACCOUNT OPTIONS
--------------------------------------------------------------------------------

ALLOCATIONS

     Purchase Payments may also be allocated, and Contract Values in the Separate Account transferred, to one or more of the fixed options available through the Company's General Account. Amounts thus applied will earn interest for one or more of the available Guarantee Periods selected by the Owner, at Guarantee Rates based on the Current Interest Rates set by the

Company for such Guarantee Periods. Current Interest Rates may change from time to time due to changes in market conditions or other factors. However, the Guarantee Rate in effect at the time one of these options is selected will not change for the remainder of the Guarantee Period. THE COMPANY'S OBLIGATION TO PAY INTEREST AT THE GUARANTEE RATE IS NOT AFFECTED BY THE PERFORMANCE OF THE COMPANY'S GENERAL ACCOUNT INVESTMENTS.

     Guarantee Periods are currently available for periods of one, three, five, seven and ten years; not all options are available in all states. An Owner may elect to allocate Purchase Payments to one or more of those Guarantee Periods. Each such allocation (to the extent not withdrawn, transferred or annuitized prior to the end of the Guarantee Period), will earn interest, credited daily, at the annual effective Guarantee Rate established for the Guarantee Period at the time the allocation is made. The Guarantee Rate is based on the Current Interest Rate in effect at the time the allocation is made. The Current Interest Rate applicable to renewals for new Guarantee Periods of amounts already allocated to the Fixed Account, or to transfers from the Separate Account to the Fixed Account, may differ from the Current Interest Rates applicable to Purchase Payments. The Current Interest Rates are set at the sole discretion of the Company. OWNERS BEAR THE RISK THAT CURRENT INTEREST RATES AVAILABLE AT FUTURE TIMES MAY BE MORE OR LESS THAN THOSE CURRENTLY OR INITIALLY AVAILABLE. THEY ALSO BEAR THE RISK THAT SUCH RATES MAY NOT EXCEED THE GUARANTEED MINIMUM RATE OF 3%.

RENEWALS

     Within 30 days after the end of a Guarantee Period, amounts accumulated during that Guarantee Period may be reallocated to the Fixed Account for a new Guarantee Period of the same or of a different duration. If the new Guarantee Period is of the same duration, the amounts will receive the Current Interest Rate in effect for that duration as of the last day of the previous Guarantee Period and the new Guarantee Period will begin the following business day. If the new Guarantee Period is of a different duration and the election is received after the expiration of the Guarantee Period, the amounts will receive the Current Interest Rate described in the previous sentence until such time as the election is received (at which time interest will be credited at the Current Interest Rate then in effect for the new selected Guarantee Period). In that case, the new Guarantee Period will begin on the day that the reallocation is made. Also, during such 30-day period, those amounts may be withdrawn, transferred or annuitized without application of the Market Value Adjustment (See below). However, any such amounts withdrawn may nevertheless be subject to the Withdrawal Charge.

     At the end of a Guarantee Period, the Company will, unless the Participant has elected otherwise, assume reallocation for the same period, unless the new period would expire after the Annuity Date (or, if none has been selected, the Latest Annuity Date). In the latter case, the Company will choose the longest available Guarantee Period that will not extend beyond such date. If the renewal occurs within one year prior to that date, interest will be credited to such Annuity Date at the then Current Interest Rate for a one-year Guarantee Period.

MARKET VALUE ADJUSTMENT

     Contract Value withdrawn, transferred or, prior to the Annuity Date, annuitized from the Fixed Account under the three, five, seven and ten year Fixed Account options described above prior to the expiration of the Guarantee Period (other than withdrawals for the purpose of paying the death benefit upon the death of the Participant, withdrawals from the one year Fixed Account option under the Automatic Dollar Cost Averaging Program or Asset Allocation Rebalancing Program or withdrawals made to pay Contract fees or charges), may be subject to a Market Value Adjustment ("MVA"). The MVA reflects the impact that changing interest rates have on the value of money invested at a fixed interest rate, such as a Guarantee Rate. The MVA may be either positive or negative, and is computed by multiplying the amount withdrawn, transferred or annuitized by the following factor:

                                                 N/12
                        [(1 + I)/(1 + J + 0.005)]     -1

where

     I  is the Guarantee Rate in effect;

     J is the Current Interest Rate available for a period equal to the number of years remaining in the Guarantee Period at the time of withdrawal, transfer or annuitization (fractional years are rounded up to the next full year); and

     N is the number of full months remaining in the Guarantee Period at the time the withdrawal, transfer or annuitization request is processed.

     In general, whether the MVA will operate to increase or decrease the Contract Value upon withdrawal, transfer or annuitization is determined by comparing the Guarantee Rate in effect for that allocation to the Current Interest Rate (as of the date of the transaction) that would apply for a Guarantee Period equal to the number of full or fractional years remaining in the Guarantee Period as of that date. (For purposes of determining the MVA, if the Company does not offer a Guarantee Period of that duration, the applicable Current Interest Rate will be determined by linear interpolation between Current Interest Rates for the nearest two Guarantee Periods that are available). If the Current Interest Rate thus determined plus one-half of one percent is greater than the Guarantee Rate, the MVA will be negative and Contract Value will be decreased. Similarly, if the Current Interest Rate plus one-half of one percent is less than the Guarantee Rate, Contract Value will be increased. If the Current Interest Rate is exactly one-half of one percent less than the Guarantee Rate, the MVA will be zero and Contract Value will not be affected by the MVA.

     The impact of the MVA is more significant the greater is the time remaining in the Guarantee Period at the time of withdrawal, transfer or annuitization. If the MVA is negative, it will be assessed first against any remaining value allocated to the Fixed Account under the affected option; any remaining unsatisfied MVA charge will be applied against the proceeds of the withdrawal, transfer or annuitization. If the MVA is positive, it will be credited to the amount withdrawn, transferred or annuitized. Some examples of how the MVA is computed and its impact on Contract Value appear in Appendix B.

     The Company will not assess a negative MVA for amounts allocated to the one year Fixed Account option. That portion of the Contracts relating to allocations to the one year Fixed Account option is not registered under the Securities Act of 1933 (the "Act") and is therefore not subject to the restriction of the Act. The Fixed Account options, including the one year Fixed Account, are not subject to the provisions of the Investment Company Act of 1940.

--------------------------------------------------------------------------------

                                CONTRACT CHARGES
--------------------------------------------------------------------------------

     As is more fully described below, charges under the Contract offered by this prospectus are assessed in three ways: (1) as deductions for administrative expenses and, if applicable, for premium taxes; (2) as charges against the assets of the Separate Account for the assumption of mortality and expense risks and distribution expense charges; and (3) as Withdrawal Charges (contingent deferred sales charges). In addition, certain deductions are made from the assets of the Underlying Funds for investment management fees and expenses; those fees and expenses are described in the prospectuses for the Anchor Trust and the SunAmerica Trust.

MORTALITY AND EXPENSE RISK CHARGE

     The Company deducts a Mortality and Expense Risk Charge from each Portfolio during each Valuation Period. The aggregate Mortality and Expense Risk Charge is equal, on an annual basis, to 1.37% of the net asset value of each Portfolio (approximately 1.02% is for mortality risks and approximately 0.35% is for expense risks). The Mortality and Expense Risk Charge is assessed during both the Accumulation Period and the Annuity Period; however, it is not applied to Contract Values allocated to the Fixed Account.

     The mortality risks assumed by the Company arise from its contractual obligations: (1) to make annuity payments after the Annuity Date for the life of the Annuitant(s); (2) to waive the Withdrawal Charge in the event of the death of the Participant; and (3) to provide both a standard and an enhanced death benefit prior to the Annuity Date. The portion of the total Mortality and Expense Risk Charge attributable to the Company's providing the first two of those three benefits and providing a standard death benefit is 0.90% annually of net assets; the balance of 0.12% is assessed for providing an enhanced death benefit. A detailed explanation of the standard and enhanced death benefits may be found under "Description of the Contracts -- Death Benefit".

     The expense risk assumed by the Company is that the costs of administering the Contracts and the Separate Account will exceed the amount received from the Contract Administration Charge. (See "Administrative Charges" below). The mortality and expense risk charges are guaranteed by the Company and cannot be increased.

ADMINISTRATIVE CHARGES

     CONTRACT ADMINISTRATION CHARGE

     An annual Contract Administration Charge of $35 is charged against each Certificate. The amount of this charge is guaranteed and cannot be increased by the Company. This charge reimburses the Company for expenses incurred in establishing and maintaining records relating to a Contract. The Contract Administration Charge will be assessed on each anniversary of the Certificate Date that occurs on or prior to the Annuity Date. In the event that a total surrender of Contract Value is made, the Charge will be assessed as of the date of surrender without proration. This Charge is not assessed during the Annuity Period.

     The total Contract Administration Charge is allocated between the Portfolios and the Fixed Account in proportion to the respective Contract Values similarly allocated. The Contract Administration Charge is at cost with no margin included for profit.

     The Company will waive the Contract Administration Charge for any Certificate which has a Contract Value of $50,000 or greater on the anniversary of the Certificate Date. The Company reserves the right to suspend waiver of the Contract Administration Charge at any time and without notice.

     TRANSFER FEE

     In general, a transfer fee of $25 ($10 in Pennsylvania and Texas) is assessed on each transaction effecting transfer(s) from Portfolio(s) to other Portfolio(s), from Portfolio(s) to the Fixed Account, from the Fixed Account to Portfolio(s), and from one Guarantee Period to another within the Fixed Account prior to the end of a Guarantee Period. However, the first fifteen such transactions effecting transfer(s) in any Contract Year are permitted without the imposition of the transfer fee, which will be assessed on the sixteenth and each subsequent transaction within the Contract Year.

     This fee will be deducted from Contract Values which remain in the Portfolio(s) (or, where applicable, the Fixed Account) from which the transfer was made. If such remaining Contract Value is insufficient to pay the transfer fee, then the fee will be deducted from transferred Contract Values. The transfer fee is at cost with no margin included for profit.

SALES CHARGES

     WITHDRAWAL CHARGE

     Federal tax law places a number of constraints on withdrawals from annuity contracts. Subject to those limitations, the Contract Value may be withdrawn at any time during the Accumulation Period. Owners should consult their own tax counsel or other tax advisers regarding any withdrawals. (See "Taxes -- Tax Treatment of Withdrawals".)

     A contingent deferred sales charge, which is referred to as the Withdrawal Charge, may be imposed upon certain withdrawals. Withdrawal Charges will vary in amount depending upon the Contribution Year of the Purchase Payment at the time of withdrawal in accordance with the Withdrawal Charge table shown below.

                            WITHDRAWAL CHARGE TABLE

                                                                                APPLICABLE WITHDRAWAL
                                  CONTRIBUTION YEAR                               CHARGE PERCENTAGE
        ----------------------------------------------------------------------  ---------------------
        Zero..................................................................            7%
        First.................................................................            6%
        Second................................................................            5%
        Third.................................................................            4%
        Fourth................................................................            3%
        Fifth.................................................................            2%
        Sixth.................................................................            1%
        Seventh and later.....................................................            0%

     The Withdrawal Charge is deducted from remaining Contract Value so that the actual reduction in Contract Value as a result of the withdrawal will be greater than the withdrawal amount requested and paid. For purposes of determining the Withdrawal Charge, withdrawals will be allocated first to investment income, if any (which may generally be withdrawn free of Withdrawal Charge), and then to Purchase Payments on a first-in, first-out basis so that all withdrawals are allocated to Purchase Payments to which the lowest (if any) Withdrawal Charge applies.

     If the withdrawal request does not specify from which Portfolio(s) or Guarantee Amount(s) the withdrawal is to be made, the request will be processed by reducing the Contract Values in each category in proportion to their allocations. Therefore, FAILURE TO SPECIFY AN ALLOCATION MAY RESULT IN THE IMPOSITION OF A MARKET VALUE ADJUSTMENT IN CASES WHERE AMOUNTS ARE ALLOCATED TO THE FIXED ACCOUNT.

     For examples of how the Withdrawal Charge is applied, see Appendix B.

     The amounts obtained from the Withdrawal Charge will be used to pay sales commissions and other promotional or distribution expenses associated with the marketing of the Contracts. To the extent that the Withdrawal Charge is insufficient to cover all sales commissions and other promotional or distribution expenses, the Company may use any of its corporate assets, including potential profit which may arise from the Mortality and Expense Risk Charge and the Distribution Expense Charge, to make up any difference.

          FREE WITHDRAWALS

     Purchase Payments that are no longer subject to the Withdrawal Charge (and not previously withdrawn), plus earnings in the Participant's account, may be withdrawn free of Withdrawal Charges at any time.

     In addition, for the first withdrawal during a Contract Year after the first Contract Year, no Withdrawal Charge is applied to that part of the withdrawal which does not exceed the greater of (a) earnings in the Contract or
(b) 10% of Purchase Payments made more than one year prior to the date of withdrawal that remain subject to the Withdrawal Charge and that have not previously been withdrawn. Participants may take their 10% free withdrawal of Purchase Payments (or an amount up to 10%) pursuant to the Systematic Withdrawal Program. (See "Purchases, Withdrawals and Contract Value -- Withdrawals (Redemptions) -- Systematic Withdrawal Program".) The portion of a free withdrawal which exceeds the sum of earnings in a Participant's account and premiums which are both no longer subject to a Withdrawal Charge and not yet withdrawn, is assumed to be a withdrawal against future earnings. Although amounts withdrawn free of a Withdrawal Charge reduce principal in a Contract for the purpose of calculating amounts available for future withdrawal of earnings, they do not reduce Purchase Payments for purposes of calculating the Withdrawal Charge. As a result, a Participant will not receive the benefit of a free withdrawal in a full surrender.

     The Company will waive the Withdrawal Charge on any withdrawal necessary to satisfy the minimum distribution requirements of the Code or upon payment of a death benefit. Where legally permitted, the Withdrawal Charge may be eliminated when a Certificate is issued to an officer, director or employee of the Company or its affiliates or to a trustee of one of the Underlying Funds.

          NURSING HOME WAIVER

     For Certificates issued with an appropriate endorsement, if the Owner is confined to a nursing care facility (as defined in the endorsement) for sixty
(60) consecutive days or longer, the Company will waive the Withdrawal Charge and/or Market Value Adjustment on certain withdrawals prior to the Annuity Date. Such confinement must begin after the Certificate Date and the Company must receive satisfactory written evidence of such confinement. The Company will waive the Withdrawal Charge and/or Market Value Adjustment under the endorsement only for withdrawals made during such confinement or within ninety (90) days after the confinement ends. The endorsement will not be available in all states. Participants should contact the Company or the financial representative from which this prospectus was obtained as to the availability of this endorsement.

     DISTRIBUTION EXPENSE CHARGE

     The Company deducts a Distribution Expense Charge from each Portfolio during each Valuation Period which is equal, on an annual basis, to 0.15% of the net asset value of the Portfolio. This charge is designed to compensate the Company for assuming the risk that the cost of distributing the Contracts will exceed the revenues from the Withdrawal Charge. The Commission considers the Distribution Expense Charge to constitute a sales charge for purposes of the Investment Company Act of 1940. In no event will this charge be increased. Moreover, the sum of all Withdrawal Charges described above and the Distribution Expense Charges assessed will at no time exceed 9% of all Purchase Payments previously made. The Distribution

Expense Charge is assessed during both the Accumulation Period and the Annuity Period; however, it is not applied to Contract Values allocated to the Fixed Account.

PREMIUM TAXES

     Premium taxes or other taxes payable to a state or other governmental entity will be charged against the Contract Values. Some states assess premium taxes at the time Purchase Payments are made; others assess premium taxes at the time of surrender or when annuity payments begin. The Company currently intends to deduct premium taxes at the time of surrender, upon death of the Participant or upon annuitization; however, it reserves the right to deduct any premium taxes when incurred. Premium taxes generally range from 0% to 3.5%.

DEDUCTION FOR SEPARATE ACCOUNT INCOME TAXES

     While the Company is not currently maintaining a provision for taxes, the Company has reserved the right to establish such a provision for taxes in the future if it determines, in its sole discretion, that it will incur a tax as a result of the operation of the Separate Account. The Company will deduct for any taxes incurred by it as a result of the operation of the Separate Account whether or not there was a provision for taxes and whether or not it was sufficient. (See "Taxes".)

OTHER EXPENSES

     The charges and expenses applicable to the various Underlying Funds are borne indirectly by Participants having Contract Values allocated to the Portfolios that invest in the respective Underlying Funds. For a summary of current estimates of those charges and expenses, see "Underlying Fund Expenses". For more detailed information about those charges and expenses, please refer to the prospectus for either Anchor Trust or SunAmerica Trust, as appropriate.

REDUCTION OF CHARGES FOR SALES TO CERTAIN GROUPS

     The Company may reduce the sales and administrative charges on Contracts sold to certain groups of individuals, or to a trustee, employer or other entity representing a group, where it is expected that such sales will result in savings of sales or administrative expenses. The Company determines the eligibility of groups for such reduced charges, and the amount of such reductions for particular groups, by considering the following factors: (1) the size of the group; (2) the total amount of Purchase Payments expected to be received from the group; (3) the nature of the group for which the Contracts are purchased, and the persistency expected in that group; (4) the purpose for which the Contracts are purchased and whether that purpose makes it likely that expenses will be reduced; and (5) any other circumstances which the Company believes to be relevant to determining whether reduced sales or administrative expenses may be expected. None of the reductions in charges for group sales is contractually guaranteed. Such reductions may be withdrawn or modified by the Company on a uniform basis. The Company's reductions in charges for group sales will not be unfairly discriminatory to the interests of any Owners.

--------------------------------------------------------------------------------

                          DESCRIPTION OF THE CONTRACTS
--------------------------------------------------------------------------------

SUMMARY

     The Contracts provide for the accumulation of Contract Values during the Accumulation Period. (See "Purchases, Withdrawals and Contract Value"). Upon Annuitization, benefits are payable under the Contracts in the form of an annuity, either for the life of the Annuitant or for a fixed number of years. (See "Annuity Period -- Annuity Options".)

PARTICIPANT

     The Participant is the person normally entitled to exercise all rights of ownership under the Contracts. The Participant is also the person entitled to receive benefits under the Contract, although the Participant may, subject to limitations in the case of Qualified Plans, designate an alternative payee.

ANNUITANT

     The Annuitant is the person on whose life annuity payments under a Certificate depend. The Participant may change the designated Annuitant at any time prior to the Annuity Date. In the case of a Certificate issued in connection with a plan qualified under Section 403(b) or 408 of the Code, the Participant is the Annuitant. The Participant may also designate a second person on whose life, together with that of the Annuitant, annuity payments depend. In the case of Qualified Plans, the designated second person is generally required to be the Participant's spouse if the Participant is married. In the event an Annuitant dies prior to the Annuity Date, the Participant must notify the Company and designate a new Annuitant. The Participant must attest to the Annuitant being alive before the Company will annuitize a Contract.

MODIFICATION OF THE CONTRACT

     Only the Company's President, a Vice President or Secretary may approve a change or waive any provisions of the Contract. Any change or waiver must be in writing. No agent has the authority to change or waive the provisions of the Contract.

     The Company reserves the right to change the terms of the Contract as may be necessary to comply with changes in applicable law.

ASSIGNMENT

     Contracts issued pursuant to Nonqualified Plans that are not subject to Title 1 of the Employee Retirement Income Security Act of 1974 ("ERISA") may be assigned by the Owner at any time during the lifetime of the Annuitant prior to the Annuity Date. The Company will not be bound by any assignment until written notice is received by the Company at its Annuity Service Center. The Company is not responsible for the validity, or tax or other legal consequences of any assignment. An assignment will not affect any payments the Company may make or actions it may take before it receives notice of the assignment.

     If the Contract is issued pursuant to a Qualified Plan (or a Nonqualified Plan that is subject to Title 1 of ERISA), it may not be assigned, pledged or otherwise transferred except under such conditions as may be allowed under applicable law.

     BECAUSE AN ASSIGNMENT MAY BE A TAXABLE EVENT, CONTRACT OWNERS SHOULD CONSULT COMPETENT TAX ADVISERS SHOULD THEY WISH TO ASSIGN THEIR CONTRACTS.

DEATH BENEFIT

     If the Participant dies during the Accumulation Period, a Death Benefit will be payable to the Beneficiary upon receipt by the Company of Due Proof of Death of the Participant. Provided the Beneficiary provides a written election to the Company within 60 days of the Company's receipt of Due Proof of Death of the Participant, the Beneficiary may alternatively elect to (i) receive the Death Benefit in a lump sum payment, (ii) receive the Death Benefit in the form of one of the annuity options (over the life of the Beneficiary or over a period not extending beyond the life expectancy of the Beneficiary), with payments commencing within one year of the Participant's death, (iii) elect to continue the Contract and receive the entire Contract Value (adjusted for any applicable Withdrawal Charge and Market Value Adjustment) within 5 years after the Participant's death, or (iv) if the Participant was the Beneficiary's spouse, elect to continue the Contract in force. If no option is selected within 60 days of the Company's receipt of Due Proof of Death of the Participant, the Company will pay the Death Benefit in a single lump sum to the Beneficiary.

     The standard Death Benefit is equal to the greater of:

          (1) the Contract Value at the end of the Valuation Period during which Due Proof of Death and an election of the type of payment to the Beneficiary is received by the Company, at its Annuity Service Center; or

          (2) the total dollar amount of Purchase Payments made prior to the death of the Participant, minus the sum of:

             (a) the total amount of any partial withdrawals and/or partial annuitizations; and

             (b) premium taxes incurred.

     In addition, where permitted under state law, the Company will provide an enhanced Death Benefit. The enhanced Death Benefit, which is currently available in all states, is determined by (A) recomputing the standard Death Benefit by accumulating all amounts under (2) above annually at 4% (3% if the Participant was age 70 or older on the Certificate Date) to the date of death, and (B) paying the greater of the amount so determined and the following amount, which is deemed to be $0 if the Participant dies prior to the seventh Contract Anniversary:

     The Contract Value at the seventh Certificate anniversary, plus any Purchase Payments made since that anniversary and before the death of the Participant, minus the sum of:

             (a) the total amount of partial withdrawals and/or partial annuitizations since such seventh anniversary; and

             (b) premium taxes incurred since the seventh anniversary,

     all accumulated annually at 4% (3% if the Participant was age 70 or older on the Certificate Date) to the date of death.

NOTE: The portion of the Mortality and Expense Risk Charge attributable to the enhanced Death Benefit (0.12%) will be assessed against Separate Account allocations pursuant to all Contracts issued, whether or not applicable state law permits the Contract to offer the enhanced Death Benefit. Therefore, purchasers of Contracts in states where the enhanced Death Benefit is not permitted (currently none) and who allocate Contract Value to the Separate Account will be paying for a benefit they will not receive. The standard Death Benefit is available in all states.

     For an example of how the enhanced Death Benefit is computed, see Appendix
C.

BENEFICIARY

     The Participant may designate the Beneficiary(ies) to receive any amount payable on death. The original Beneficiary(ies) will be named in the application. Unless an irrevocable Beneficiary(ies) designation was previously filed, the Participant may change the Beneficiary(ies) by written request delivered to the Company at its Annuity Service Center or by completing a Change of Beneficiary Form provided by the Company. Any change will take effect when recorded by the Company. The Company is not liable for any payment made or action taken before it records the change.


--------------------------------------------------------------------------------

                   PURCHASES, WITHDRAWALS AND CONTRACT VALUE
--------------------------------------------------------------------------------

MINIMUM PURCHASE PAYMENT

     The minimum initial Purchase Payment for Contracts issued pursuant to a Nonqualified Plan is $5,000 and the maximum is $1,000,000. Subsequent Purchase Payments may be made in amounts of $500 or more ($20 or more if made in connection with an Automatic Payment Plan, described below). The minimum initial Purchase Payment for a Contract issued pursuant to a Qualified Plan is $2,000 and the maximum is $1,000,000. Subsequent Purchase Payments may be made in amounts of $250 or more ($20 or more if made in connection with an Automatic Payment Plan, described below). The Company reserves the right to refuse any Purchase Payment at any time. Generally, the Company will not issue a Certificate under a Nonqualified Plan to a Participant who is age 80 or older or under a Qualified Plan to a Participant who is age 70 1/2 or older.

AUTOMATIC PAYMENT PLAN

     Participants utilizing automatic bank drafts through the Company's Automatic Payment Plan may make scheduled subsequent Purchase Payments of $20 or more per month. An enrollment form for this program is available through the Company's Annuity Service Center.

AUTOMATIC DOLLAR COST AVERAGING PROGRAM

     Owners who wish to purchase units of the Portfolios over a period of time may be able to do so through the Automatic Dollar Cost Averaging ("DCA") Program. Under the DCA Program, the Owner may authorize the automatic transfer of a fixed dollar amount ($100 minimum) of his or her choice at monthly, quarterly, semi-annual or annual intervals from a source account to one or more of the Portfolios (other than the source account) at the unit values determined on the dates of the transfers. Currently, all Portfolios and the one year Fixed Account option are available as source accounts; however, the Owner must elect to have the transfers made exclusively from one source account. The theory of dollar cost averaging is that, if purchases are made at fluctuating prices, this will have the effect of reducing the aggregate average cost per unit to less than the average of the unit prices on the same purchase dates. However, participation in the DCA Program does not assure the Owner of a greater profit from his or her purchases; nor will it prevent or necessarily alleviate losses in a declining market.

     Another option under the DCA Program is the periodic transfer of a selected percentage of the value of the source account to one of the Portfolios (other than the source account). A third option is to transfer the entire Contract Value in the source account in a stated number of transfers as selected by the Participant.

     An Owner may elect to increase, decrease or change the frequency or amount of Purchase Payments under the DCA Program. The application and any Purchase Payments should be sent to the Company at its Annuity Service Center. The Company reserves the right to modify, suspend or terminate the DCA Program at any time.

ASSET ALLOCATION REBALANCING PROGRAM

     Owners may participate in the Asset Allocation Rebalancing ("AAR") Program pursuant to which Owners authorize the Company to automatically transfer their Contract Value on a periodic basis to maintain a particular percentage allocation among the Portfolios or the one year Fixed Account option as selected by the Owner. Since the Contract Value allocated to each Portfolio will grow or decline at different rates depending on the investment experience of the Portfolio, AAR automatically reallocates the Contract Value in the Portfolios and the one year Fixed Account option to the allocation selected by the Owner. One theory behind this type of reallocation is that it may help an Owner purchase Accumulation Units low and sell Accumulation Units high. However, participation in AAR does not assure the Owner of a greater profit from his or her purchases nor will it prevent or necessarily alleviate losses in a declining market.

     An Owner may select that rebalancing occur on a quarterly, semiannual or annual basis. Contract Value reallocation will occur on the last business day before the selected period ends. If an Owner elects to participate in AAR, the entire Contract Value must be included in the program, except for allocations to the three, five, seven and ten year Fixed Account options. Amounts transferred under AAR are not counted against the 15 free transfers per Contract Year or subject to any transfer charge or Market Value Adjustment. Owners may participate in AAR by completing an Asset Allocation Rebalancing Authorization Form or by calling the Company at its Annuity Service Center. On the application or form, as appropriate, the Owner must select the Portfolios or one year Fixed Account option, the percentage of Contract Value to be allocated to each under the program and the frequency of rebalancing. Owners may modify their allocations or terminate participation in the program by completing an Asset Allocation Rebalancing Authorization Form and indicating the appropriate instructions. The Company reserves the right to modify, suspend or terminate AAR at any time.

PRINCIPAL ADVANTAGE PROGRAM

     Owners may participate in the Principal Advantage Program pursuant to which the Owner's Purchase Payment is divided between one or more of the Fixed Account options and one or more of the Portfolios. While the Owner selects the Fixed Account options and the Portfolio(s), the Principal Advantage Program determines the portion of Purchase Payments allocated to each. When determined in accordance with the Principal Advantage Program, the portion allocated to the Fixed Account option(s) will be guaranteed by the Company to grow to equal the full amount of the Purchase Payment over an established period of time. The remaining portion of Purchase Payment is then invested in the Portfolios, where it has the potential to achieve greater growth.

     An Owner may elect to participate in the Principal Advantage Program (1) at the time of initial purchase, by completing the instructions on the Contract application and requesting it in the "Special Instructions" section of the application or (2) at the time of a subsequent purchase or by reallocation of the existing Contract Value, by contacting the Company or the financial representative from whom this prospectus was obtained. The Company reserves the right to modify, suspend or terminate the Principal Advantage Program at any time.

ALLOCATION OF PURCHASE PAYMENTS

     Purchase Payments are allocated to the Fixed Account and/or the Portfolio(s) selected by the Owner. Owners making initial Purchase Payments should specify their allocations on the application for a Contract. If the application is in good order, the Company will apply the initial Purchase Payment to the Fixed Account and/or the Portfolio(s), as selected, and credit the Contract with Accumulation Units within two business days of receipt at the Company's address for correspondence accompanied by payments. The number of Accumulation Units in a Portfolio attributable to a Purchase Payment is determined by dividing that portion of the Purchase Payment which is allocated to the Portfolio by that Portfolio's Accumulation Unit value as of the end of the Valuation Period when the allocation occurs.

     IF THE APPLICATION DOES NOT SPECIFY AN ALLOCATION, THE APPLICATION IS NOT IN GOOD ORDER. If the application for a Contract or Certificate is not in good order for this or any other reason, the Company will attempt to rectify it within five business days of its receipt at the Company's address for correspondence accompanied by payments. The Company will credit the initial Purchase Payment within two business days after the application has been rectified. Unless the prospective Owner consents otherwise, the application and the initial Purchase Payment will be returned if the application cannot be put in good order within five business days of such receipt.

     Just like Owners making initial Purchase Payments, Owners making subsequent Purchase Payments should specify how they want their payments allocated. OTHERWISE, THE COMPANY WILL AUTOMATICALLY PROCESS THE PURCHASE PAYMENT BASED ON THE PREVIOUS ALLOCATION.

TRANSFER DURING ACCUMULATION PERIOD

     During the Accumulation Period, the Owner, or his or her agent, may transfer Contract Values among Portfolios and/or the Fixed Account. Owners may authorize telephone transfers by written request delivered to the Company at its Annuity Service Center, if applicable law permits. The Company has in place procedures which are designed to provide reasonable assurance that telephone authorizations are genuine, including tape recording of telephone communications and requesting identifying information. Accordingly, the Company and its affiliates disclaim all liability for any claim, loss or expense resulting from any alleged error or mistake in connection with a telephone transfer which was not properly authorized by the Owner. However, if the Company fails to employ reasonable procedures to ensure that all telephone transfers are properly authorized, the Company may be held liable for such losses. Telephone calls authorizing transfers must be completed by 4:00 p.m. Eastern time on a Valuation Date in order to be effected at the price determined on such date. Transfer authorizations which are received after 4:00 p.m. Eastern time will be processed as of the next Valuation Date. The Company reserves the right to modify or discontinue at any time and without notice the use of telephone transfers and acceptance of transfer instructions from someone other than the Owner. This transfer privilege may be suspended, modified or terminated at any time without notice.

     The minimum partial transfer amount is $100. Also, no partial transfer may be made if the value of the Participant's interest in the Portfolio from which a transfer is being made (or the remaining Guarantee Amount, where applicable) would be less than $100 after the transfer. These dollar amounts are subject to change at the Company's option. The Company may waive the minimum partial transfer amount in connection with preauthorized automatic transfer programs.

     Both prior to and after the Annuity Date, Contract Values may be transferred from the Separate Account to the Fixed Account. Any amounts allocated or transferred to the Fixed Account may, however, be transferred from the Fixed Account to the Separate Account only prior to the Annuity Date.

     Transfers may be made within the Fixed Account prior to the expiration date of one or more Guarantee Periods, by electing to have the respective Guarantee Amount(s) applied to newly established Guarantee Periods. Such transfers are counted against the 15 transfer allowance on free transfers. In addition, such transfers are generally subject to a Market Value Adjustment.

SEPARATE ACCOUNT ACCUMULATION UNIT VALUE

     On each day that the New York Stock Exchange is open for business, a separate Accumulation Unit value is determined for each Portfolio. If the Company elects or is required to assess a charge for taxes, a separate Accumulation Unit value may be calculated for Contracts issued in connection with Nonqualified and Qualified Plans, respectively, within each account.

     The Accumulation Unit value for each Portfolio will vary with the price of a share in the Underlying Fund and in accordance with the Mortality and Expense Risk Charge, Distribution Expense Charge, and any provision for taxes. Assessments of Withdrawal Charges, transfer fees and Contract Administration Charges are made separately for each Certificate. They are effected by redemption of Accumulation Units and do not affect Accumulation Unit value.

     The Accumulation Unit value of a Portfolio for any Valuation Period is calculated by subtracting (2) from (1) and dividing the result by (3) where:

          (1) is the total value at the end of the Valuation Period of the assets attributable to the Accumulation Units of the Portfolio minus liabilities;

          (2) is the cumulative unpaid charge for the assumption of mortality and expense risks and for the distribution expense; and

          (3) is the number of Accumulation Units outstanding at the end of the Valuation Period.

FIXED ACCOUNT ACCUMULATION VALUE

     The accumulation value of the fixed portion of a Participant's account at any Valuation Date is equal to the sum of the values of all amounts allocated to the Fixed Account that have been credited to the Participant's account up to and including that date. The amount reflects interest accumulated to the Valuation Date at the applicable Guarantee Rate, compounded annually, less withdrawals.

DISTRIBUTION OF CONTRACTS

     Contracts are sold by registered representatives of broker-dealers who are licensed insurance agents of the Company, either individually or through an incorporated insurance agency. Commissions on initial Purchase Payments paid to registered representatives may vary, but are not anticipated to exceed 7.25% of any Purchase Payment (including any promotional sales incentives). In addition, under certain circumstances and in exchange for lower initial commission, certain sellers of the Contracts may be paid persistency bonuses which will take into account, among other things, the length of time Purchase Payments have been held under a Contract, and Contract Values. A persistency bonus is not anticipated to exceed 1.00%, on an annual basis, of the Contract Values considered in connection with the bonus. All such commissions, incentives and bonuses are paid by the Company.

     SunAmerica Capital Services, Inc., located at 733 Third Avenue, 4th Floor, New York, New York, 10017, serves as distributor of the Contracts. SunAmerica Capital Services, Inc., an indirect wholly owned subsidiary of the Company, is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended, and is a member of the National Association of Securities Dealers, Inc.

WITHDRAWALS (REDEMPTIONS)

     Except as explained below, a Participant may redeem a Certificate for all or a portion of its Contract Value during the Accumulation Period. Withdrawal Charges may be applicable, however, which would reduce the Contract Value upon redemption. A Market Value Adjustment may also be applied, in the case of redemptions from the Fixed Account, which would also affect Contract Value. (See "Contract Charges -- Sales Charges -- Withdrawal Charge" and "Fixed Account Options -- Market Value Adjustment".)

     Withdrawals and distributions from Contracts issued in connection with certain Qualified Plans may be subject to a mandatory 20% withholding requirement. (See "Taxes -- Withholding Tax on Distributions".)

     Withdrawals of amounts attributable to contributions made pursuant to a salary reduction agreement (in accordance with Section 403(b)(11) of the Code) are limited to circumstances only: when the Participant attains age 59 1/2, separates from service, dies, becomes disabled (within the meaning of Section 72(m)(7) of the Code), or in the case of hardship. Withdrawals for hardship are restricted to the portion of the Contract Value which represents contributions made by the Participant and does not include any investment results. These limitations on withdrawals apply to: (1) salary reduction contributions made after December 31, 1988; (2) income attributable to such contributions; and (3) income attributable to amounts held as of December 31, 1988. The limitations on withdrawals do not affect rollovers or exchanges between certain Qualified Plans. Tax penalties may also apply. While the foregoing limitations only apply to certain Contracts issued in connection with Section 403(b) Qualified Plans, all Owners should seek competent tax advice regarding any withdrawals or distributions. (See "Taxes".)

     Except in connection with a Systematic Withdrawal Program, described below, the minimum partial withdrawal amount is $1,000, or, if less, the Participant's entire interest in the Portfolio or Fixed Account option from which a withdrawal is requested. The Participant's interest in the Portfolio or Fixed Account option from which the withdrawal is requested must be at least $100 after the withdrawal is completed if anything is left in that Portfolio or Fixed Account allocation.

     A written withdrawal request or Systematic Withdrawal Program enrollment form, as the case may be, must be sent to the Company at its Annuity Service Center. The required program form will not be in good order unless it includes the Participant's Tax I.D. Number (e.g., Social Security Number) and provides instructions regarding withholding of income taxes. The Company provides the required forms.

     If the request is for total withdrawal, the Certificate, or a Lost Certificate Affidavit (which may be obtained by calling the Company at its Annuity Service Center), must be submitted as well. The withdrawal value is determined on the basis of the Contract Values next computed following receipt of a request in proper order. The withdrawal value will normally be paid within seven days after the day a proper request is received by the Company. However, the Company may suspend the right of withdrawal from the Separate Account or delay payment for such withdrawal more than seven days: (1) during any period when the New York Stock Exchange ("NYSE") is closed (other than customary weekend and holiday closings); (2) when trading on the NYSE is restricted or an emergency exists as determined by the Commission so that disposal of the Separate Account's investments or determination of Accumulation Unit value is not reasonably practicable; or (3) for such other periods as the Commission, by order, may permit for protection of Owners.

     SYSTEMATIC WITHDRAWAL PROGRAM

     Certain Participants of Nonqualified Plan Contracts and Contracts issued in connection with IRAs may choose to withdraw amounts which in the aggregate add up to a maximum of 10% of their Purchase Payments annually without charge pursuant to a Systematic Withdrawal Program. Systematic withdrawals will not be limited to 10% of Purchase Payments once the Withdrawal Charge is no longer applicable. Total withdrawals not subject to a Withdrawal Charge, including systematic withdrawals, cannot exceed the free withdrawal amount described under "Contract Charges -- Sales Charges -- Free Withdrawals." Withdrawals are taxable and a 10% federal tax penalty may apply to withdrawals before age 59 1/2. In addition, withdrawals from the Fixed Account prior to the end of their respective Guarantee Periods are generally subject to a Market Value Adjustment. (See "Fixed Account Options -- Market Value Adjustment".)

     Participation in the Systematic Withdrawal Program may be elected at the time the Certificate is issued or on any date prior to the Annuity Date. Amounts withdrawn under to the Systematic Withdrawal Program may be electronically wired to the Participant's financial institution by completing the instructions on the Electronic Fund Transfer Form or by written request delivered to the Company at its Annuity Service Center. A voided check (for checking accounts), the account number and bank ABA number must accompany all requests. Electronic transfers may also be requested on the Systematic Withdrawal Request Form. Depending on fluctuations in the net asset value of the Portfolios, systematic withdrawals may reduce or even exhaust Contract Value. The minimum systematic withdrawal amount is $250 per withdrawal. Participants must complete an enrollment form and send it to the Company at its Annuity Service Center. The Company reserves the right to modify, suspend or terminate the Systematic Withdrawal Program and the availability of electronic fund transfers at any time.

     ERISA PLANS

     Spousal consent may be required when a married Participant seeks a distribution from a Contract that has been issued in connection with a Qualified Plan (or a Nonqualified Plan that is subject to Title 1 of ERISA). Participants should obtain competent advice.

     DEFERMENT OF FIXED ACCOUNT WITHDRAWAL PAYMENTS

     In the case of withdrawals or annuity payments from the Fixed Account, the Company may defer making payment for a period of up to six months (or the period permitted by applicable state insurance law, if less) from the date the Company receives notice of such withdrawal request. Only under highly unusual circumstances will the Company defer a withdrawal payment from the Fixed Account for more than 7 days, and if the Company defers payment for more than 7 days, it will pay interest of at least 3% per annum on the amount deferred. While all the circumstances under which the Company could defer payment upon withdrawal may not be foreseeable at this time, such circumstances could include, for example, a time of unusually high surrender rate among Participants, accompanied by a radical shift in interest rates. If the Company intends to withhold payment for more than 7 days, it will notify affected Participants in writing.

MINIMUM CONTRACT VALUE

     If the Contract Value is less than $500 and no Purchase Payments have been made during the previous three full calendar years, the Company reserves the right, after 60 days written notice to the Participant, to terminate the Certificate and distribute its Withdrawal Value to the Participant. This privilege will be exercised only if the Contract Value has been reduced to less than $500 as a result of withdrawals, and state law permits. In no instance shall such termination occur if the value has fallen below $500 due to either decline in Accumulation Unit value or the imposition of fees and charges.

--------------------------------------------------------------------------------

                                 ANNUITY PERIOD
--------------------------------------------------------------------------------

ANNUITY DATE

     The Participant selects an Annuity Date at the time of application. The Annuity Date must always be the first day of a calendar month and must be at least two years after the Certificate Date, but in any event will be no later than the Latest Annuity Date. Annuity payments will begin no later than the Latest Annuity Date. If no Annuity Date is selected, the Annuity Date will be the Latest Annuity Date. The Participant may change the Annuity Date at any time at least seven days prior to the Annuity Date then indicated on the Company's records by written notice to the Company at its Annuity Service Center.

     DEFERMENT OF PAYMENTS

     The Company may defer making Fixed Annuity payments for a period of up to six months (or the period permitted by applicable state insurance law, if less). Interest, subject to state law requirements, will be credited during the deferral period. For a discussion of the circumstances under which the Company could defer these payments, please refer to "Purchases, Withdrawals and Contract Value -- Deferment of Fixed Account Withdrawal Payments".

     PAYMENTS TO PARTICIPANT

     The Company will make annuity payments to the Participant, unless the Participant designates an alternate payee. Such designation must be made in writing to the Company's Annuity Service Center and must be received more than 30 days before the Annuity Date.

ALLOCATION OF ANNUITY PAYMENTS

     If all of the Contract Value on the Annuity Date is allocated to the Fixed Account, the Annuity will be paid as a Fixed Annuity. If all of the Contract Value on that date is allocated to the Separate Account, the Annuity will be paid as a Variable Annuity. If the Contract Value on that date is allocated to both the Fixed Account and the Separate Account, the Annuity will be paid as a combination of a Fixed Annuity and a Variable Annuity to reflect the allocation between the Portfolios and the Fixed Account. Variable Annuity payments will reflect the investment performance of the Portfolios. The Owner(s) may, by written notice to the Company, convert Variable Annuity payments to Fixed Annuity payments. However, Fixed Annuity payments may not be converted to Variable Annuity payments.

ANNUITY OPTIONS

     The Participant, or any Beneficiary who is so entitled, may elect to receive a lump sum at the end of the Accumulation Period. However, a lump sum distribution may be deemed to be a withdrawal, and at least a portion of it may be subject to federal income tax. (See "Taxes -- Tax Treatment of Withdrawals".) Alternatively, any of the annuity options listed below may be elected. The Participant may elect an annuity option or change an annuity option at any time prior to the Annuity Date.

     Annuity payments will be made monthly. If no other annuity option is elected, monthly annuity payments will be made in accordance with annuity option 4 below, a life annuity with a 120-month period certain (annuity option 3 in the case where payments are to be made for the joint lives of the Annuitant and a designated second person and for the life of the survivor). If the amount available to apply under an annuity option is less than $5,000, and state law permits, the Company has the right to pay the annuity in one lump sum. In addition, if the first payment provided would be less than $50, and state law permits, the Company shall have the right to require the frequency of payments be at quarterly, semiannual or annual intervals so as to result in an initial payment of at least $50.

     Participants may elect to have annuity payments electronically wired to his or her financial institution by completing the instructions on the Electronic Fund Transfer Form or by written request delivered to the Company at its Annuity Service Center. A voided check (for checking accounts), the account number and bank ABA number must accompany all requests. Electronic transfers may also be requested on the Annuity Option Selection Form. The Company reserves the right to modify, suspend or terminate the availability of electronic fund transfers at any time.

     NO WITHDRAWALS OF CONTRACT VALUE ARE PERMITTED DURING THE ANNUITY PERIOD FOR ANY ANNUITY OPTION IN WHICH PAYMENTS ARE BASED ON A PERSON'S LIFE.

     The following annuity options are generally available under the Contract. Each is available in the form of either a Fixed Annuity or a Variable Annuity (or a combination of both Fixed and Variable Annuity). However, there may be restrictions in the retirement plan pursuant to which a Contract has been purchased.

OPTION 1 -- LIFE INCOME

     An annuity payable monthly during the lifetime of the Annuitant. Under this option, no further payments are payable after the death of the Annuitant and there is no provision for a death benefit payable to the Beneficiary. Therefore, it is possible under option 1 for the payee to receive only one monthly annuity payment under the Contract.

OPTION 2 -- JOINT AND SURVIVOR ANNUITY

     An annuity payable monthly while both the Annuitant and a designated second person are living. Upon the death of either person, the monthly income payable will continue during the lifetime of the survivor at either the full amount previously payable or as a percentage (either one-half or two-thirds) of the full amount, as chosen by the Participant at the time of election of this option.

     Annuity payments terminate automatically and immediately upon the death of the surviving person without regard to the number or total amount of payments received. There is no minimum number of guaranteed payments and it is possible to have only one annuity payment if both the Annuitant and the designated second person die before the due date of the second payment.

OPTION 3 -- JOINT AND SURVIVOR LIFE ANNUITY -- 120 MONTHLY PAYMENTS GUARANTEED

     This option is similar to option 2, above, but with the additional guarantee that payments will be made for not fewer than 120 monthly periods. If the surviving Annuitant dies before all such payments have been made, the balance of the guaranteed number of payments will be made to the Beneficiary.

OPTION 4 -- LIFE ANNUITY WITH 120 OR 240 MONTHLY PAYMENTS GUARANTEED

     An annuity payable monthly during the lifetime of the Annuitant, with the guarantee that if, at the death of the Annuitant, payments have been made for fewer than the guaranteed 120 or 240 monthly periods, as elected by the Owner, the balance of the guaranteed number of payments will be made to the Beneficiary.

OPTION 5 -- INCOME FOR A SPECIFIED PERIOD

     Under this option, a payee can elect an annuity payable monthly for any period of years from 3 to 30. This election must be made for full 12 month periods. In the event the payee dies before the specified number of payments has been made, the Beneficiary may elect to continue receiving the scheduled payments or may alternatively elect to receive the discounted present value of any remaining guaranteed payments as a lump sum.

     The value of an Annuity Unit, regardless of the option chosen, takes into account the Mortality and Expense Risk Charge. (See "Contract
Charges -- Mortality and Expense Risk Charge".) Since option 5 does not contain an element of mortality risk, the payee is not getting the benefit of the mortality component of the Mortality and Expense Risk Charge if option 5 is selected on a variable basis.

OTHER OPTIONS

     At the sole discretion of the Company, other annuity options may be made available. However, to the extent that Withdrawal Charges would otherwise apply to a withdrawal or termination, the identical Withdrawal Charge may apply with respect to any additional options.

     With respect to Contracts issued under Sections 401, 403(b) or 408 of the Internal Revenue Code, any payments will be made only to the Participant and/or the Participant's spouse.

TRANSFER DURING ANNUITY PERIOD

     During the Annuity Period, the Owner may transfer the Contract Value to the Fixed Account and/or among Portfolios. Such transfers are subject to the same limitations and conditions as are prescribed for transfers during the Accumulation Period except that, in addition, no transfers may be made from the Fixed Account to the Separate Account during the Annuity Period.

DEATH BENEFIT DURING ANNUITY PERIOD

     If the Annuitant dies after the Annuity Date while the Contract is in force, the death proceeds, if any, will depend upon the annuity option in effect at the time of the Annuitant's death. If the Annuitant dies after the Annuity Date and before the entire interest in the Contract has been distributed, the remaining interest, if any, as provided for in the option elected, will be distributed at least as rapidly as under the method of distribution in effect at the Annuitant's death.

ANNUITY PAYMENTS

     INITIAL MONTHLY ANNUITY PAYMENT

     The initial annuity payment is determined by taking the Contract Value, less any premium tax and Market Value Adjustment that may apply in the case of a premature annuitization, and then applying it to the annuity table specified in the Contract (or, if more favorable to the payee, the annuity tables in effect as of the Annuity Date for similar immediate annuity contracts issued by the Company). Those tables are based on a set amount per $1,000 of proceeds applied. The appropriate rate must be determined by the sex (except where, as in the case of certain Qualified Plans and other employer-sponsored retirement plans, such classification is not permitted) and age of the Annuitant and designated second person, if any.

     The dollars applied are then divided by 1,000 and the result multiplied by the appropriate annuity factor appearing in the table to compute the amount of the first monthly annuity payment. In the case of a Variable Annuity, that amount is divided by the value of an Annuity Unit as of the Annuity Date to establish the number of Annuity Units representing each Variable Annuity payment. The number of Annuity Units determined for the first Variable Annuity payment remains constant for the second and subsequent monthly Variable Annuity payments, assuming that no reallocation of Contract Values is made.

     SUBSEQUENT MONTHLY PAYMENTS

     For a Fixed Annuity, the amount of the second and each subsequent monthly annuity payment is the same as that determined above for the first monthly payment.

     The amount of the second and each subsequent monthly Variable Annuity payment is determined by multiplying the number of Annuity Units, as determined in connection with the determination of the initial monthly payment, above, by the value of an Annuity Unit as of the Valuation Period next preceding the date on which each annuity payment is due.

--------------------------------------------------------------------------------

                                 ADMINISTRATION
--------------------------------------------------------------------------------

     The Company has primary responsibility for all administration of the Contracts and the Separate Account. The mailing address of the Company's Annuity Service Center is P.O. Box 54299, Los Angeles, California 90054-0299, and its telephone number is (800) 445-SUN2. The administrative services provided include, but are not limited to: issuance of the Contracts; maintenance of Participant records; Participant services; calculation of unit values; and preparation of Participant reports.

     Contract statements and transaction confirmations are mailed to Participants at least quarterly. Participants should read their statements and confirmations carefully and verify their accuracy. Questions about periodic statements should be communicated to the Company promptly. The Company will investigate all complaints and make any necessary adjustments retroactively, provided that it has received notice of a potential error within 30 days after the date of the questioned statement. If the Company has not received notice of a potential error within this time, any adjustment shall be made as of the date that the Annuity Service Center receives notice of the potential error.

     The Company will also provide Participants with such additional periodic and other reports, information and prospectuses as may be required by federal securities laws.

--------------------------------------------------------------------------------

                                     TAXES
--------------------------------------------------------------------------------

     NOTE: THE FOLLOWING DESCRIPTION IS BASED UPON THE COMPANY'S UNDERSTANDING OF CURRENT FEDERAL INCOME TAX LAW APPLICABLE TO ANNUITIES IN GENERAL. THE COMPANY CANNOT PREDICT THE PROBABILITY THAT ANY CHANGES IN SUCH LAWS WILL BE MADE. PURCHASERS ARE CAUTIONED TO SEEK COMPETENT TAX ADVICE REGARDING THE POSSIBILITY OF SUCH CHANGES. THE COMPANY DOES NOT GUARANTEE THE TAX STATUS OF THE CONTRACTS. PURCHASERS BEAR THE COMPLETE RISK THAT THE CONTRACTS MAY NOT BE TREATED AS "ANNUITY CONTRACTS" UNDER FEDERAL INCOME TAX LAWS.

GENERAL

     Section 72 of the Internal Revenue Code of 1986, as amended (the "Code") governs taxation of annuities in general. A Participant is not taxed on increases in the value of a Contract until distribution occurs, either in the form of a non-annuity distribution or as annuity payments under the annuity option elected. For a lump sum payment received as a total surrender (total redemption), the recipient is taxed on the portion of the payment that exceeds the cost basis of the Contract. For a payment received as a withdrawal (partial redemption), federal tax liability is determined on a last-in, first-out basis, meaning taxable income is withdrawn before the cost basis of the Contract is withdrawn. For Contracts issued in connection with Nonqualified Plans, the cost basis is generally the Purchase Payments, while for Contracts issued in connection with Qualified Plans there may be no cost basis. The taxable portion of the lump sum payment is taxed at ordinary income tax rates. Tax penalties may also apply.

     For annuity payments, the taxable portion is determined by a formula which establishes the ratio that the cost basis of the Contract bears to the total value of annuity payments for the term of the annuity Contract. The taxable portion is taxed at ordinary income tax rates. Participants, Annuitants and Beneficiaries under the Contracts should seek competent financial advice about the tax consequences of distributions under the retirement plan under which the Contracts are purchased.

     The Company is taxed as a life insurance company under the Code. For federal income tax purposes, the Separate Account is not a separate entity from the Company and its operations form a part of the Company.

WITHHOLDING TAX ON DISTRIBUTIONS

     The Code generally requires the Company (or, in some cases, a plan administrator) to withhold tax on the taxable portion of any distribution or withdrawal from a Contract. For "eligible rollover distributions" from Contracts issued under certain types of Qualified Plans, 20% of the distribution must be withheld, unless the payee elects to have the distribution "rolled over" to another eligible plan in a direct "trustee to trustee" transfer. This requirement is mandatory and cannot be waived by the Owner. Withholding on other types of distributions can be waived.

     An "eligible rollover distribution" is the estimated taxable portion of any amount received by a covered employee from a plan qualified under Section 401(a) or 403(a) of the Code, or from a tax-sheltered annuity qualified under Section 403(b) of the Code (other than (1) annuity payments for the life (or life expectancy) of the employee, or joint lives (or joint life expectancies) of the employee and his or her designated Beneficiary, or for a specified period of ten years or more; and (2) distributions required to be made under the Code). Failure to "roll over" the entire amount of an eligible rollover distribution (including an amount equal to the 20% portion of the distribution that was withheld) could have adverse tax consequences, including the imposition of a penalty tax on premature withdrawals, described later in this section.

     Withdrawals or distributions from a Contract other than eligible rollover distributions are also subject to withholding on the estimated taxable portion of the distribution, but the Owner may elect in such cases to waive the withholding requirement. If not waived, withholding is imposed (1) for periodic payments, at the rate that would be imposed if the payments were wages, or (2) for other distributions, at the rate of 10%. If no withholding exemption certificate is in effect for the payee, the rate under (1) above is computed by treating the payee as a married individual claiming 3 withholding exemptions.

DIVERSIFICATION -- SEPARATE ACCOUNT INVESTMENTS

     Section 817(h) of the Code imposes certain diversification standards on the underlying assets of variable annuity contracts. The Code provides that a variable annuity contract will not be treated as an annuity contract for any period (and any subsequent period) for which the investments are not adequately diversified, in accordance with regulations prescribed by the United States Treasury Department ("Treasury Department"). Disqualification of the Contract as an annuity contract would result in imposition of federal income tax to the Owner with respect to earnings allocable to the Contract prior to the receipt of payments under the Contract.

     The Company expects that each of the Underlying Funds will be managed by its respective investment adviser in such a manner as to comply with these diversification requirements.

OWNERSHIP TREATMENT

     The Treasury Department has indicated that the diversification regulations do not provide guidance regarding the circumstances in which Owner control of the investments of the Separate Account will cause the Owner to be treated as owner of the assets of the Separate Account, thereby resulting in the loss of favorable tax treatment for the Contract. As of the date of this prospectus, no guidance has been issued.

     The amount of control which an Owner may exercise under the Contract is different in some respects from the situations addressed in published rulings issued by the Internal Revenue Service which determined that contract owners were not owners of the assets of the separate account. It is unknown whether these differences, such as the Owner's ability to transfer among investment choices or the number and type of investment choices available, would cause the Owner to be considered owner of the assets of the Separate Account. These differences could result in the Owner being treated as the owner of the assets of the Separate Account and the imposition of federal income tax to the Owner.

     The Company does not know what standards will be set forth in the regulations or ruling which the Treasury Department has stated it expects to issue. Therefore, the Company reserves the right to modify the Contract as necessary to attempt to prevent the Owner from being considered the owner of the assets of the Separate Account.

MULTIPLE CONTRACTS

     Multiple annuity contracts which are issued within a calendar year to the same contract owner by one company or its affiliates are treated as one annuity contract for purposes of determining the tax consequences of any distribution. Such treatment may result in adverse tax consequences including more rapid taxation of the distributed amounts from such multiple contracts. The Company believes that Congress intended to affect the purchase of multiple deferred annuity contracts which may have been purchased to avoid withdrawal income tax treatment. Owners should consult a tax adviser prior to purchasing more than one annuity contract in any calendar year.

TAX TREATMENT OF ASSIGNMENTS

     An assignment of a Contract may have tax consequences, and may also be prohibited by ERISA in some circumstances. Owners should therefore consult competent legal advisers should they wish to assign their Contracts.

QUALIFIED PLANS

     The Contracts offered by this prospectus are designed to be suitable for use under various types of Qualified Plans. Taxation of Owners in each Qualified Plan varies with the type of plan and terms and the conditions of each specific plan. Owners, Annuitants and Beneficiaries are cautioned that benefits under a Qualified Plan may be subject to the terms and conditions of the plan, regardless of the terms and conditions of the contracts issued pursuant to the plan.

     General descriptions of the types of Qualified Plans with which the Contracts may be used are contained in the Statement of Additional Information. Such descriptions are not exhaustive and are for general information purposes only. The tax rules regarding Qualified Plans are very complex and will have differing applications depending on individual facts and circumstances. Each purchaser should obtain competent tax advice prior to purchasing a Contract or Certificate issued under a Qualified Plan.

     Contracts issued pursuant to Qualified Plans include special provisions restricting Contract provisions that may otherwise be available and described in this prospectus. Generally, Contracts issued pursuant to Qualified Plans are not transferable except upon surrender or annuitization. Various penalty and excise taxes may apply to contributions or distributions made in violation of applicable limitations. Furthermore, certain withdrawal penalties and restrictions may apply to surrenders from Qualified Contracts. (See "Tax Treatment of Withdrawals -- Qualified Plans".)

TAX TREATMENT OF WITHDRAWALS

     QUALIFIED PLANS

     Section 72(t) of the Code imposes a 10% penalty tax on the taxable portion of any early distribution from qualified retirement plans, including contracts issued and qualified under Code Sections 401 (Corporate and Self-Employed Pension and Profit Sharing Plans), 403(b) (Tax-Sheltered Annuities) and 408(b)
(IRAs).

     The tax penalty will not apply to the following distributions: (1) if distribution is made on or after the date on which the Owner or Annuitant (as applicable) reaches age 59 1/2; (2) distributions following the death or disability of the Owner or Annuitant (as applicable) (for this purpose "disability" is defined in Section 72(m)(7) of the Code); (3) distributions that are part of substantially equal periodic payments made not less frequently than annually for the life (or life expectancy) of the Owner or Annuitant (as applicable) or the joint lives (or joint life expectancies) of such Owner or Annuitant (as applicable) and his or her designated Beneficiary; (4) distributions to an Owner or Annuitant (as applicable) who has separated from service after he or she has attained age 55; (5) distributions made to the Owner or Annuitant (as applicable) to the extent such distributions do not exceed the amount allowable as a deduction under Code Section 213 to the Owner or Annuitant (as applicable) for amounts paid during the taxable year for medical care; and
(6) distributions made to an alternate payee pursuant to a qualified domestic relations order.

     The exceptions stated in items (4), (5) and (6) above do not apply in the case of an IRA.

     Limitations imposed by the Code on withdrawals from tax-sheltered annuities are described above under "Purchases, Withdrawals and Contract
Value -- Withdrawals (Redemptions)".

     The taxable portion of a withdrawal or distribution from Contracts issued under certain types of plans may, under some circumstances, be "rolled over" into another eligible plan so as to continue to defer income tax on the taxable portion. Effective January 1, 1993, such treatment is available for any "eligible rollover distribution" made by certain types of plans (as described above under "Taxes -- Withholding Tax on Distributions") that is transferred within 60 days of receipt into a plan qualified under section 401(a) or 403(a) of the Code, a tax-sheltered annuity, an IRA, or an individual retirement account described in section 408(a) of the Code. Plans making such eligible rollover distributions are also required, with some exceptions specified in the Code, to provide for a direct "trustee to trustee" transfer of the distribution to the transferee plan designated by the recipient.

     Amounts received from IRAs may also be rolled over into other IRAs, individual retirement accounts or certain other plans, subject to limitations set forth in the Code.

     NONQUALIFIED PLANS

     Section 72 of the Code governs treatment of distributions from annuity contracts. It provides that if the Contract Value exceeds the aggregate Purchase Payments made, any amount withdrawn not in form of an annuity payment will be treated as coming first from the earnings and then, only after the income portion is exhausted, as coming from the principal. Withdrawn earnings are includible in a taxpayer's gross income. Section 72 further provides that a 10% penalty will apply to the income portion of any premature distribution. The penalty is not imposed on amounts received: (1) after the taxpayer reaches
59 1/2; (2) upon the death of the Owner or Annuitant (as applicable); (3) if the taxpayer is totally disabled; (4) in a series of substantially equal periodic payments made for the life of the taxpayer or for the joint lives of the taxpayer and his or her Beneficiary; (5) under an immediate annuity; or (6) which are allocable to purchase payments made prior to August 14, 1982.

     The above information applies to Contracts issued pursuant to Section 457 of the Code, but does not apply to other Qualified Plan Contracts. Separate tax withdrawal penalties and restrictions apply to Qualified Plan Contracts.

--------------------------------------------------------------------------------

                    ADDITIONAL INFORMATION ABOUT THE COMPANY
--------------------------------------------------------------------------------

SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data of the Company and its subsidiaries should be read in conjunction with the consolidated financial statements and notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations, both of which are included in this prospectus.

                                                                    YEARS ENDED SEPTEMBER 30,
                                                  --------------------------------------------------------------
                                                     1996         1995         1994         1993         1992
                                                  ----------   ----------   ----------   ----------   ----------
                                                                          (IN THOUSANDS)
RESULTS OF OPERATIONS
Net investment income...........................  $   56,843   $   50,083   $   58,996   $   48,912   $   36,499
Net realized investment losses..................     (13,355)      (4,363)     (33,713)     (22,247)     (22,749)
Fee income......................................     160,931      135,214      131,225      118,247       97,220
General and administrative expenses.............     (80,048)     (61,629)     (52,636)     (55,142)     (55,615)
Provision for future guaranty fund
  assessments...................................          --           --           --       (4,800)          --
Amortization of deferred acquisition costs......     (57,520)     (58,713)     (44,195)     (30,825)     (18,224)
Annual commissions..............................      (4,613)      (2,658)      (1,158)        (312)        (215)
Other income and expenses, net..................       7,070        7,063        8,801        9,679        9,218
                                                    --------     --------     --------     --------     --------
Pretax income...................................      69,308       64,997       67,320       63,512       46,134
Income tax expense..............................     (24,252)     (25,739)     (22,705)     (21,794)     (15,361)
                                                    --------     --------     --------     --------     --------
INCOME FROM CONTINUING OPERATIONS...............      45,056       39,258       44,615       41,718       30,773
Net income of subsidiaries sold to affiliates...          --           --           --           --        1,312
                                                    --------     --------     --------     --------     --------
INCOME BEFORE CUMULATIVE EFFECT OF CHANGE IN
  ACCOUNTING FOR INCOME TAXES...................      45,056       39,258       44,615       41,718       32,085
Cumulative effect of change in accounting for
  income taxes..................................          --           --      (20,463)          --           --
                                                    --------     --------     --------     --------     --------
NET INCOME......................................  $   45,056   $   39,258   $   24,152   $   41,718   $   32,085
                                                    ========     ========     ========     ========     ========

                                                                         AT SEPTEMBER 30,
                                                  --------------------------------------------------------------
                                                     1996         1995         1994         1993         1992
                                                  ----------   ----------   ----------   ----------   ----------
                                                                          (IN THOUSANDS)
FINANCIAL POSITION
Investments.....................................  $2,329,232   $2,114,908   $1,632,072   $2,093,100   $2,126,899
Variable annuity assets.........................   6,311,557    5,230,246    4,486,703    4,170,275    3,284,507
Deferred acquisition costs......................     443,610      383,069      416,289      336,677      288,264
Other assets....................................     120,136       55,474       67,062       71,337       91,588
                                                  ----------   ----------   ----------   ----------   ----------
TOTAL ASSETS....................................  $9,204,535   $7,783,697   $6,602,126   $6,671,389   $5,791,258
                                                  ==========   ==========   ==========   ==========   ==========
Reserves for fixed annuity contracts............  $1,789,962   $1,497,052   $1,437,488   $1,562,136   $1,735,565
Reserves for guaranteed investment contracts....     415,544      277,095           --           --           --
Variable annuity liabilities....................   6,311,557    5,230,246    4,486,703    4,170,275    3,284,507
Other payables and accrued liabilities..........      96,196      227,953      195,134      495,308      398,045
Subordinated notes payable to Parent............      35,832       35,832       34,712       34,432       15,500
Deferred income taxes...........................      70,189       73,459       64,567       38,145       35,163
Shareholder's equity............................     485,255      442,060      383,522      371,093      322,478
                                                  ----------   ----------   ----------   ----------   ----------
TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY......  $9,204,535   $7,783,697   $6,602,126   $6,671,389   $5,791,258
                                                  ==========   ==========   ==========   ==========   ==========

--------------------------------------------------------------------------------

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

     Management's discussion and analysis of financial condition and results of operations of Anchor National Life Insurance Company (the "Company") for the three years in the period ended September 30, 1996 follows. In connection with, and because it desires to take advantage of, the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Company cautions readers regarding certain forward-looking statements contained in the following discussion and elsewhere in this report and in any other statements made by or on behalf of the Company, whether or not in future filings with the Securities and Exchange Commission ("SEC"). Forward-looking statements are statements not based on historical information and which relate to future operations, strategies, financial results, or other developments. In particular, statements using verbs such as "expect," "anticipate," "believe" or words of similar import generally involve forward-looking statements. Without limiting the foregoing, forward-looking statements include statements contained in this report which represent the Company's beliefs concerning future or projected levels of sales of the Company's products, investment spreads or yields, or the earnings or profitability of the Company's activities.

     Forward-looking statements are necessarily based upon estimates and assumptions that are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company's control and many of which, with respect to future business decisions, are subject to change. These uncertainties and contingencies can affect actual results and could cause actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company. Whether or not actual results differ materially from the forward-looking statements may depend on numerous foreseeable and unforeseeable events or developments, some of which may be national in scope, such as general economic conditions and interest rates, some of which may be related to the insurance industry generally, such as pricing competition, regulatory developments and industry consolidation, and others of which may relate to the Company specifically, such as credit, volatility, and other risks associated with the Company's investment portfolio, and other factors. Investors are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the SEC. The Company disclaims any obligation to update forward-looking information.

RESULTS OF OPERATIONS

     INCOME BEFORE CUMULATIVE EFFECTIVE OF CHANGE IN ACCOUNTING FOR INCOME TAXES totaled $45.1 million in 1996, compared with $39.3 million in 1995 and $44.6 million in 1994. The cumulative effect of the change in accounting for income taxes resulting from the 1994 implementation of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," amounted to a nonrecurring non-cash charge of $20.5 million. Accordingly, net income amounted to $24.1 million in 1994.

     PRETAX INCOME totaled $69.3 million in 1996, $65.0 million in 1995, and $67.3 million in 1994. The $4.3 million improvement in 1996 over 1995 primarily resulted from increased net investment income and significantly increased fee income partially offset by increased net realized investment losses and additional general and administrative expenses. The $2.3 million decline in 1995 over 1994 primarily resulted from additional amortization of deferred acquisition costs, increased general and administrative expenses and decreased net investment income, partially offset by decreased net realized investment losses.

     NET INVESTMENT INCOME, which is the spread between the income earned on invested assets and the interest paid on fixed annuities and other interest-bearing liabilities, totaled $56.8 million in 1996, $50.1 million in 1995 and $59.0 million in 1994. These amounts represent 2.59% on average invested assets (computed on a daily basis) of $2.19 billion in 1996, 2.95% on average invested assets of $1.70 billion in 1995 and 3.78% on average invested assets of $1.56 billion in 1994.

     Net investment income also includes the effect of income earned on the excess of average invested assets over average interest-bearing liabilities. This excess amounted to $142.9 million in 1996, $108.4 million in 1995 and $49.5 million in 1994. The difference between the Company's yield on average invested assets and the rate paid on average interest-bearing liabilities was 2.25% in 1996, 2.63% in 1995 and 3.64% in 1994.

     Investment income and the related yields on average invested assets totaled $164.6 million or 7.50% in 1996, compared with $129.5 million or 7.62% in 1995 and $127.8 million or 8.20% in 1994.

     Investment income rose during 1996 as a result of higher levels of average invested assets, partially offset by reduced investment yields. Investment yields were lower in 1996 because of a generally declining interest rate environment since early 1995 and lower contributions from the Company's investments in partnerships. Partnership income totaled $4.1 million in 1996, $5.1 million in 1995 and $9.5 million in 1994. This income represents a yield of 10.12% on average investments in partnerships of $40.2 million in 1996, compared with 10.60% on average investments in partnerships of $48.4 million in 1995 and 23.78% on average investments in partnerships of $39.9 million in 1994. Partnership income is based upon cash distributions received from limited partnerships, the operations of which the Company does not significantly influence. Consequently, such income is not predictable and there can be no assurance that the Company will realize comparable levels of such income in the future.

     The decline in investment yield in 1995 compared with 1994 is primarily due to lower contributions from the Company's investments in partnerships and a significant decline from the $3.7 million of yield enhancement recorded in 1994 through the Company's use of dollar roll transactions ("Dollar Rolls"). Although the Company continues to use Dollar Rolls, their use did not have a significant impact on investment income in 1995 or 1996.

     Total interest expense aggregated $107.8 million in 1996, $79.4 million in 1995 and $68.8 million in 1994. The average rate paid on all interest-bearing liabilities increased to 5.25% (5.11% on fixed annuity contracts and 5.87% on guaranteed investment contracts ("GICs")) in 1996, compared with 4.99% (4.90% on fixed annuity contracts and 6.14% on GICs) in 1995 and 4.56% (4.50% on fixed annuity contracts) in 1994. Interest-bearing liabilities averaged $2.05 billion during 1996, compared with $1.59 billion during 1995 and $1.51 billion during 1994.

     The increase in the average rates paid on all interest-bearing liabilities during 1996 primarily resulted from the growth in average reserves for GICs, which credit at higher rates of interest than fixed annuity contracts. Average GIC reserves were $340.5 million in 1996 and $60.8 million in 1995. The increase in average crediting rates in 1995 resulted from higher crediting rates on fixed annuity contracts as interest rates rose from the low levels experienced in 1994.

     The growth in average invested assets since 1994 primarily reflects sales of the Company's fixed-rate products, consisting of both fixed accounts of variable annuity products and GICs. Fixed annuity premiums totaled $741.8 million in 1996, compared with $284.4 million in 1995 and $140.7 million in 1994. These increased premiums resulted from greater inflows into the one-year fixed account of the Company's Polaris variable annuity product.

     GIC premiums totaled $135.0 million in 1996 and $275.0 million in 1995. In 1995, the Company began to issue GICs, which guarantee the payment of principal and interest at fixed or variable rates for a term of one year. The Company's GICs that are purchased by asset management firms permit withdrawals with notice of 90 days. Contracts that are purchased by banks or state and local governmental authorities may permit scheduled book value withdrawals subject to terms of the underlying indenture or agreement. In pricing GICs, the Company analyzes cash flow information and prices accordingly so that it is compensated for possible withdrawals prior to maturity (see "Financial Condition and Liquidity").

     NET REALIZED INVESTMENT LOSSES totaled $13.4 million in 1996, $4.4 million in 1995 and $33.7 million in 1994 and represent 0.61%, 0.26% and 2.16%, respectively, of average invested assets. Net realized investment losses include impairment writedowns of $16.0 million in 1996, $4.8 million in 1995 and $14.2 million in 1994. Therefore, net gains from sales of investments totaled $2.6 million in 1996 and $0.4 million in 1995. In 1994, the Company incurred $19.5 million of net losses from sales of investments.

     Net gains from sales of investments in 1996 include $4.1 million of net gains realized on $1.27 billion of sales of bonds and $288.6 million of redemptions of bonds. Net gains from sales of investments in 1995 include a $4.4 million gain on sales of real estate, common stock and other invested assets offset by $4.0 million of net losses realized on $1.11 billion of sales of bonds. Net losses from sales of investments in 1994 include $17.3 million of net losses realized on $673.6 million of sales of bonds. Bond sales include approximately $289.3 million of sales of mortgage-backed securities ("MBSs") made primarily to acquire other MBSs that were then used in dollar roll transactions ("Dollar Rolls"). Sales of investments are generally made to maximize total return.

     Impairment writedowns in 1996 include $13.4 million of provisions applied to certain real estate owned in Arizona on December 31, 1995. Prior to that date, the statutory carrying value of this real estate had been guaranteed by the Company's ultimate parent, SunAmerica Inc. On December 31, 1995, the Parent made a $27.4 million capital contribution to the company through the company's direct parent in exchange for the termination of its guaranty with respect to this real estate. Accordingly, the Company reduced the carrying value of this real estate to estimated fair value to reflect the termination of the guaranty. The Parent continues to guarantee the statutory carrying value of the Company's other real estate owned in Arizona.

     Impairment writedowns in 1995 include $2.0 million of additional provisions applied to defaulted bonds and $1.8 million of additional provisions applied to certain interest-only strips ("IOs"). IOs, a type of MBS used as an asset-liability matching tool to hedge against rising interest rates, are investment grade securities that give the holder the right to receive only the interest payments on a pool of underlying mortgage loans. At September 30, 1996, the amortized cost of the IOs held by the Company was $2.6 million and their fair value was $3.7 million. Impairment writedowns in 1994 of $14.2 million reflect additional provisions applied to bonds, primarily made in response to the adverse impact of declining interest rates on certain MBSs.

     VARIABLE ANNUITY FEES are based on the market value of assets supporting variable annuity contracts in separate accounts. Such fees totaled $104.0 million in 1996, $84.2 million in 1995 and $79.1 million in 1994. Increases in variable annuity fees in 1996 and 1995 reflect growth in average variable annuity assets, principally due to increased market values and the receipt of variable annuity premiums, partially offset by surrenders. Variable annuity assets averaged $5.70 billion during 1996, $4.65 billion during 1995 and $4.40 billion during 1994. Variable annuity premiums, which exclude premiums allocated to the fixed accounts of variable annuity products, totaled $919.8 million in 1996, $577.2 million in 1995 and $769.6 million in 1994. The increase in premiums in 1996 may be attributed, in part, to a heightened demand for equity investments, principally as a result of generally improved market performance. The decline in premiums in 1995 may be attributed, in part, to a heightened demand for fixed-rate investment options, including the fixed accounts of variable annuities. The Company has encountered increased competition in the variable annuity marketplace during recent years and anticipates that the market will remain highly competitive for the foreseeable future.

     ASSET MANAGEMENT FEES, which include investment advisory fees and 12b-1 distribution fees, are based on the market value of assets managed in mutual funds by SunAmerica Asset Management Corp. Such fees totaled $25.4 million on average assets managed of $2.14 billion in 1996, $26.9 million on average assets managed of $2.07 billion in 1995 and $31.3 million on average assets managed of $2.39 billion in 1994. Asset management fees decreased slightly in 1996, despite a modest increase in average assets managed, principally due to changes in product mix. The decrease in asset management fees during 1995 principally resulted from the decline in average assets managed, primarily due to an excess of redemptions over sales. Redemptions of mutual funds, excluding redemptions of money market accounts, amounted to $379.9 million in 1996, compared with $426.5 million in 1995 and $561.0 million in 1994. Sales of mutual funds, excluding sales of money market accounts, amounted to $223.4 million in 1996, compared with $140.2 million in 1995 and $342.6 million in 1994. Higher mutual fund sales and lower redemptions in 1996 both reflect the combined effects of additional advertising, the favorable performance records of certain of the Company's mutual funds and heightened demand for equity investments, principally as a result of improved market performance.

     NET RETAINED COMMISSIONS are primarily derived from commissions on the sales of nonproprietary investment products by the Company's broker-dealer subsidiary, after deducting the substantial portion of such commissions that is passed on to registered representatives. Net retained commissions totaled $31.5 million in 1996, $24.1 million in 1995 and $20.8 million in 1994. Broker-dealer sales (mainly sales of general securities, mutual funds, and annuities) totaled $8.75 billion in 1996, $5.67 billion in 1995 and $5.21 billion in 1994. The significant increases in sales and net retained commissions during 1996 reflect a greater number of registered representatives and higher average production, combined with generally favorable market conditions. Increases in net retained commissions are not proportionate to increases in sales primarily due to differences in sales mix.

     SURRENDER CHARGES on fixed and variable annuities totaled $5.2 million in 1996, $5.9 million in 1995 and $5.0 million in 1994. Surrender charges generally are assessed on annuity withdrawals at declining rates during the first five to seven years of the contract. Withdrawal payments, which include surrenders and lump-sum annuity benefits, totaled $898.0 million in 1996, $908.9 million in 1995 and $723.9 million in 1994. These payments represent 12.4%, 15.1% and 12.5%, respectively, of average fixed and variable annuity reserves. Withdrawals include variable annuity payments from the separate accounts totaling $634.1 million in 1996, $646.4 million in 1995 and $459.1 million in 1994. Such variable annuity surrenders represent 11.2%, 14.0% and 10.5%, respectively, of average variable annuity liabilities in 1996, 1995 and 1994. Variable annuity surrender rates increased in 1995 primarily due to surrenders on a closed block of business, policies coming off surrender charge restrictions and increased competition in the marketplace. Fixed annuity surrenders have remained relatively constant, totaling $263.8 million in 1996, $262.4 million in 1995 and $264.8 million in 1994. Management anticipates that withdrawal rates will remain relatively stable for the foreseeable future.

     GENERAL AND ADMINISTRATIVE EXPENSES totaled $80.0 million in 1996, compared with $61.6 million in 1995 and $52.6 million in 1994. General and administrative expenses in 1996 include expenses related to a national advertising campaign, as well as additional administrative expenses related to a growing block of business. General and administrative expenses remain closely controlled through a company-wide cost containment program and represent approximately 1% of average total assets.

     AMORTIZATION OF DEFERRED ACQUISITION COSTS totaled $57.5 million in 1996, $58.7 million in 1995 and $44.2 million in 1994. The decline in amortization for 1996 is due to lower redemptions of mutual funds from the rate experienced in 1995, partially offset by additional fixed and variable annuity and mutual fund sales in recent years and the subsequent amortization of related deferred commissions and other acquisition costs. The increase in amortization in 1995 was primarily caused by the substantial reduction in net realized capital losses from the level experienced in 1994.

     ANNUAL COMMISSIONS represent renewal commissions paid quarterly in arrears to maintain the persistency of certain of the Company's variable annuity contracts. Substantially all of the Company's currently available variable annuity products allow for an annual commission payment option in return for a lower immediate commission. Annual commissions totaled $4.6 million in 1996, $2.7 million in 1995 and $1.2 million in 1994. The increase in annual commissions since 1994 reflects increased sales of annuities that offer this commission option. The company estimates that approximately 35% of the average balances of its variable annuity products are currently subject to such annual commissions. Based on current sales, this percentage is expected to increase in future periods.

     INCOME TAX EXPENSE totaled $24.3 million in 1996, $25.7 million in 1995 and $22.7 million in 1994, representing effective tax rates of 35% in 1996, 40% in 1995 and 34% in 1994. The increase in the effective tax rate in 1995 was due to a prior year tax settlement. Without such payment, the effective tax rate would have been 33%.

FINANCIAL CONDITION AND LIQUIDITY

     SHAREHOLDER'S EQUITY increased by $43.2 million to $485.3 million at September 30, 1996 from $442.1 million at September 30, 1995, primarily as a result of the $45.1 million of net income recorded in 1996 and a $0.2 million reduction of net unrealized losses on debt and equity securities available for sale charged directly to shareholder's equity. In addition, the Company received a contribution of capital of $27.4 million in December 1995 and paid a dividend of $29.4 million in March 1996.

     TOTAL ASSETS increased by $1.42 billion to $9.20 billion at September 30, 1996 from $7.78 billion at September 30, 1995, principally due to a $1.08 billion increase in the separate accounts for variable annuities and a $214.3 million increase in invested assets.

     INVESTED ASSETS at year end totaled $2.33 billion in 1996, compared with $2.11 billion in 1995. This $214.3 million increase primarily resulted from a $208.2 million increase in amounts receivable from brokers for sales of securities.

     The Company manages most of its invested assets internally. The Company's general investment philosophy is to hold fixed maturity assets for long-term investment. Thus, it does not have a trading portfolio. Effective December 1, 1995, pursuant to guidelines issued by the Financial Accounting Standards Board, the Company determined that all of its portfolio of bonds, notes and redeemable preferred stocks (the "Bond Portfolio") is available to be sold in response to changes in market interest rates, changes in prepayment risk, the Company's need for liquidity and other similar factors. Accordingly, the Company no longer classifies a portion of its Bond Portfolio as held for investment.

     THE BOND PORTFOLIO had an aggregate amortized cost that exceeded its fair value by $13.8 million at September 30, 1996, compared with $3.7 million at September 30, 1995 (including net unrealized losses of $10.8 million on the portion of the portfolio that was designated as available for sale at September 30, 1995). The increase in net unrealized losses on the Bond Portfolio since September 30, 1995, principally reflects the higher prevailing interest rates at September 30, 1996 and their corresponding effect on the fair value of the Bond Portfolio.

     All of the Bond Portfolio ($1.99 billion at amortized cost, excluding $9.1 million of redeemable preferred stocks) at September 30, 1996 was rated by Standard & Poor's Corporation ("S&P"), Moody's Investors Service ("Moody's"), Duff and Phelps Credit Rating Co. ("D&P"), Fitch Investor Service, Inc. ("Fitch") or under comparable statutory rating guidelines established by the National Association of Insurance Commissioners ("NAIC") and implemented by either the NAIC or the Company. At September 30, 1996, approximately $1.83 billion of the Bond Portfolio (at amortized cost) was rated investment grade by one or more of these agencies or by the Company or the NAIC, pursuant to applicable NAIC guidelines, including $1.05 billion of U.S. government/agency securities and MBSs.

     At September 30, 1996, the Bond Portfolio included $160.8 million (fair value, $160.2 million) of bonds not rated investment grade by S&P, Moody's, D&P, Fitch or the NAIC. Based on their September 30, 1996 amortized cost, these non-investment-grade bonds accounted for 1.8% of the Company's total assets and 6.9% of its invested assets.

     Non-investment-grade securities generally provide higher yields and involve greater risks than investment-grade securities because their issuers typically are more highly leveraged and more vulnerable to adverse economic conditions than investment-grade issuers. In addition, the trading market for these securities is usually more limited than for investment-grade securities. The Company intends that the proportion of its portfolio in such securities not exceed current levels, but its policies may change from time to time, including in connection with any possible acquisition. The Company had no material concentrations of non-investment-grade securities at September 30, 1996.

     The following table summarizes the Company's rated bonds by rating classification as of September 30, 1996 (dollars in thousands):

                                                      ISSUES NOT RATED BY S&P/MOODY'S/
      ISSUES RATED BY S&P/MOODY'S/D&P/FITCH             D&P/FITCH, BY NAIC CATEGORY                        TOTAL
-------------------------------------------------    ----------------------------------    --------------------------------------
    S&P/(MOODY'S)/                     ESTIMATED       NAIC                   ESTIMATED                  PERCENT OF    ESTIMATED
     [D&P]/GFITCHH       AMORTIZED        FAIR       CATEGORY    AMORTIZED      FAIR       AMORTIZED      INVESTED        FAIR
      CATEGORY(1)           COST         VALUE         (2)         COST         VALUE         COST       ASSETS(3)       VALUE
----------------------   ----------    ----------    --------    ---------    ---------    ----------    ----------    ----------
AAA+ to A-
  (Aaa to A3)
  [AAA to A-]
  GAAA to A-H.........   $1,345,960    $1,333,515        1       $125,115     $125,046     $1,471,075       62.81%     $1,458,561
BBB+ to BBB-
  (Baal to Baa3)
  [BBB+ to BBB-]
  GBBB+ to BBB-H            226,312       226,191        2        133,773      133,698        360,085    15.38...         359,889
BB+ to BB-
  (Ba1 to Ba3)
  [BB+ to BB-]
  GBB+ to BB-H........       30,023        30,368        3          5,597        5,597         35,620        1.52          35,965
B+ to B-
  (B1 to B3)
  [B+ to B-]
  GB+ to B-H..........       87,580        90,468        4         17,136       18,089        104,716        4.47         108,557
CCC+ to C
  (Caa to C)
  [CCC]
  GCCC+ to C-H........       19,847        15,018        5             --           --         19,847        0.85          15,018
C1 to D
  [DD]
  GDH.................           --            --        6            618          618            618        0.03             618
                         ----------    ----------                --------     --------     ----------                  ----------
Total rated issues       $1,709,722    $1,695,560                $282,239     $283,048     $1,991,961                  $1,978,608
                         ==========    ==========                ========     ========     ==========                  ==========

---------------

(1) S&P and Fitch rate debt securities in rating categories ranging from AAA (the highest) to D (in payment default). A plus (+) or minus (-) indicates the debt's relative standing within the rating category. A security rated BBB- or higher is considered investment grade. Moody's rates debt securities in rating categories ranging from Aaa (the highest) to C (extremely poor prospects of ever attaining any real investment standing). The number 1, 2 or 3 (with 1 the highest and 3 the lowest) indicates the debt's relative standing within the rating category. A security rated Baa3 or higher is considered investment grade. D&P rates debt securities in rating categories ranging from AAA (the highest) to DD (in payment default). A plus (+) or minus (-) indicates the debt's relative standing within the rating category. A security rated BBB- or higher is considered investment grade. Issues are categorized based on the highest of the S&P, Moody's, D&P and Fitch ratings if rated by multiple agencies.


(2) Bonds and short-term promissory instruments are divided into six quality categories for NAIC rating purposes, ranging from 1 (highest) to 5 (lowest) for nondefaulted bonds plus one category, 6, for bonds in or near default. These six categories correspond with the S&P/Moody's/D&P/Fitch rating groups listed above, with categories 1 and 2 considered investment grade. A substantial portion of the assets in the NAIC categories were rated by the Company pursuant to applicable of NAIC rating guidelines.


(3) At amortized cost.

     SENIOR SECURED LOANS ("Secured Loans") are included in the Bond Portfolio and their amortized cost aggregated $200.8 million at September 30, 1996. Secured Loans are senior to subordinated debt and equity, and are secured by assets of the issuer. At September 30, 1996, Secured Loans consisted of loans to 52 borrowers spanning 20 industries, with 22% of these assets (at amortized cost) concentrated in the leisure industry. No other industry concentration constituted more than 9% of these assets.

     While the trading market for Secured Loans is more limited than for publicly traded corporate debt issues, management believes that participation in these transactions has enabled the Company to improve its investment yield. Although, as a result of restrictive financial covenants, Secured Loans involve greater risk of technical default than do publicly traded investment-grade securities, management believes that the risk of loss upon default for its Secured Loans is mitigated by their financial covenants and senior secured positions. The Company's Secured Loans are rated by S&P, Moody's, D&P, Fitch or by the Company or the NAIC, pursuant to comparable statutory rating guidelines established by the NAIC.

     MORTGAGE LOANS aggregated $98.3 million at September 30, 1996 and consisted of 17 first mortgage loans with an average loan balance of approximately $5.8 million, collateralized by properties located in 11 states. At September 30, 1996, the Company had no concentrations in any single state or in any single type of property that amounted to more than 23% of the mortgage loan portfolio. At September 30, 1996, there were four loans with outstanding balances of $10 million or more, the largest of which had a balance of approximately $21 million, which collectively aggregated approximately 61% of the portfolio. At September 30, 1996, approximately 33% of the mortgage loan portfolio consisted of loans with balloon payments due before October 1, 1999. At September 30, 1996, loans delinquent by more than 90 days totaled $1.5 million (1.6% of total mortgages). There were no loans foreclosed upon and transferred to real estate in the balance sheet during 1996. At September 30, 1996, mortgage loans having an aggregate carrying value of $21.3 million had been previously restructured. Of this amount, $16.5 million was restructured during 1995 and $4.8 million was restructured during 1992. No mortgage loans were restructured during 1996.

     Approximately 62% of the mortgage loans in the portfolio at September 30, 1996 were seasoned loans underwritten to the Company's standards and purchased at or near par from another financial institution which was downsizing its portfolio. Such loans generally have higher average interest rates than loans that could be originated today. The balance of the mortgage loan portfolio has been originated by the Company under strict underwriting standards. Commercial mortgage loans on properties such as offices, hotels and shopping centers generally represent a higher level of risk than do mortgage loans secured by multifamily residences. This greater risk is due to several factors, including the larger size of such loans and the effects of general economic conditions on these commercial properties. However, due to the seasoned nature of the Company's mortgage loans and its strict underwriting standards, the Company believes that it has reduced the risk attributable to its mortgage loan portfolio while maintaining attractive yields.

     REAL ESTATE aggregated $39.7 million at September 30, 1996 and consisted of non-income producing land in the Phoenix, Arizona metropolitan area. Of this amount, the Company has undertaken to dispose of $28.4 million during the next year, either to affiliated or nonaffiliated parties, and SunAmerica Inc., the ultimate parent, has guaranteed that the Company will receive its statutory carrying value of these assets.

     OTHER INVESTED ASSETS aggregated $77.9 million at September 30, 1996, including $45.1 million of investments in limited partnerships and an aggregate of $32.8 million of miscellaneous investments, including collateralized bond obligations, CMO residuals, policy loans, separate account investments, and leveraged leases. The Company's limited partnership interests, accounted for by using the cost method of accounting, invest mainly in equity securities.

     ASSET-LIABILITY MATCHING is utilized by the Company to minimize the risks of interest rate fluctuations and disintermediation. The Company believes that its fixed-rate liabilities should be backed by a portfolio principally composed of fixed maturities that generate predictable rates of return. The Company does not have a specific target rate of return. Instead, its rates of return vary over time depending on the current interest rate environment, the slope of the yield curve, the spread at which fixed maturities are priced over the yield curve and general competitive conditions within the industry. Its portfolio strategy is designed to achieve adequate risk-adjusted returns consistent with its investment objectives of effective asset-liability matching, liquidity and safety.

     The Company designs its fixed-rate products and conducts its investment operations in order to closely match the duration of the assets in its investment portfolio to its annuity and GIC obligations. The Company seeks to achieve a predictable spread between what it earns on its assets and what it pays on its liabilities by investing principally in fixed-rate securities. The Company's fixed-rate products incorporate surrender charges or other limitations on when contracts can be surrendered for cash to encourage persistency. Approximately 63% of the Company's fixed annuity and GIC reserves had surrender penalties or other restrictions at September 30, 1996.

     As part of its asset-liability matching discipline, the Company conducts detailed computer simulations that model its fixed-maturity assets and liabilities under commonly used stress-test interest rate scenarios. Based on the results of these computer simulations, the investment portfolio has been constructed with a view to maintaining a desired investment spread between the yield on portfolio assets and the rate paid on its reserves under a variety of possible future interest rate scenarios. At September 30, 1996 the weighted average life of the Company's investments was approximately 5 years and the duration was approximately 3. Weighted average life is the average time to receipt of all principal, incorporating the effects of scheduled amortization and expected prepayments, weighted by book value. Duration is a common option-adjusted measure for the price sensitivity of a fixed-income portfolio to changes in interest rates. It is the calculation of the relative percentage change in market value resulting from shifts in interest rates, and recognizes the changes in portfolio cashflows resulting from embedded options such as prepayments and bond calls.

     The Company also seeks to provide liquidity from time to time by using reverse repurchase agreements ("Reverse Repos"), Dollar Rolls and by investing in MBSs. It also seeks to enhance its spread income by using Reverse Repos and Dollar Rolls. Reverse Repos involve a sale of securities and an agreement to repurchase the same securities at a later date at an agreed upon price and are generally over-collateralized. Dollar Rolls are similar to Reverse Repos except that the repurchase involves securities that are only substantially the same as the securities sold and the arrangement is not collateralized, nor is it governed by a repurchase agreement. MBSs are generally investment-grade securities collateralized by large pools of mortgage loans. MBSs generally pay principal and interest monthly. The amount of principal and interest payments may fluctuate as a result of prepayments of the underlying mortgage loans.

     There are risks associated with some of the techniques the Company uses to provide liquidity, enhance its spread income and match its assets and liabilities. The primary risk associated with the Company's Dollar Rolls and Reverse Repos is counterparty risk. The Company believes, however, that the counterparties to its Dollar Rolls and Reverse Repos are financially responsible and that the counterparty risk associated with those transactions is minimal. Counterparty risk associated with Dollar Rolls is further mitigated by the Company's participation in an MBS trading clearinghouse. The sell and buy transactions that are submitted to this clearinghouse are marked to market on a daily basis and each participant is required to over-collateralize its net loss position by 30% with either cash, letters of credit or government securities. The primary risk associated with MBSs is that a changing interest rate environment might cause prepayment of the underlying obligations at speeds slower or faster than anticipated at the time of their purchase.

     INVESTED ASSETS EVALUATION routinely includes a review by the Company of its portfolio of debt securities. Management identifies monthly those investments that require additional monitoring and carefully reviews the carrying value of such investments at least quarterly to determine whether specific investments should be placed on a nonaccrual basis and to determine declines in value that may be other than temporary. In making these reviews for bonds, management principally considers the adequacy of collateral (if any), compliance with contractual covenants, the borrower's recent financial performance, news reports and other externally generated information concerning the creditor's affairs. In the case of publicly traded bonds, management also considers market value quotations, if available. For mortgage loans, management generally considers information concerning the mortgaged property and, among other things, factors impacting the current and expected payment status of the loan and, if available, the current fair value of the underlying collateral.

     The carrying values of bonds that are determined to have declines in value that are other than temporary are reduced to net realizable value and no further accruals of interest are made. The valuation allowances on mortgage loans are based on losses expected by management to be realized on transfers of mortgage loans to real estate, on the disposition and settlement of mortgage loans and on mortgage loans that management believes may not be collectible in full. Accrual of interest is suspended when principal and interest payments on mortgage loans are past due more than 90 days.

     DEFAULTED INVESTMENTS, comprising all investments that are in default as to the payment of principal or interest, totaled $3.1 million at September 30, 1996 (at amortized cost, with a fair value of $2.9 million) including $1.6 million of bonds and notes and $1.5 million of mortgage loans. At September 30, 1996, defaulted investments constituted 0.1% of total invested assets. At September 30, 1995, defaulted investments totaled $5.0 million which constituted 0.2% of total invested assets.

     SOURCES OF LIQUIDITY are readily available to the Company in the form of the Company's existing portfolio of cash and short-term investments, Reverse Repo capacity on invested assets and, if required, proceeds from invested asset sales. At September 30, 1996, approximately $936.8 million of the Company's Bond Portfolio had an aggregate unrealized gain of $20.1 million, while approximately $1.06 billion of the Bond Portfolio had an aggregate unrealized loss of $33.9 million. In addition, the Company's investment portfolio currently provides approximately $21.6 million of monthly cash flow from scheduled principal and interest payments.

     Management is aware that prevailing market interest rates may shift significantly and has strategies in place to manage either an increase or decrease in prevailing rates. In a rising interest rate environment, the Company's average cost of funds would increase over time as it prices its new and renewing annuities and GICs to maintain a generally competitive market rate. Management would seek to place new funds in investments that were matched in duration to, and higher yielding than, the liabilities assumed. The Company believes that liquidity to fund withdrawals would be available through incoming cash flow, the sale of short-term or floating-rate instruments or Reverse Repos on the Company's substantial MBS segment of the Bond Portfolio, thereby avoiding the sale of fixed-rate assets in an unfavorable bond market.

     In a declining rate environment, the Company's cost of funds would decrease over time, reflecting lower interest crediting rates on its fixed annuities and GICs. Should increased liquidity be required for withdrawals, the Company believes that a significant portion of its investments could be sold without adverse consequences in light of the general strengthening that would be expected in the bond market.

--------------------------------------------------------------------------------

                                   PROPERTIES
--------------------------------------------------------------------------------

     The Company's principal office is in leased premises at 1 SunAmerica Center, Los Angeles, California. The Company, through an affiliate, also leases office space in Torrance, California which is utilized for certain recordkeeping and data processing functions. The Company's broker-dealer and asset management subsidiaries lease offices in New York, New York.

     The Company believes that such properties, including the equipment located therein, are suitable and adequate to meet the requirements of its businesses.

--------------------------------------------------------------------------------

                        DIRECTORS AND EXECUTIVE OFFICERS
--------------------------------------------------------------------------------

     The directors and principal officers of Anchor National Life Insurance Company (the "Company") as of December 19, 1996 are listed below, together with information as to their ages, dates of election and principal business occupation during the last five years (if other than their present business occupation).

                                                                                        OTHER POSITIONS AND
                                                                      YEAR                 OTHER BUSINESS
                                           PRESENT                  ASSUMED              EXPERIENCE WITHIN
        NAME           AGE               POSITION(S)               POSITION(S)           LAST FIVE YEARS**             FROM-TO
--------------------   ---    ----------------------------------   ----------    ----------------------------------   ----------
Eli Broad*             63     Chairman, Chief Executive Officer       1994       Cofounded SunAmerica Inc. ("SAI")
                              and President of the Company                       in 1957
                              Chairman, Chief Executive Officer       1986
                              and President of SAI
Joseph M. Tumbler*     48     Executive Vice President of the         1996       President and Chief Executive        1989-1995
                              Company                                            Officer,
                              Vice Chairman of SAI                    1995       Providian Capital Management
Jay S. Wintrob*        39     Executive Vice President of the         1991       Senior Vice President                1989-1991
                              Company                                            (Joined SAI in 1987)
                              Vice Chairman of SAI                    1995
James R. Belardi*      39     Senior Vice President of the            1992       Vice President and Treasurer         1989-1992
                              Company
                              Executive Vice President of SAI         1995       (Joined SAI in 1986)
Jana Waring Greer*     44     Senior Vice President of the            1991       (Joined SAI in 1974)
                              Company and SAI
Peter McMillan, III*   39     Executive Vice President and Chief      1994       Senior Vice President, SunAmerica    1989-1994
                              Investment Officer of SunAmerica                   Investments, Inc.
                              Investments, Inc.
Scott L. Robinson*     50     Senior Vice President of the            1991       (Joined SAI in 1978)
                              Company
                              Senior Vice President and
                              Controller of SAI

                                                                                        OTHER POSITIONS AND
                                                                      YEAR                 OTHER BUSINESS
                                           PRESENT                  ASSUMED              EXPERIENCE WITHIN
        NAME           AGE               POSITION(S)               POSITION(S)           LAST FIVE YEARS**             FROM-TO
--------------------   ---    ----------------------------------   ----------    ----------------------------------   ----------
Lorin M. Fife*         43     Senior Vice President, General          1994       Vice President and General           1994-1995
                              Counsel and Assistant Secretary of                 Counsel- Regulatory Affairs of SAI
                              the Company                                        Vice President and Associate
                              Senior Vice President and General       1995       General Counsel of SAI               1989-1994
                              Counsel-Regulatory Affairs of SAI                  (Joined SAI in 1989)
Susan L. Harris*       39     Senior Vice President and               1994       Vice President, General Counsel-     1994-1995
                              Secretary of the Company                           Corporate Affairs and Secretary of
                              Senior Vice President, General          1995       SAI
                              Counsel-Corporate Affairs and                      Vice President, Associate General    1989-1994
                              Secretary of SAI                                   Counsel and Secretary of SAI
                                                                                 (Joined SAI in 1985)
James Rowan*           34     Senior Vice President of the            1996       Vice President                       1993-1995
                              Company and SAI                                    Assistant to the Chairman            1992
                                                                                 Senior Vice President, Security
                                                                                 Pacific Corp.                        1990-1992
N. Scott Gillis        43     Senior Vice President and               1994       Vice President and Controller,       1989-1994
                              Controller of the Company                          SunAmerica Life Companies (Joined
                                                                                 SAI in 1985)
Edwin R. Reoliquio     39     Senior Vice President and Chief         1995       Vice President and Actuary,          1990-1995
                              Actuary of the Company                             SunAmerica Life Companies
Victor E. Akin         32     Senior Vice President of the            1996       Vice President, SunAmerica Life      1995-1996
                              Company                                            Companies
                                                                                 Director, SunAmerica Life            1994-1995
                                                                                 Companies
                                                                                 Manager, SunAmerica Life Companies   1993-1994
                                                                                 Actuary, Milliman & Robertson        1992-1993
                                                                                 Consultant, Chalke Inc.              1991-1992

---------------

 * Also serves as a director

** Unless otherwise indicated, officers and positions are with SunAmerica Inc.

--------------------------------------------------------------------------------

                             EXECUTIVE COMPENSATION
--------------------------------------------------------------------------------

     All of the executive officers of the Company also serve as employees of SunAmerica Inc. or its affiliates and receive no compensation directly from the Company. Some of the officers also serve as officers of other companies affiliated with the Company. Allocations have been made as to each individual's time devoted to his or her duties as an executive officer of the Company.

     The following table shows the cash compensation paid or earned, based on these allocations, to the chief executive officer and top four executive officers of the Company whose allocated compensation exceeds $100,000 and to all executive officers of the Company as a group for services rendered in all capacities to the Company during 1996:

           NAME OF INDIVIDUAL OR                     CAPACITIES IN                               ALLOCATED CASH
              NUMBER IN GROUP                         WHICH SERVED                                COMPENSATION
-------------------------------------------    --------------------------                        --------------
Eli Broad                                      Chairman, Chief Executive                           $1,444,146
                                               Officer and President
Joseph M. Tumbler                              Executive Vice President                               834,708
Jay S. Wintrob                                 Executive Vice President                               836,327
James R. Belardi                               Senior Vice President                                  341,329
Jana W. Greer                                  Senior Vice President                                  420,171
All Executive Officers as a Group(12)                                                              $5,056,560
                                                                                                  ===========

     Directors of the Company who are also employees of SunAmerica Inc. or its affiliates receive no compensation in addition to their compensation as employees of SunAmerica Inc. or its affiliates.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     No shares of the Company are owned by any executive officer or director. The Company is an indirect wholly owned subsidiary of SunAmerica Inc. Except for Mr. Broad, the percentage of shares of SunAmerica Inc. beneficially owned by any director does not exceed one percent of the class outstanding. At November 30, 1996, Mr. Broad was the beneficial owner of 5,930,156 shares of Common Stock (approximately 5.3% of the class outstanding) and 9,160,294 shares of Class B Common Stock (approximately 84.4% of the class outstanding). Of the Common Stock, 715,872 shares represent restricted shares granted under the Company's employee stock plans as to which Mr. Broad has no investment power; and 3,605,700 shares represent employee stock options held by Mr. Broad which are or will become exercisable on or before February 28, 1997 and as to which he has no voting or investment power. Of the Class B Stock, 8,456,140 shares are held directly by Mr. Broad; and 704,154 shares are registered in the name of a corporation as to which Mr. Broad exercises sole voting and dispositive powers. At November 30, 1996, all directors and officers as a group beneficially owned 9,197,722 shares of Common Stock (approximately 8.1% of the class outstanding) and 9,160,294 shares of Class B Common Stock (approximately 84.4% of the class outstanding).

--------------------------------------------------------------------------------

                                STATE REGULATION
--------------------------------------------------------------------------------

     The Company is subject to regulation and supervision by the states in which it is authorized to transact business. State insurance laws establish supervisory agencies with broad administrative and supervisory powers related to granting and revoking licenses to transact business, regulating marketing and other trade practices, operating guaranty associations, licensing agents, approving policy forms, regulating certain premium rates, regulating insurance holding company systems, establishing reserve requirements, prescribing the form and content of required financial statements and reports, performing financial and other examinations, determining the reasonableness and adequacy of statutory capital and surplus, regulating the type, valuation and amount of investments permitted, limiting the amount of dividends that can be paid and the size of transactions that can be consummated without first obtaining regulatory approval and other related matters.

     During the last decade, the insurance regulatory framework has been placed under increased scrutiny by various states, the federal government and the National Association of Insurance Commissioners ("NAIC"). Various states have considered or enacted legislation that changes, and in many cases increases, the states' authority to regulate insurance companies. Legislation has been introduced from time to time in Congress that could result in the federal government assuming some role in the regulation of insurance companies. In recent years, the NAIC has approved and recommended to the states for adoption and implementation several regulatory initiatives designed to reduce the risk of insurance company insolvencies and market conduct violations. These initiatives include new investment reserve requirements, risk-based capital standards and restrictions on an insurance company's ability to pay dividends to its stockholders. The NAIC is also currently developing model laws to govern insurance company investments and illustrations for annuity products. Current proposals are still being debated and the Company is monitoring developments in this area and the effects any changes would have on the Company.

--------------------------------------------------------------------------------

                                   CUSTODIAN
--------------------------------------------------------------------------------

     State Street Bank and Trust Company, 225 Franklin Street, Boston, Massachusetts 02110, serves as the custodian of the assets of the Separate Account. The custodian is remunerated by the Company based on a schedule of fees under an agreement between the custodian and the Company.

--------------------------------------------------------------------------------

                               LEGAL PROCEEDINGS
--------------------------------------------------------------------------------

     There are no pending legal proceedings affecting the Separate Account. The Company and its subsidiaries are engaged in various kinds of routine litigation which, in management's judgment, is not of material importance to their respective total assets or material with respect to the Separate Account.

--------------------------------------------------------------------------------

                            REGISTRATION STATEMENTS
--------------------------------------------------------------------------------

     Registration statements have been filed with the Commission, Washington, D.C., under the Securities Act of 1933 as amended, with respect to the Contracts offered by this prospectus. This prospectus does not contain all the information set forth in the registration statements and the exhibits filed as part of the registration statements, to all of which reference is hereby made for further information concerning the Separate Account, the General Account, the Company, the Underlying Funds, the Contract and the Certificates. Statements found in this prospectus as to the terms of the Contracts, the Certificates and other legal instruments are summaries, and reference is made to such instruments as filed.

--------------------------------------------------------------------------------

                            INDEPENDENT ACCOUNTANTS
--------------------------------------------------------------------------------

     The consolidated financial statements of Anchor National Life Insurance Company as of September 30, 1996 and 1995 and for each of the three years in the period ended September 30, 1996 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

--------------------------------------------------------------------------------

               ADDITIONAL INFORMATION ABOUT THE SEPARATE ACCOUNT
--------------------------------------------------------------------------------

     Additional information concerning the operations of the Separate Account is contained in a Statement of Additional Information, which is available without charge upon written request addressed to the Company at its Annuity Service Center P.O. Box 54299, Los Angeles, California 90054-0299 or (800)445-SUN2. The contents of the Statement of Additional Information are tabulated below.

                      STATEMENT OF ADDITIONAL INFORMATION

                               TABLE OF CONTENTS

                                                                                                     PAGE
                                                                                                     ----
Performance Data...................................................................................    3
Annuity Payments...................................................................................    7
Annuity Unit Values................................................................................    8
Qualified Plans....................................................................................   11
Distribution of Contracts..........................................................................   12
Financial Statements...............................................................................   13

--------------------------------------------------------------------------------

                              FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

     The consolidated financial statements of the Company which are included in this prospectus should be considered only as bearing on the ability of the Company to meet its obligations with respect to amounts allocated to the General Account and with respect to the death benefit and the Company's assumption of the mortality and expense risks and the risk that the Withdrawal Charge will be insufficient to cover the cost of distributing the Contracts. They should not be considered as bearing on the investment performance of the Underlying Fund shares held in the Portfolios of the Separate Account. The value of the interests of Owners, Participants, Annuitants, Beneficiaries and payees under the variable portion of the Contracts is affected primarily by the investment results of the Underlying Funds.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Anchor National Life Insurance Company

     In our opinion, the accompanying consolidated balance sheet and the related consolidated income statement and statement of cash flows present fairly, in all material respects, the financial position of Anchor National Life Insurance Company and its subsidiaries at September 30, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

     As discussed in Note 2, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," in fiscal 1994.

Price Waterhouse LLP
Los Angeles, California
November 8, 1996

                     ANCHOR NATIONAL LIFE INSURANCE COMPANY

                           CONSOLIDATED BALANCE SHEET

                                                                                     SEPTEMBER 30,
                                                                           ----------------------------------
                                                                                1996               1995
                                                                           ---------------    ---------------
ASSETS
INVESTMENTS:
  Cash and short-term investments........................................  $   122,058,000    $   249,209,000
  Bonds, notes and redeemable preferred stocks:
     Available for sale, at fair value (amortized cost: 1996,
      $2,001,024,000; 1995, $1,500,062,000)..............................    1,987,271,000      1,489,213,000
     Held for investment, at amortized cost (fair value: 1995,
      $165,004,000)......................................................               --        157,901,000
  Mortgage loans.........................................................       98,284,000         94,260,000
  Common stocks, at fair value (cost: 1996, $2,911,000; 1995,
     $6,576,000).........................................................        3,970,000          4,097,000
  Real estate............................................................       39,724,000         55,798,000
  Other invested assets..................................................       77,925,000         64,430,000
                                                                            --------------     --------------
  Total investments......................................................    2,329,232,000      2,114,908,000
Variable annuity assets..................................................    6,311,557,000      5,230,246,000
Receivable from brokers for sales of securities..........................       52,348,000                 --
Accrued investment income................................................       19,675,000         14,192,000
Deferred acquisition costs...............................................      443,610,000        383,069,000
Other assets.............................................................       48,113,000         41,282,000
                                                                            --------------     --------------
Total assets.............................................................  $ 9,204,535,000    $ 7,783,697,000
                                                                            ==============     ==============

LIABILITIES AND SHAREHOLDER'S EQUITY
Reserves, payables and accrued liabilities:
  Reserves for fixed annuity contracts...................................  $ 1,789,962,000    $ 1,497,052,000
  Reserves for guaranteed investment contracts...........................      415,544,000        277,095,000
  Payable to brokers for purchases of securities.........................               --        155,861,000
  Income taxes currently payable.........................................       21,486,000         15,720,000
  Other liabilities......................................................       74,710,000         56,372,000
                                                                            --------------     --------------
  Total reserves, payables and accrued liabilities.......................    2,301,702,000      2,002,100,000
                                                                            --------------     --------------
Variable annuity liabilities.............................................    6,311,557,000      5,230,246,000
                                                                            --------------     --------------
Subordinated notes payable to Parent.....................................       35,832,000         35,832,000
                                                                            --------------     --------------
Deferred income taxes....................................................       70,189,000         73,459,000
                                                                            --------------     --------------
Shareholder's equity:
  Common Stock...........................................................        3,511,000          3,511,000
  Additional paid-in capital.............................................      280,263,000        252,876,000
  Retained earnings......................................................      207,002,000        191,346,000
  Net unrealized losses on debt and equity securities available for
     sale................................................................      (5,521,000)        (5,673,000)
                                                                            --------------     --------------
  Total shareholder's equity.............................................      485,255,000        442,060,000
                                                                            --------------     --------------
TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY...............................  $ 9,204,535,000    $ 7,783,697,000
                                                                            ==============     ==============

                            See accompanying notes.

                     ANCHOR NATIONAL LIFE INSURANCE COMPANY

                         CONSOLIDATED INCOME STATEMENT

                                                                         YEARS ENDED SEPTEMBER 30,
                                                               ---------------------------------------------
                                                                   1996            1995            1994
                                                               -------------   -------------   -------------
Investment income............................................  $ 164,631,000   $ 129,466,000   $ 127,758,000
                                                               -------------   -------------   -------------
Interest expense on:
  Fixed annuity contracts....................................    (82,690,000)    (72,975,000)    (66,311,000)
  Guaranteed investment contracts............................    (19,974,000)     (3,733,000)             --
  Senior indebtedness........................................     (2,568,000)       (227,000)        (71,000)
  Subordinated notes payable to Parent.......................     (2,556,000)     (2,448,000)     (2,380,000)
                                                               -------------   -------------   -------------
  Total interest expense.....................................   (107,788,000)    (79,383,000)    (68,762,000)
                                                               -------------   -------------   -------------
NET INVESTMENT INCOME........................................     56,843,000      50,083,000      58,996,000
                                                               -------------   -------------   -------------
NET REALIZED INVESTMENT LOSSES...............................    (13,355,000)     (4,363,000)    (33,713,000)
                                                               -------------   -------------   -------------
Fee income:
  Variable annuity fees......................................    103,970,000      84,171,000      79,101,000
  Asset management fees......................................     25,413,000      26,935,000      31,302,000
  Net retained commissions...................................     31,548,000      24,108,000      20,822,000
                                                               -------------   -------------   -------------
TOTAL FEE INCOME.............................................    160,931,000     135,214,000     131,225,000
                                                               -------------   -------------   -------------
Other income and expenses:
  Surrender charges..........................................      5,184,000       5,889,000       5,034,000
  General and administrative expenses........................    (80,048,000)    (61,629,000)    (52,636,000)
  Amortization of deferred acquisition costs.................    (57,520,000)    (58,713,000)    (44,195,000)
  Annual commissions.........................................     (4,613,000)     (2,658,000)     (1,158,000)
  Other, net.................................................      1,886,000       1,174,000       3,767,000
                                                               -------------   -------------   -------------
TOTAL OTHER INCOME AND EXPENSES..............................   (135,111,000)   (115,937,000)    (89,188,000)
                                                               -------------   -------------   -------------
PRETAX INCOME................................................     69,308,000      64,997,000      67,320,000
Income tax expense...........................................    (24,252,000)    (25,739,000)    (22,705,000)
                                                               -------------   -------------   -------------
INCOME BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING FOR
  INCOME TAXES...............................................     45,056,000      39,258,000      44,615,000
Cumulative effect of change in accounting for income taxes...             --              --     (20,463,000)
                                                               -------------   -------------   -------------
NET INCOME...................................................  $  45,056,000   $  39,258,000   $  24,152,000
                                                               =============   =============   =============

                            See accompanying notes.

                     ANCHOR NATIONAL LIFE INSURANCE COMPANY

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                               YEARS ENDED SEPTEMBER 30,
                                                                  ---------------------------------------------------
                                                                       1996              1995              1994
                                                                  ---------------   ---------------   ---------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income....................................................  $    45,056,000   $    39,258,000   $    24,152,000
  Adjustments to reconcile net income to net cash provided by operating activities:
      Interest credited to:
         Fixed annuity contracts................................       82,690,000        72,975,000        66,311,000
         Guaranteed investment contracts........................       19,974,000         3,733,000                --
      Net realized investment losses............................       13,355,000         4,363,000        33,713,000
      Accretion of net discounts on investments.................       (8,976,000)       (6,865,000)       (2,050,000)
      Amortization of goodwill..................................        1,169,000         1,168,000         1,169,000
      Provision for deferred income taxes.......................       (3,351,000)       (1,489,000)       19,395,000
      Cumulative effect of change in accounting for income
         taxes..................................................               --                --        20,463,000
  Change in:
    Accrued investment income...................................       (5,483,000)        3,373,000        (1,310,000)
    Deferred acquisition costs..................................      (60,941,000)       (7,180,000)      (34,612,000)
    Other assets................................................       (8,000,000)        7,047,000         5,133,000
    Income taxes currently payable..............................        5,766,000         3,389,000         6,559,000
    Other liabilities...........................................        5,474,000         4,063,000            46,000
  Other, net....................................................         (129,000)            7,000           360,000
                                                                  ---------------   ---------------   ---------------
NET CASH PROVIDED BY OPERATING ACTIVITIES.......................       86,604,000       123,842,000       139,329,000
                                                                  ---------------   ---------------   ---------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Premium receipts on:
    Fixed annuity contracts.....................................      651,649,000       245,320,000       138,526,000
    Guaranteed investment contracts.............................      134,967,000       275,000,000                --
  Net exchanges to (from) the fixed accounts of variable annuity
    contracts...................................................     (236,705,000)       10,475,000       (29,286,000)
  Withdrawal payments on:
    Fixed annuity contracts.....................................     (173,489,000)     (237,977,000)     (269,412,000)
    Guaranteed investment contracts.............................      (16,492,000)       (1,638,000)               --
  Claims and annuity payments on fixed annuity contracts........      (31,107,000)      (31,237,000)      (31,146,000)
  Net receipts from (repayments of) other short-term
    financings..................................................     (119,712,000)        3,202,000      (166,685,000)
  Capital contribution received.................................       27,387,000                --                --
  Dividend paid.................................................      (29,400,000)               --                --
                                                                  ---------------   ---------------   ---------------
NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES................      207,098,000       263,145,000      (358,003,000)
                                                                  ---------------   ---------------   ---------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of:
    Bonds, notes and redeemable preferred stocks................   (1,937,890,000)   (1,556,586,000)   (1,197,743,000)
    Mortgage loans..............................................      (15,000,000)               --       (10,666,000)
    Other investments, excluding short-term investments.........      (36,770,000)      (13,028,000)      (26,317,000)
  Sales of:
    Bonds, notes and redeemable preferred stocks................    1,241,928,000     1,026,078,000       877,068,000
    Real estate.................................................          900,000        36,813,000        33,443,000
    Other investments, excluding short-term investments.........        4,937,000         5,130,000         2,353,000
  Redemptions and maturities of:
    Bonds, notes and redeemable preferred stocks................      288,969,000       178,688,000       173,763,000
    Mortgage loans..............................................       11,324,000        14,403,000        10,087,000
    Other investments, excluding short-term investments                20,749,000        13,286,000        13,500,000
                                                                  ---------------   ---------------   ---------------
NET CASH USED BY INVESTING ACTIVITIES...........................     (420,853,000)     (295,216,000)     (124,512,000)
                                                                  ---------------   ---------------   ---------------
NET INCREASE (DECREASE) IN CASH AND SHORT-TERM INVESTMENTS......     (127,151,000)       91,771,000      (343,186,000)
CASH AND SHORT-TERM INVESTMENTS AT BEGINNING OF PERIOD..........      249,209,000       157,438,000       500,624,000
                                                                  ---------------   ---------------   ---------------
CASH AND SHORT-TERM INVESTMENTS AT END OF PERIOD................  $   122,058,000   $   249,209,000   $   157,438,000
                                                                  ===============   ===============   ===============
Supplemental cash flow information:
  Interest paid on indebtedness.................................  $     5,982,000   $     3,235,000   $     1,175,000
                                                                  ===============   ===============   ===============
  Net income taxes paid (recovered).............................  $    22,031,000   $    23,656,000   $    (3,328,000)
                                                                  ===============   ===============   ===============

                            See accompanying notes.

                     ANCHOR NATIONAL LIFE INSURANCE COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS

     Anchor National Life Insurance Company (the "Company") is a wholly owned indirect subsidiary of SunAmerica, Inc. (the "Parent"). The Company is an Arizona-domiciled life insurance company and, on a consolidated basis, conducts its business through three segments: annuity operations, asset management operations and broker-dealer operations. Annuity operations include the sale and administration of fixed and variable annuities and guaranteed investment contracts. Asset management operations, which include the sale and management of mutual funds, is conducted by SunAmerica Asset Management Corp. Broker-dealer operations include the sale of securities and financial services products, and is conducted by Royal Alliance Associates, Inc.

     The operations of the Company are influenced by many factors, including general economic conditions, monetary and fiscal policies of the federal government, and policies of state and other regulatory authorities. The level of sales of the Company's financial products is influenced by many factors, including general market rates of interest; strength, weakness and volatility of equity markets; and terms and conditions of competing financial products. The Company is exposed to the typical risks normally associated with a portfolio of fixed-income securities, namely interest rate, option, liquidity and credit risks. The Company controls its exposure to these risks by, among other things, closely monitoring and matching the duration of its assets and liabilities, monitoring and limiting prepayment and extension risk in its portfolio, maintaining a large percentage of its portfolio in highly liquid securities, and engaging in a disciplined process of underwriting, reviewing and monitoring credit risk. The Company also is exposed to market risk, as market volatility may result in reduced fee income in the case of assets managed in mutual funds and held in separate accounts.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     BASIS OF PRESENTATION: The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles and include the accounts of the Company and all of its wholly owned subsidiaries. All significant intercompany accounts and transactions are eliminated in consolidation. Certain 1995 and 1994 amounts have been reclassified to conform with the 1996 presentation.

     The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from those estimates.

     RECENTLY ISSUED ACCOUNTING STANDARDS: Effective October 1, 1993, the Company adopted the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Accordingly, the cumulative effect of this change in accounting for income taxes was recorded on October 1, 1993 to increase the liability for Deferred Income Taxes by $20,463,000.

     INVESTMENTS: Cash and short-term investments primarily include cash, commercial paper, money market investments, repurchase agreements and short-term bank participations. All such investments are carried at cost plus accrued interest, which approximates fair value, have maturities of three months or less and are considered cash equivalents for purposes of reporting cash flows.

     Bonds, notes and redeemable preferred stocks available for sale and common stocks are carried at aggregate fair value and changes in unrealized gains or losses, net of tax, are credited or charged directly to shareholder's equity. Bonds, notes and redeemable preferred stocks held for investment (the "Held for Investment Portfolio") are carried at amortized cost. On December 1, 1995, the Company reassessed the appropriateness of classifying a portion of its portfolio of bonds, notes and redeemable preferred stocks as held for investment. This reassessment was made pursuant to the provisions of "Special Report: A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities," issued by the Financial Accounting Standards Board in November 1995. As a result of its reassessment, the Company reclassified all of its Held for Investment Portfolio as available for sale. At December 1, 1995, the amortized cost of the Held for Investment Portfolio aggregated $157,830,000 and its fair value was $166,215,000. Upon reclassification, the resulting net

                     ANCHOR NATIONAL LIFE INSURANCE COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) unrealized gain of $8,385,000 was credited to Net Unrealized Losses on Debt and Equity Securities Available for Sale in the shareholder's equity section of the balance sheet.

     Bonds, notes and redeemable preferred stocks are reduced to estimated net realizable value when necessary for declines in value considered to be other than temporary. Estimates of net realizable value are subjective and actual realization will be dependent upon future events.

     Mortgage loans are carried at amortized unpaid balances, net of provisions for estimated losses. Real estate is carried at the lower of cost or fair value. Other invested assets include investments in limited partnerships, which are accounted for by using the cost method of accounting; separate account investments; leveraged leases; policy loans, which are carried at unpaid balances; and collateralized mortgage obligation residuals.

     Realized gains and losses on the sale of investments are recognized in operations at the date of sale and are determined using the specific cost identification method. Premiums and discounts on investments are amortized to investment income using the interest method over the contractual lives of the investments.

     DEFERRED ACQUISITION COSTS: Policy acquisition costs are deferred and amortized, with interest, over the estimated lives of the contracts in relation to the present value of estimated gross profits, which are composed of net interest income, net realized investment gains and losses, variable annuity fees, surrender charges and direct administrative expenses. Costs incurred to sell mutual funds are also deferred and amortized over the estimated lives of the funds obtained. Deferred acquisition costs consist of commissions and other costs that vary with, and are primarily related to, the production or acquisition of new business.

     As debt and equity securities available for sale are carried at aggregate fair value, an adjustment is made to deferred acquisition costs equal to the change in amortization that would have been recorded if such securities had been sold at their stated aggregate fair value and the proceeds reinvested at current yields. The change in this adjustment, net of tax, is included with the change in net unrealized gains or losses on debt and equity securities available for sale that is credited or charged directly to shareholder's equity. Deferred Acquisition Costs have been increased by $4,200,000 at September 30, 1996, and by $4,600,000 at September 30, 1995 for this adjustment.

     VARIABLE ANNUITY ASSETS AND LIABILITIES: The assets and liabilities resulting from the receipt of variable annuity premiums are segregated in separate accounts. The Company receives administrative fees for managing the funds and other fees for assuming mortality and certain expense risks. Such fees are included in Variable Annuity Fees in the income statement.

     GOODWILL: Goodwill, amounting to $19,478,000 at September 30, 1996, is amortized by using the straight-line method over periods averaging 25 years and is included in Other Assets in the balance sheet.

     CONTRACTHOLDER RESERVES: Contractholder reserves for fixed annuity contracts and guaranteed investment contracts are accounted for as investment-type contracts in accordance with Statement of Financial Accounting Standards No. 97, "Accounting and Reporting by Insurance Enterprises for Certain Long-Duration Contracts and for Realized Gains and Losses from the Sale of Investments," and are recorded at accumulated value (premiums received, plus accrued interest, less withdrawals and assessed fees).

     FEE INCOME: Variable annuity fees and asset management fees are recorded in income as earned. Net retained commissions are recognized as income on a trade-date basis.

     INCOME TAXES: The Company is included in the consolidated federal income tax return of the Parent and files as a "life insurance company" under the provisions of the Internal Revenue Code of 1986. Income taxes have been calculated as if the Company filed a separate return. Deferred income tax assets and liabilities are recognized based on the difference between financial statement carrying amounts and income tax bases of assets and liabilities using enacted income tax rates and laws.

                     ANCHOR NATIONAL LIFE INSURANCE COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. INVESTMENTS

     The amortized cost and estimated fair value of bonds, notes and redeemable preferred stocks available for sale and held for investment by major category follow:

                                                                                         ESTIMATED
                                                                      AMORTIZED            FAIR
                                                                        COST               VALUE
                                                                   ---------------    ---------------
        AT SEPTEMBER 30, 1996:
        AVAILABLE FOR SALE:
          Securities of the United States Government.............  $   311,458,000    $   304,538,000
          Mortgage-backed securities.............................      747,653,000        741,876,000
          Securities of public utilities.........................        3,684,000          3,672,000
          Corporate bonds and notes..............................      590,071,000        591,148,000
          Redeemable preferred stocks............................        9,064,000          8,664,000
          Other debt securities..................................      339,094,000        337,373,000
                                                                    --------------     --------------
          Total available for sale...............................  $ 2,001,024,000    $ 1,987,271,000
                                                                    ==============     ==============
        AT SEPTEMBER 30, 1995:
        AVAILABLE FOR SALE:
          Securities of the United States Government.............  $    59,756,000    $    60,258,000
          Mortgage-backed securities.............................    1,121,064,000      1,110,676,000
          Securities of public utilities.........................          792,000            774,000
          Corporate bonds and notes..............................      290,924,000        288,883,000
          Redeemable preferred stocks............................        3,945,000          4,937,000
          Other debt securities..................................       23,581,000         23,685,000
                                                                   ---------------    ---------------
          Total available for sale...............................  $ 1,500,062,000    $ 1,489,213,000
                                                                     =============      =============
        HELD FOR INVESTMENT:
          Securities of the United States Government.............  $    10,379,000    $    10,797,000
          Mortgage-backed securities.............................        8,378,000          8,378,000
          Corporate bonds and notes..............................      105,980,000        112,665,000
          Other debt securities..................................       33,164,000         33,164,000
                                                                   ---------------    ---------------
          Total held for investment..............................  $   157,901,000    $   165,004,000
                                                                     =============      =============

     The amortized cost and estimated fair value of bonds, notes and redeemable preferred stocks available for sale by contractual maturity, as of September 30, 1996, follow:

                                                                      AMORTIZED          ESTIMATED
                                                                        COST            FAIR VALUE
                                                                   ---------------    ---------------
        AVAILABLE FOR SALE:
          Due in one year or less................................  $    18,792,000    $    19,357,000
          Due after one year through five years..................      505,564,000        499,163,000
          Due after five years through ten years.................      378,249,000        378,250,000
          Due after ten years....................................      350,766,000        348,625,000
          Mortgage-backed securities.............................      747,653,000        741,876,000
                                                                    --------------     --------------
          Total available for sale...............................  $ 2,001,024,000    $ 1,987,271,000
                                                                    ==============     ==============

     Actual maturities of bonds, notes and redeemable preferred stocks will differ from those shown above due to prepayments and redemptions.

                     ANCHOR NATIONAL LIFE INSURANCE COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. INVESTMENTS (CONTINUED)

     Gross unrealized gains and losses on bonds, notes and redeemable preferred stocks available for sale and held for investment by major category follow:

                                                                          GROSS           GROSS
                                                                       UNREALIZED       UNREALIZED
                                                                          GAINS           LOSSES
                                                                       -----------     ------------
        AT SEPTEMBER 30, 1996:
        AVAILABLE FOR SALE:
          Securities of the United States Government.................  $   284,000     $ (7,204,000)
          Mortgage-backed securities.................................    7,734,000      (13,511,000)
          Securities of public utilities.............................        1,000          (13,000)
          Corporate bonds and notes..................................   11,709,000      (10,632,000)
          Redeemable preferred stocks................................       16,000         (416,000)
          Other debt securities......................................      431,000       (2,152,000)
                                                                       -----------     ------------
          Total available for sale...................................  $20,175,000     $(33,928,000)
                                                                       ===========     ============
        AT SEPTEMBER 30, 1995:
        AVAILABLE FOR SALE:
          Securities of the United States Government.................  $   553,000     $    (51,000)
          Mortgage-backed securities.................................   12,013,000      (22,401,000)
          Securities of public utilities.............................           --          (18,000)
          Corporate bonds and notes..................................    5,344,000       (7,385,000)
          Redeemable preferred stocks................................      992,000               --
          Other debt securities......................................      104,000               --
                                                                       -----------     ------------
          Total available for sale...................................  $19,006,000     $(29,855,000)
                                                                       ===========     ============
        HELD FOR INVESTMENT:
          Securities of the United States Government.................  $   432,000     $    (14,000)
          Corporate bonds and notes..................................    6,685,000               --
                                                                       -----------     ------------
          Total held for investment..................................  $ 7,117,000     $    (14,000)
                                                                       ===========     ============

                     ANCHOR NATIONAL LIFE INSURANCE COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. INVESTMENTS (CONTINUED)

     At September 30, 1996, gross unrealized gains on equity securities aggregated $1,368,000 and gross unrealized losses aggregated $309,000. At September 30, 1995, gross unrealized gains on equity securities aggregated $1,082,000 and gross unrealized losses aggregated $3,561,000.

     Gross realized investment gains and losses on sales of all types of investments are as follows:

                                                                         YEARS ENDED SEPTEMBER 30,
                                                               ----------------------------------------------
                                                                   1996             1995             1994
                                                               ------------     ------------     ------------
  BONDS, NOTES AND REDEEMABLE PREFERRED STOCKS:
    Available for sale:
       Realized gains......................................    $ 14,532,000     $ 15,983,000     $ 12,760,000
       Realized losses.....................................     (10,432,000)     (21,842,000)     (31,066,000)
    Held for investment:
       Realized gains......................................              --        2,413,000          890,000
       Realized losses.....................................              --         (586,000)      (1,913,000)
  EQUITIES:
    Realized gains.........................................         511,000          994,000          467,000
    Realized losses........................................      (3,151,000)        (114,000)        (303,000)
  OTHER INVESTMENTS:
    Realized gains.........................................       1,135,000        3,561,000               --
    Realized losses........................................      (1,729,000)         (12,000)        (358,000)
  IMPAIRMENT WRITEDOWNS....................................     (14,221,000)      (4,760,000)     (14,190,000)
                                                               ------------     ------------     ------------
  Total net realized investment losses.....................    $(13,355,000)    $ (4,363,000)    $(33,713,000)
                                                               ============     ============     ============

     The sources and related amounts of investment income are as follows:

                                                                         YEARS ENDED SEPTEMBER 30,
                                                               ----------------------------------------------
                                                                   1996             1995             1994
                                                               ------------     ------------     ------------
   Short-term investments....................................  $ 10,647,000     $  8,308,000     $  4,648,000
   Bonds, notes and redeemable preferred stocks..............   140,387,000      107,643,000       98,935,000
   Mortgage loans............................................     8,701,000        7,419,000       12,133,000
   Common stocks.............................................         8,000            3,000            1,000
   Real estate...............................................      (196,000)         (51,000)       1,379,000
   Limited partnerships......................................     4,073,000        5,128,000        9,487,000
   Other invested assets.....................................     1,011,000        1,016,000        1,175,000
                                                               ------------     ------------     ------------
     Total investment income.................................  $164,631,000     $129,466,000     $127,758,000
                                                               ============     ============     ============

     Expenses incurred to manage the investment portfolio amounted to $1,737,000 for the year ended September 30, 1996, $1,983,000 for the year ended September 30, 1995, and $1,714,000 for the year ended September 30, 1994 and are included in General and Administrative Expenses in the income statement.

     At September 30, 1996, no investment exceeded 10% of the Company's consolidated shareholder's equity.

     At September 30, 1996, mortgage loans were collateralized by properties located in 11 states, with loans totaling approximately 21% of the aggregate carrying value of the portfolio secured by properties located in Colorado, approximately 17% by properties located in New Jersey and approximately 14% by properties located in California. No more than 12% of the portfolio was secured by properties in any other single state.

                     ANCHOR NATIONAL LIFE INSURANCE COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. INVESTMENTS (CONTINUED)

     At September 30, 1996, bonds, notes and redeemable preferred stocks included $160,801,000 (fair value, $160,158,000) of bond and notes not rated investment grade by either Standard & Poor's Corporation, Moody's Investors Service, Duff and Phelps Credit Rating Co., Fitch Investor Service, Inc. or under National Association of Insurance Commissioners' guidelines. The Company had no material concentrations of non-investment-grade assets at September 30, 1996.

     At September 30, 1996, the amortized cost of investments in default as to the payment of principal or interest was $3,115,000, consisting of $1,580,000 of non-investment-grade bonds and $1,535,000 of mortgage loans. Such nonperforming investments had an estimated fair value of $2,935,000.

     At September 30, 1996, $6,486,000 of bonds, at amortized cost, were on deposit with regulatory authorities in accordance with statutory requirements.

     The Company has undertaken to dispose of certain real estate investments, having an aggregate carrying value of $28,410,000, during the next year, to affiliated or nonaffiliated parties, and the Parent has guaranteed that the Company will receive its current carrying value for these assets.

4. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following estimated fair value disclosures are limited to reasonable estimates of the fair value of only the Company's financial instruments. The disclosures do not address the value of the Company's recognized and unrecognized nonfinancial assets (including its other invested assets, equity investments and real estate investments) and liabilities or the value of anticipated future business. The Company does not plan to sell most of its assets or settle most of its liabilities at these estimated fair values.

     The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Selling expenses and potential taxes are not included. The estimated fair value amounts were determined using available market information, current pricing information and various valuation methodologies. If quoted market prices were not readily available for a financial instrument, management determined an estimated fair value. Accordingly, the estimates may not be indicative of the amounts the financial instruments could be exchanged for in a current or future market transaction.

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

     CASH AND SHORT TERM INVESTMENTS: Carrying value is considered to be a reasonable estimate of fair value.

     BONDS, NOTES AND REDEEMABLE PREFERRED STOCKS: Fair value is based principally on independent pricing services, broker quotes and other independent information.

     MORTGAGE LOANS: Fair values are primarily determined by discounting future cash flows to the present at current market rates, using expected prepayment rates.

     VARIABLE ANNUITY ASSETS: Variable annuity assets are carried at the market value of the underlying securities.

     RECEIVABLE FROM (PAYABLE TO) BROKERS FOR SALES (PURCHASES) OF
SECURITIES: Such obligations represent net transactions of a short-term nature for which the carrying value is considered a reasonable estimate of fair value.

     RESERVES FOR FIXED ANNUITY CONTRACTS: Deferred annuity contracts and single premium life contracts are assigned a fair value equal to current net surrender value. Annuitized contracts are valued based on the present value of future cash flows at current pricing rates.

     RESERVES FOR GUARANTEED INVESTMENT CONTRACTS: Fair value is based on the present value of future cash flows at current pricing rates.

                     ANCHOR NATIONAL LIFE INSURANCE COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4. FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

     VARIABLE ANNUITY LIABILITIES: Fair values of contracts in the accumulation phase are based on net surrender values. Fair values of contracts in the payout phase are based on the present value of future cash flows at assumed investment rates.

     SUBORDINATED NOTES PAYABLE TO PARENT: Fair value is estimated based on the quoted market prices for similar issues.

     The estimated fair values of the Company's financial instruments at September 30, 1996 and 1995, compared with their respective carrying values, are as follows:

                                                                         CARRYING
                                                                          VALUE           FAIR VALUE
                                                                      --------------    --------------
        1996:

        ASSETS:
          Cash and short-term investments..........................   $  122,058,000    $  122,058,000
          Bonds, notes and redeemable preferred stocks.............    1,987,271,000     1,987,271,000
          Mortgage loans...........................................       98,284,000       102,112,000
          Receivable from brokers for sales of securities..........       52,348,000        52,348,000
          Variable annuity assets..................................    6,311,557,000     6,311,557,000

        LIABILITIES:
          Reserves for fixed annuity contracts.....................    1,789,962,000     1,738,784,000
          Reserves for guaranteed investment contracts.............      415,544,000       416,695,000
          Variable annuity liabilities.............................    6,311,557,000     6,117,508,000
          Subordinated notes payable to Parent.....................       35,832,000        37,339,000
                                                                      ==============    ==============

        1995:

        ASSETS:
          Cash and short-term investments..........................   $  249,209,000    $  249,209,000
          Bonds, notes and redeemable preferred stocks.............    1,647,114,000     1,654,217,000
          Mortgage loans...........................................       94,260,000        95,598,000
          Variable annuity assets..................................    5,230,246,000     5,230,246,000

        LIABILITIES:
          Reserves for fixed annuity contracts.....................    1,497,052,000     1,473,757,000
          Reserves for guaranteed investment contracts.............      277,095,000       277,095,000
          Payable to brokers for purchases of securities...........      155,861,000       155,861,000
          Variable annuity liabilities.............................   5,230,246,000..    5,077,257,000
          Subordinated notes payable to Parent.....................       35,832,000        34,620,000
                                                                      ==============    ==============

5. SUBORDINATED NOTES PAYABLE TO PARENT

     Subordinated notes payable to Parent averaged $35,832,000 at a weighted average interest rate of 8.71% (with rates ranging from 7% to 9%) at September 30, 1996 and require principal payments of $5,272,000 in 1997, $7,500,000 in 1998 and $23,060,000 in 1999.

                     ANCHOR NATIONAL LIFE INSURANCE COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6. CONTINGENT LIABILITIES

     The Company has entered into two agreements in which it has guaranteed the liquidity of certain short-term securities of two municipalities by agreeing to purchase such securities in the event there is no other buyer in the short-term marketplace. In return the Company receives a fee. These guarantees total $182,600,000. Management does not anticipate any material future losses with respect to these guarantees.

     The Company is involved in various kinds of litigation common to its businesses. These cases are in various stages of development and, based on reports of counsel, management believes that provisions made for potential losses are adequate and any further liabilities and costs will not have a material adverse impact upon the Company's financial position or results of operations.

7. SHAREHOLDER'S EQUITY

     The Company is authorized to issue 4,000 shares of its $1,000 par value Common Stock. At September 30, 1996, 1995 and 1994, 3,511 shares are outstanding.

     Changes in shareholder's equity are as follows:

                                                                 YEARS ENDED SEPTEMBER 30,
                                                       ----------------------------------------------
                                                           1996             1995             1994
                                                       ------------     ------------     ------------
        ADDITIONAL PAID-IN CAPITAL:
          Beginning balance.........................   $252,876,000     $252,876,000     $252,876,000
          Capital contributions received............     27,387,000               --               --
                                                       ------------     ------------     ------------
          Ending balance............................   $280,263,000     $252,876,000     $252,876,000
                                                       ============     ============     ============
        RETAINED EARNINGS:
          Beginning balance.........................    191,346,000      152,088,000      127,936,000
          Net income................................     45,056,000       39,258,000       24,152,000
          Dividend paid.............................    (29,400,000)              --               --
                                                       ------------     ------------     ------------
          Ending balance............................   $207,002,000     $191,346,000     $152,088,000
                                                       ============     ============     ============
        NET UNREALIZED LOSSES ON DEBT AND EQUITY
          SECURITIES AVAILABLE FOR SALE:
          Beginning balance.........................   $ (5,673,000)    $(24,953,000)    $(13,230,000)
          Change in net unrealized gains/losses on
             debt securities available for sale.....     (2,904,000)      71,302,000      (69,407,000)
          Change in net unrealized gains/losses on
             equity securities available for sale...      3,538,000       (1,240,000)        (753,000)
          Change in adjustment to deferred
             acquisition costs......................       (400,000)     (40,400,000)      45,000,000
          Tax effects of net changes................        (82,000)     (10,382,000)      13,437,000
                                                       ------------     ------------     ------------
          Ending balance............................   $ (5,521,000)    $ (5,673,000)    $(24,953,000)
                                                       ============     ============     ============

     Dividends that the Company may pay to its shareholder in any year without prior approval of the Arizona Department of Insurance are limited by statute. The maximum amount of dividends which can be paid to shareholders of insurance companies domiciled in the state of Arizona without obtaining the prior approval of the Insurance Commissioner is limited to the lesser of either 10% of the preceding year's Statutory Surplus or the preceding year's statutory net gain from operations. A dividend in the amount of $29,400,000 was paid on March 18, 1996. No dividends were paid in fiscal years 1995 or 1994.

     Under statutory accounting principles utilized in filings with insurance regulatory authorities, the Company's net income for the nine months ended September 30, 1996 was $21,898,000. The statutory net income for the year ended December 31, 1995 was $30,673,000 and for the year ended December 31, 1994 was $35,060,000. The Company's statutory capital and

                     ANCHOR NATIONAL LIFE INSURANCE COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7. SHAREHOLDER'S EQUITY (CONTINUED)

surplus was $282,275,000 at September 30, 1996, $294,767,000 at December 31,
1995 and $219,577,000 at December 31, 1994.

8. INCOME TAXES

     The components of the provisions for federal income taxes on pretax income consist of the following:

                                                              NET REALIZED
                                                               INVESTMENT
                                                             GAINS (LOSSES)   OPERATIONS       TOTAL
                                                             --------------   -----------   -----------
        1996:

        Currently payable..................................   $   5,754,000   $21,849,000   $27,603,000
        Deferred...........................................     (10,347,000)    6,996,000    (3,351,000)
                                                               ------------   -----------   -----------
                  Total income tax expense.................   $  (4,593,000)  $28,845,000   $24,252,000
                                                               ============   ===========   ===========
        1995:

        Currently payable..................................   $   4,248,000   $22,980,000   $27,228,000
        Deferred...........................................      (6,113,000)    4,624,000    (1,489,000)
                                                               ------------   -----------   -----------
                  Total income tax expense.................   $  (1,865,000)  $27,604,000   $25,739,000
                                                               ============   ===========   ===========
        1994:

        Currently payable..................................   $  (6,825,000)  $10,135,000   $ 3,310,000
        Deferred...........................................      (1,320,000)   20,715,000    19,395,000
                                                               ------------   -----------   -----------
                  Total income tax expense.................   $  (8,145,000)  $30,850,000   $22,705,000
                                                               ============   ===========   ===========

     Income taxes computed at the United States federal income tax rate of 35% and income taxes provided differ as follows:

                                                                     YEARS ENDED SEPTEMBER 30,
                                                              ---------------------------------------
                                                                 1996          1995          1994
                                                              -----------   -----------   -----------
        Amount computed at statutory rate...................  $24,258,000   $22,749,000   $23,562,000
        Increases (decreases) resulting from:
          Amortization of differences between book and tax
             bases of net assets acquired...................      464,000     3,049,000       465,000
          State income taxes, net of federal tax benefit....    2,070,000       437,000      (662,000)
          Dividends-received deduction......................   (2,357,000)           --            --
          Tax credits.......................................     (257,000)     (168,000)     (612,000)
          Other, net........................................       74,000      (328,000)      (48,000)
                                                              -----------   -----------   -----------
                  Total income tax expense..................  $24,252,000   $25,739,000   $22,705,000
                                                              ===========   ===========   ===========

     For United States federal income tax purposes, certain amounts from life insurance operations are accumulated in a memorandum policyholders' surplus account and are taxed only when distributed to shareholders or when such account exceeds prescribed limits. The accumulated policyholders' surplus was $14,300,000 at September 30, 1996. The Company does not anticipate any transactions which would cause any part of this surplus to be taxable.

                     ANCHOR NATIONAL LIFE INSURANCE COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8. INCOME TAXES (CONTINUED)

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax reporting purposes. The significant components of the liability for Deferred Income Taxes are as follows:

                                                                               SEPTEMBER 30,
                                                                        ---------------------------
                                                                            1996           1995
                                                                        ------------   ------------
        DEFERRED TAX LIABILITIES:
        Investments...................................................  $ 15,036,000   $ 14,181,000
        Deferred acquisition costs....................................   136,747,000    118,544,000
        State income taxes............................................     1,466,000      1,847,000
                                                                        ------------   ------------
                  Total deferred tax liabilities......................   153,249,000    134,572,000
                                                                        ------------   ------------
        DEFERRED TAX ASSETS:
        Contractholder reserves.......................................   (77,522,000)   (55,910,000)
        Guaranty fund assessments.....................................    (1,031,000)    (1,123,000)
        Other assets..................................................    (1,534,000)    (1,025,000)
        Net unrealized losses on certain debt and equity securities...    (2,973,000)    (3,055,000)
                                                                        ------------   ------------
                  Total deferred tax assets...........................   (83,060,000)   (61,113,000)
                                                                        ------------   ------------
        Deferred income taxes.........................................  $ 70,189,000   $ 73,459,000
                                                                        ============   ============

9. RELATED PARTY MATTERS

     The Company pays commissions to two affiliated companies, SunAmerica Securities, Inc. and Advantage Capital Corp. These broker-dealers represent a significant portion of the Company's business, amounting to approximately 15.6%, 14.1% and 14.5% of premiums in 1996, 1995 and 1994, respectively. Commissions paid to these broker-dealers totaled $16,906,000 in 1996, $9,435,000 in 1995 and $9,725,000 in 1994.

     The Company purchases administrative, investment management, accounting, marketing and data processing services from SunAmerica Financial, Inc., whose purpose is to provide services to the SunAmerica companies. Amounts paid for such services totaled $65,351,000 for the year ended September 30, 1996, $42,083,000 for the year ended September 30, 1995 and $36,934,000 for the year ended September 30, 1994. Such amounts are included in General and Administrative Expenses in the income statement.

     On December 31, 1995, the Parent made a $27,387,000 capital contribution to the Company, through the Company's direct parent, in exchange for the termination of its guaranty with respect to certain real estate owned in Arizona. Accordingly, the Company reduced the carrying value of this real estate to estimated fair value to reflect the termination of the guaranty.

     During the year ended September 30, 1995, the Company sold to the Parent real estate for cash equal to its carrying value of $29,761,000.

     During the year ended September 30, 1996, the Company sold various invested assets to the Parent, SunAmerica Life Insurance Company and Ford Life Insurance Company ("Ford") for cash equal to their current market values of $274,000, $8,968,000 and $38,353,000, respectively. The Company recorded net losses of $3,000 on such transactions.

     During the year ended September 30, 1996, the Company also purchased certain invested assets from SunAmerica Life Insurance Company and Ford for cash equal to their current market values of $5,159,000 and $23,220,000, respectively.

                     ANCHOR NATIONAL LIFE INSURANCE COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10. BUSINESS SEGMENTS

     Summarized data for the Company's business segments follow:

                                                                    TOTAL
                                                                 DEPRECIATION
                                                                     AND
                                                    TOTAL        AMORTIZATION       PRETAX            TOTAL
                                                  REVENUES         EXPENSE          INCOME           ASSETS
                                                -------------    ------------    ------------    ---------------
1996:
Annuity operations............................  $ 250,645,000    $ 43,974,000    $ 53,827,000    $ 9,092,770,000
Asset management..............................     29,711,000      18,295,000       2,448,000         74,410,000
Broker-dealer operations......................     31,851,000         449,000      13,033,000         37,355,000
                                                 ------------     -----------     -----------     --------------
          Total...............................  $ 312,207,000    $ 62,718,000    $ 69,308,000    $ 9,204,535,000
                                                 ============     ===========     ===========     ==============
1995:
Annuity operations............................  $ 205,698,000    $ 38,350,000    $ 55,462,000    $ 7,667,946,000
Asset management..............................     30,253,000      24,069,000         510,000         86,510,000
Broker-dealer operations......................     24,366,000         411,000       9,025,000         29,241,000
                                                 ------------     -----------     -----------     --------------
          Total...............................  $ 260,317,000    $ 62,830,000    $ 64,997,000    $ 7,783,697,000
                                                 ============     ===========     ===========     ==============
1994:
Annuity operations............................  $ 171,553,000    $ 26,501,000    $ 52,284,000    $ 6,473,065,000
Asset management..............................     32,803,000      19,330,000       7,916,000        102,192,000
Broker-dealer operations......................     20,914,000         408,000       7,120,000         26,869,000
                                                 ------------     -----------     -----------     --------------
          Total...............................  $ 225,270,000    $ 46,239,000    $ 67,320,000    $ 6,602,126,000
                                                 ============     ===========     ===========     ==============

                                   APPENDIX A
          CONDENSED FINANCIAL INFORMATION -- ACCUMULATION UNIT VALUES

                                                                INCEPTION          FISCAL            FISCAL            FISCAL
                                                                   TO               YEAR              YEAR              YEAR
                 PORTFOLIOS OF THE SEPARATE ACCOUNT             11/30/93          11/30/94          11/30/95          11/30/96
        -----------------------------------------------------  -----------       -----------       -----------       -----------
                ANCHOR TRUST

        Capital Appreciation*
                Beginning AUV................................      $10.00            $11.14            $10.64            $14.19
                End AUV......................................      $11.14            $10.64            $14.19            $17.63
                End # AUs....................................   3,606,855         8,462,152        13,247,155        20,470,395

        Growth*
                Beginning AUV................................      $10.00            $10.78            $10.41            $12.95
                End AUV......................................      $10.78            $10.41            $12.95            $16.32
                End # AUs....................................   1,719,857         3,950,678         5,968,263         7,557,844

        Natural Resources***
                Beginning AUV................................          --            $10.00            $ 9.27            $10.78
                End AUV......................................          --            $ 9.27            $10.78            $12.13
                End # AUs....................................          --            51,412           848,159         2,171,050

        Government and Quality Bond*
                Beginning AUV................................      $10.00            $10.32            $ 9.81            $11.51
                End AUV......................................      $10.32            $ 9.81            $11.51            $11.94
                End # AUs....................................   6,479,985         7,008,717         8,504,677         9,176,239

                SUNAMERICA TRUST

        Aggressive Growth****
                Beginning AUV................................          --                --                --            $10.00
                End AUV......................................          --                --                --            $10.29
                End # AUs....................................          --                --                --         3,165,900

        International Diversified Equities***
                Beginning AUV................................          --            $10.00            $ 9.77            $10.07
                End AUV......................................          --            $ 9.77            $10.07            $11.39
                End # AUs....................................          --           271,316         4,659,066        12,762,343

        Global Equities*
                Beginning AUV................................      $10.00            $10.86            $11.43            $13.01
                End AUV......................................      $10.86            $11.43            $13.01            $15.15
                End # AUs....................................   3,964,021        11,705,418        12,350,883        15,583,207

        Provident Growth*
                Beginning AUV................................      $10.00            $ 9.92            $ 9.79            $12.60
                End AUV......................................      $ 9.92            $ 9.79            $12.60            $14.88
                End # AUs....................................   4,322,769         7,610,104         8,932,998        10,354,025

                                                                INCEPTION          FISCAL            FISCAL            FISCAL
                                                                   TO               YEAR              YEAR              YEAR
                 PORTFOLIOS OF THE SEPARATE ACCOUNT             11/30/93          11/30/94          11/30/95          11/30/96
        -----------------------------------------------------  -----------       -----------       -----------       -----------
        Growth/Phoenix Investment Counsel*
                Beginning AUV................................      $10.00            $10.65            $ 9.79            $12.81
                End AUV......................................      $10.65            $ 9.79            $12.81            $14.94
                End # AUs....................................   6,078,952        10,477,818        11,457,899        12,077,737

        Alliance Growth*
                Beginning AUV................................      $10.00            $10.78            $10.53            $15.44
                End AUV......................................      $10.78            $10.53            $15.44            $19.46
                End # AUs....................................   2,153,075         4,997,778        10,560,070        18,333,555

        Venture Value***
                Beginning AUV................................          --            $10.00            $ 9.77            $13.29
                End AUV......................................          --            $ 9.77            $13.29            $16.68
                End # AUs....................................          --           355,083        11,270,792        29,247,554

        Federated Value****
                Beginning AUV................................          --                --                --            $10.00
                End AUV......................................          --                --                --            $11.00
                End # AUs....................................          --                --                --         1,021,137

        Growth-Income*
                Beginning AUV................................      $10.00            $10.47            $10.09            $13.32
                End AUV......................................      $10.47            $10.09            $13.32            $16.70
                End # AUs....................................   4,302,869         8,329,322        12,560,865        18,546,142

        Utility****
                Beginning AUV................................          --                --                --            $10.00
                End AUV......................................          --                --                --            $10.67
                End # AUs....................................          --                --                --           543,461

        Asset Allocation**
                Beginning AUV................................      $10.00            $10.30            $10.17            $12.64
                End AUV......................................      $10.30            $10.17            $12.64            $14.97
                End # AUs....................................   3,386,288        10,372,954        15,418,350        19,940,733

        Balanced/Phoenix Investment Counsel***
                Beginning AUV................................          --            $10.01            $ 9.95            $12.33
                End AUV......................................          --            $ 9.95            $12.33            $13.82
                End # AUs....................................          --            51,759         2,441,901         4,583,234

        SunAmerica Balanced****
                Beginning AUV................................          --                --                --            $10.00
                End AUV......................................          --                --                --            $11.04
                End # AUs....................................          --                --                --           817,039

                                                                INCEPTION          FISCAL            FISCAL            FISCAL
                                                                   TO               YEAR              YEAR              YEAR
                 PORTFOLIOS OF THE SEPARATE ACCOUNT             11/30/93          11/30/94          11/30/95          11/30/96
        -----------------------------------------------------  -----------       -----------       -----------       -----------
        Worldwide High Income***
                Beginning AUV................................          --            $10.00            $ 9.95            $11.36
                End AUV......................................          --            $ 9.95            $11.36            $14.20
                End # AUs....................................          --            53,315         1,040,828         3,196,739

        High-Yield Bond*
                Beginning AUV................................      $10.00            $10.98            $10.35            $11.48
                End AUV......................................      $10.98            $10.35            $11.48            $12.99
                End # AUs....................................   3,812,374         5,370,944         7,075,451         8,358,195

        Corporate Bond
          (formerly, Fixed Income)**
                Beginning AUV................................      $10.00            $10.12            $ 9.63            $11.10
                End AUV......................................      $10.12            $ 9.63            $11.10            $11.65
                End # AUs....................................   1,152,407         1,643,694         2,623,065         3,059,808

        Global Bond**
                Beginning AUV................................      $10.00            $10.25            $ 9.78            $11.20
                End AUV......................................      $10.25            $ 9.78            $11.20            $12.25
                End # AUs....................................   2,439,405         4,532,386         5,288,158         5,413,149

        Cash Management*
                Beginning AUV................................      $10.00            $10.07            $10.27            $10.67
                End AUV......................................      $10.07            $10.27            $10.67            $11.04
                End # AUs....................................   2,442,124         8,623,034         8,372,979         8,005,908


---------------

AUV -- Accumulation Unit Value

AU  -- Accumulation Units

      * "Inception Date" is February 9, 1993.

     ** "Inception Date" is July 1, 1993.

    *** "Inception Date" is October 31, 1994.

   **** "Inception Date" is June 3, 1996.

                                   APPENDIX B
        WITHDRAWALS, WITHDRAWAL CHARGES AND THE MARKET VALUE ADJUSTMENT

PART 1 -- SEPARATE ACCOUNT (THE MARKET VALUE ADJUSTMENT DOES NOT APPLY TO THE SEPARATE ACCOUNT)

     These examples assume the following:

          (1) The Initial Purchase Payment was $10,000, allocated solely to one Portfolio;

          (2) The date of full surrender or partial withdrawal occurs during the 3rd Contribution Year;

          (3) The Owner's Contract Value at the time of surrender or withdrawal is $12,000; and

          (4) No other Purchase Payments or previous partial withdrawals have been made.

     EXAMPLE A -- FULL SURRENDER:

          (1) Earnings in the Portfolio ($12,000 - $10,000 = $2,000) are not subject to the Withdrawal Charge.

          (2) The balance of the full surrender ($12,000 - $2,000 = $10,000) is subject to the Withdrawal Charge applicable during the 3rd Contribution Year (4%, from the Withdrawal Charge Table).

          (3) The amount of the Withdrawal Charge is .04 X $10,000 = $400.

          (4) The amount of the full surrender is $12,000 - $400 = $11,600.

     EXAMPLE B -- PARTIAL WITHDRAWAL (IN THE AMOUNT OF $3,000):

          (1) For the same reason as given in Step 1 of Example A, above, $2,000 can be withdrawn free of the Withdrawal Charge.

          (2) Although 10% of the Purchase Payment is available without imposition of a Withdrawal Charge (.10 X $10,000 = $1,000), this free withdrawal amount is, like the Withdrawal Charge, applied first to earnings. Since the earnings exceed the free withdrawal amount, only the earnings can be withdrawn free of the scheduled Withdrawal Charge.

          (3) The balance of the requested partial withdrawal
     ($3,000 - $2,000 = $1,000) is subject to the Withdrawal Charge applicable during the 3rd Contribution Year (4%).

          (4) The amount of the Withdrawal Charge is equal to the amount required to complete the partial withdrawal ($3,000 - $2,000 = $1,000) divided by (1 - .04) = 0.96, less the amount required to complete the partial withdrawal.

          Withdrawal Charge = ($1,000/0.96) - $1,000
                            = $41.67

     In this example, in order for the Owner to receive the amount requested ($3,000), a gross withdrawal of $3,041.67 must be processed with $41.67 representing the Withdrawal Charge calculated above.

     Examples C and D assume the following:

          (1) The Initial Purchase Payment was $20,000, allocated solely to one Portfolio;

          (2) The full surrender or partial withdrawal occurs during the 2nd Contribution Year;

          (3) The Owner's Contract Value at the time of surrender or withdrawal is $21,500; and

          (4) No other Purchase Payments or partial withdrawals have been made.

     EXAMPLE C -- PARTIAL WITHDRAWAL (IN THE MAXIMUM AMOUNT AVAILABLE WITHOUT
                  WITHDRAWAL CHARGE):

          (1) Earnings in the Portfolio ($21,500 - $20,000 = $1,500) are not subject to the Withdrawal Charge.

          (2) An Additional Free Withdrawal of 10% of the Purchase Payments less earnings (.10 X $20,000 - $1,500 = $500) is also available free of the Withdrawal Charge, so that

          (3) The maximum partial withdrawal without Withdrawal Charge is the sum of the Earnings and the Additional Free Withdrawal
     ($1,500 + $500 = $2,000).

     EXAMPLE D -- FULL SURRENDER IMMEDIATELY FOLLOWING THE PARTIAL WITHDRAWAL IN
                  EXAMPLE C:

          (1) The Owner's Contract Value after the partial withdrawal in Example C is $21,500 - $2,000 = $19,500.

          (2) The Purchase Payment amount for calculating the Withdrawal Charge is the original $20,000 (Additional Free Withdrawal amounts do not reduce the Purchase Payment amount for purposes of calculating the Withdrawal Charge).

          (3) The amount of the Withdrawal Charge is .05 X $20,000 = $1,000.

          (4) The amount of the full surrender is $19,500 - $1,000 = $18,500.

PART 2 -- GENERAL ACCOUNT -- EXAMPLES OF THE MARKET VALUE ADJUSTMENT (MVA)

     The Market Value Adjustment Factor is reproduced here for convenience:

                                                 N/12
                        [(1 + I)/(1 + J + 0.005)]     -1

where

     I    is the Guarantee Rate in effect;

     J is the Current Interest Rate available for a period equal to the number of years remaining in the Guarantee Period at the time of withdrawal, transfer or annuitization (fractional years are rounded up to the next full year); and

     N is the number of full months remaining in the Guarantee Period at the time the withdrawal, transfer or annuitization request is processed.

     These examples assume the following:

          (1) An initial Purchase Payment of $10,000 was made and allocated to a ten year Guarantee Period with a Guarantee Rate of 7% (.07);

          (2) a partial withdrawal of $4,000 is requested 2 1/2 years (30 months) from the expiration date (i.e., N = 30);

          (3) the accumulated value attributable to the Purchase Payment (i.e., the Guarantee Amount) on the date of withdrawal is $16,297.02; and

          (4) no transfers, additional Purchase Payments, or other withdrawals have been made.

     The Guarantee Amount of $16,297.02 reflects deductions for Contract Administration Charges at each anniversary. Since the withdrawal is effected in the Purchase Payment's 7th contribution year, no Withdrawal Charge is applicable.

    EXAMPLE OF A NEGATIVE MVA:

          Assume that on the date of withdrawal, the Current Interest Rate for a new Guarantee Period of 3 years (2 1/2 years rounded up to the next full year) is 8%:
                                                    N/12
          The MVA factor =  [(1 + I)/(1 + J + .005)]     -1
                                                  (30/12)
                         =  [(1.07)/(1.08 + .005)]        -1
                                      2.5
                         =  (0.986175)    -1

                         =  0.965795 -1

                         =  -0.034205

          The requested withdrawal amount is multiplied by the MVA factor to determine the MVA:

                     MVA = $4,000 X (-0.034205) = -$136.82

          $136.82 represents the MVA that will be deducted from the remaining accumulated value.

    EXAMPLE OF A POSITIVE MVA:

          Assume that on the date of withdrawal, the Current Interest Rate for a new Guarantee Period of 3 years is 6%:
                                                    N/12
          The MVA factor =  [(1 + I)/(1 + J + .005)]     -1
                                                 (30/12)
                         =  [(1.07)/(1.06 +.005)]        -1
                                      2.5
                         =  (1.004695)    -1

                         =  1.011778 -1

                         =   +0.011778

          The requested withdrawal amount is multiplied by the MVA factor to determine the MVA:

                          $4,000 X 0.011778 = +$47.11

          $47.11 represents the MVA that would be added to the amount withdrawn.

PART 3 -- GENERAL ACCOUNT -- EXAMPLE OF FULL WITHDRAWAL WITH MVA AND WITHDRAWAL CHARGE

     Assume the same facts as in Part 2, above, except that under assumption (2) a complete withdrawal is requested with 4 1/2 years (54 months) remaining in the Guarantee Period (i.e., N = 54). The Guarantee Amount on the date of withdrawal is $14,299.91. As was the case with the Examples in Part 1, above, the earnings may be withdrawn free of Withdrawal Charge, leaving the initial Purchase Payment of $10,000 subject to the Charge. The applicable Withdrawal Charge, from the table on page 22 of the prospectus, is 2% or $200.

     EXAMPLE OF A NEGATIVE MVA:

          Assume that on the date of withdrawal the Current Interest Rate for a new Guarantee Period of 5 years is 8%:
                                                   N/12
          The MVA factor = [(1 + I)/(1 + J + .005)]     -1
                                                 (54/12)
                         = [(1.07)/(1.08 + .005)]        -1
                                     4.5
                         = (0.986175)    -1

                         = 0.939276 -1

                         = -0.060724

          The Withdrawal Charge of $200 is applied first; the MVA factor is applied against the remaining Guarantee Amount:

          MVA = ($14,299.91 - $200) X (-0.060724) = -$856.20

          The net amount available upon withdrawal is the Guarantee Amount reduced by the Withdrawal Charge, the MVA, and the Contract Administration
     Charge:

          $14,299.91 - $200 - $856.20 - $35 = $13,208.71.

     EXAMPLE OF A POSITIVE MVA:

          Assume that on the date of withdrawal the Current Interest Rate for a new Guarantee Period of 5 years is 6%:
                                                   N/12
          The MVA factor = [(1 + I)/(1 + J + .005)]     -1
                                                 (54/12)
                         = [(1.07)/(1.06 + .005)]        -1
                                     4.5
                         = (1.004695)    -1

                         = 1.021301 -1

                         = +0.021301

          The MVA is:

          ($14,299.91 - $200) X (0.021301) = $300.34

          And the net amount available upon withdrawal is the Guarantee Amount reduced by the Withdrawal Charge and Contract Administration Charge and increased by the MVA:

          $14,299.91 - $200 + $300.34 - $35 = $14,365.25

                                   APPENDIX C

                       SAMPLE DEATH BENEFIT COMPUTATIONS

     Assume that P, at age 55, purchases a Certificate on September 1, 1992, with an initial Purchase Payment of $10,000. P makes no additional Purchase Payments and effects no withdrawals or annuitizations; ten years later, P dies.

     If P's Contract Value had experienced a positive net investment experience over the ten-year period, the standard Death Benefit would be P's Account Value at his death. However, if the overall investment experience had been negative, so that P's Contract Value at his death was less than his $10,000 Purchase Payment, the standard Death Benefit would be the amount of the Purchase Payment ($10,000).

     Under the terms of the enhanced Death Benefit provisions, which are currently applicable in all states, the minimum guaranteed benefit at P's death (regardless of the investment experience of his Contract Value in the intervening years) would be his $10,000 Purchase Payment accumulated at 4% annually over the ten-year period until his death, computed as follows:

                          10
          $10,000 X (1.04)
        = $10,000 X 1.480244
        = $14,802.44      (A)

     Of course, if P's Contract Value had experienced an overall return over the ten-year period greater than the equivalent of 4% compounded annually, P's Contract Value at his death would have been greater than the $14,802.44 as computed above; the enhanced Death Benefit under those circumstances would be at least such greater amount. For example, if P's Contract Value had increased each year by 5% of its value at the beginning of the year, the Contract Value at his death would have been:

                          10
          $10,000 X (1.05)
        = $10,000 X 1.628895
        = $16,288.95      (B)

     In addition, the enhanced Death Benefit contains a provision alternatively setting the minimum benefit at P's Contract Value on the seventh Certificate anniversary (September 1, 1999), accumulated thereafter at 4% per annum. In the example given immediately above, P's Contract Value at September 1, 1999 would have been:

                          7
          $10,000 X (1.05)
        = $10,000 X 1.40710
        = $14,071.00

     That amount, accumulated at 4% per annum for the next 3 years until P's death, is:

                             3
          $14,071.00 X (1.04)
        = $14,071.00 X 1.124864
        = $15,827.96      (C)

     The greatest of (A), (B) or (C) computed above is (B) (P's Contract Value at his death), i.e., $16,288.95. Accordingly, P's enhanced Death Benefit would be that amount.

     In the example above, the provision relating to Contract Value at the seventh Contract Anniversary did not affect the amount of the enhanced Death Benefit. However, if P's Contract Value had declined in value (or increased at a rate less than 4% per annum) since the seventh Certificate anniversary, instead of continuing to appreciate at the rate of 5% per annum as was assumed, the Contract Value at his death would have been less than the Contract Value at the seventh Contract Anniversary as accumulated to P's death. In this last circumstance, the enhanced Death Benefit would have been set at $15,827.96, as computed in (C) above.

Please forward a copy (without charge) of the Statement of Additional Information concerning POLARIS Variable Annuity Contracts to:

              (Please print or type and fill in all information.)

------------------------------------------------------------------------------
  Name

------------------------------------------------------------------------------
  Address

------------------------------------------------------------------------------
  City/State/Zip

------------------------------------------------------------------------------

Date: ________________________   Signed:______________________________________

Return to: Anchor National Life Insurance Company, Annuity Service Center, P.O. Box 54299, Los Angeles, California 90054-0299.